As filed with the Securities and Exchange Commission on November 8, 2012

Registration No. 333-162507

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GENSPERA, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	20-0438951
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2511 N Loop 1604 W, Suite 204
San Antonio, TX 78258
(210) 479-8112
FAX (210) 479-8113

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Agent for Service:
National Corporate Research
800 Brazos St., Suite 400
Austin, TX 78701
800-345-4647

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Raul Silvestre

Silvestre Law Group, P.C.

31200 Via Colinas, Suite 200

Westlake Village, CA 91362

(818) 597-7552

Fax (818) 597-7551

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE

Explanatory Note

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement is a combined prospectus relating to:

(i) the resale of 5,762,715 common shares previously registered on registration statement no. 333-162507; and

(iii) the resale of 6,876,453 common shares previously registered on registration statement no. 333-175248.

This Post-Effective Amendment No. 4 to Form S-1 (this “Post-Effective Amendment”) is being filed pursuant to Section 10(a)(3) of the Securities Act to update the above referenced registration statements on Form S-1, which was previously declared effective by the Securities and Exchange Commission. This filing does not involve the registration of any new shares of common stock.

All applicable registration fees were paid at the time of the original filing of the Registration Statement.

SUBJECT TO COMPLETION, DATED November 8, 2012

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

12,639,168 Shares

Common Stock

This prospectus relates to the resale of 12,639,168 shares of our common stock, by the selling stockholders identified in the selling stockholders tables beginning on page 20 of this prospectus (“Selling Stockholders”). We will not receive any proceeds from the sale of these shares.

The prices at which the Selling Stockholders may sell their shares will be determined by the prevailing market price for the shares or in privately negotiated transactions or in any other manner as described in the “Plan of Distribution” section of this prospectus. Information regarding the Selling Stockholders is provided under the “Selling Stockholders” section of this prospectus.

Our common stock is quoted on the Over-the-Counter Bulletin Board (the “OTCBB”) and on the Pinksheets under the symbol “GNSZ.”  On November 5, 2012, the closing price of our common stock was $2.71 per share.  You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

Our principal executive offices are located at  2511 N Loop 1604 W, Suite 204, San Antonio, Texas, 78258, telephone number 210-479-8112.

Investing in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section of this prospectus entitled “Risk Factors” beginning on page 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is __.

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You may rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus. This prospectus may be used only where it is legal to offer and sell these securities.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

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USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus, including our financial statements and related notes, before purchasing our securities. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently consider immaterial may also adversely affect our business. We have attempted to identify below the major factors that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all such factors.

If any of the following events were to occur, our business, financial condition and results of operations could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you could lose your entire investment.

Risks Relating To Our Business and Stage of Development

We have not yet generated any product revenues and will need to raise additional capital by the end of the first quarter of 2013 to continue to operate our business.

Since inception in 2003 and through June 30, 2012, we have raised approximately $17,457,000 in capital. During this same period, we have recorded accumulated losses totaling $24,012,770. As of June 30, 2012 we had working capital of $2,873,475 and stockholders’ equity of $968,793. To date, we have generated no product revenues. Until, and unless, we receive complete clinical testing results, submit a marketing application and receive approval from the FDA and other regulatory authorities for our product candidate(s), we cannot sell our compounds and will not generate any revenues from the sale of our products. Currently, our only product candidates in development are G-202 and G-115. Neither of these products is approved for sale by the FDA. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from cash on hand and future offerings of our securities. As of June 30, 2012, we had cash and cash equivalents of $3,948,573. Accordingly, based on our cash at June 30, 2012, we believe we have sufficient cash on hand to fund our operations until February 2013. However, changes may occur that would consume our available capital before that time, including changes in and progress of our development activities, acquisitions of additional product candidates and changes in regulation. Accordingly, we will need additional capital to fund our continuing operations. Since we do not generate any revenue, the most likely sources of such additional capital include the sale of our securities or funds from a potential strategic licensing or collaboration transaction involving the rights to one or more of our product candidates or from grants. To the extent that we raise additional capital by issuing equity securities, our stockholders will likely experience dilution, which may be significant. If we raise additional funds through collaborations and licensing arrangements, it may be necessary to relinquish some rights to our technologies, product candidates or products, or grant licenses on terms that are not favorable to us. If we raise additional funds by incurring debt, we could incur significant interest expense and become subject to covenants in the related transaction documentation that could affect the manner in which we conduct our business.

We have no committed sources of additional capital and our access to capital funding is always uncertain. Accordingly, despite our ability to secure adequate capital in the past, there is no assurance that additional equity or debt financing will be available to us when needed, on acceptable terms or even at all. In the event that we are not able to secure financing, we may have to delay, reduce the scope of, or eliminate one or more of our research, development or commercialization programs, product launches, or marketing efforts. Any such change may materially harm our business, financial condition, and operations.

We are an early development-stage company and are not profitable and may never be profitable.

Our net losses for the two most recent fiscal years ended December 31, 2011 and 2010 were $5,714,107 and $4,257,839, respectively. Net losses for the three and six months ended June 30, 2012 were $855,327 and $3,849,295, respectively. Since inception, we have generated no revenue. We intend to develop our drug candidates through Phase I/II clinical trials, and then license or sell our drug candidates to third parties. It is expected that such third parties would then continue to develop, market, sell, and distribute the resulting products. Even if we succeed in developing one or more product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We cannot predict the extent of these

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future net losses, or when we may attain profitability, if at all. If we are unable to generate significant revenue or attain profitability, we will not be able to sustain operations and will have to curtail significantly or cease operations.

All of our product candidates are in an early stage of development and we may never succeed in developing and/or commercializing them. If we are unable to commercialize G-202 or any of our other product candidates, or if we experience significant delays in doing so, our business may fail.

Our products are in various stages of early development and significant financial resources are required to develop commercially viable products and obtain regulatory approval. We have invested a significant portion of our efforts and financial resources in the development of G-202, together with limited pre-clinical development of G-115, and depend heavily on their success. We will need to devote significant additional research and development efforts, financial resources and personnel to develop commercially viable products, obtain regulatory approvals and establish a sales and marketing infrastructure. We may encounter hurdles and unexpected issues as we proceed in the development of G-202 and G-115 and our other product candidates. There are many reasons that we may not succeed in our efforts to develop our product candidates, including the possibility that:

•	we may be unable to enroll sufficient subjects to complete our studies in a timely manner;

•	unexpected safety issues may occur and additional studies or analyses may be required to characterize and understand those issues, or our studies may be terminated by the institutional review boards or the FDA;

•	our product candidates will be deemed ineffective, unsafe or will not receive regulatory approvals;

•	our product candidates will be too expensive to manufacture or market or will not achieve broad market acceptance;

•	others may claim proprietary rights that will prevent us from marketing our product candidates; or

•	our competitors will market products that are perceived as equivalent or superior.

If we fail to develop and commercialize our product candidates, our business will be materially harmed and could fail.

We have a limited operating history and may not be able to effectively operate our business.

Our limited operating history means that there is a high degree of uncertainty in our ability to:

•	develop and commercialize our technologies and proposed products;

•	obtain regulatory approval to commence marketing our products;

•	identify, hire and retain any needed additional management or scientific personnel to develop and implement our product development plans and conduct pre-clinical and clinical testing;

•	manage potential rapid growth with our current limited managerial, operational and financial resources;

•	achieve market acceptance or insurance reimbursement for any of our proposed products, if successfully developed;

•	respond to competition; or

•	operate the business, as management has not previously undertaken such actions as a company.

No assurances can be given as to exactly when, if at all, we will be able to fully develop, license, commercialize, market, sell and derive any revenues from our proposed products in development.

Raising capital may be difficult as a result of our limited operating history.

When making investment decisions, investors typically look at a company’s historical performance in evaluating the risks and operations of the business and the business’s future prospects. Our limited operating history makes such evaluation, as well as any estimation of our future performance, substantially more

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difficult. As a result, investors may be unwilling to invest in us or such investment may be on terms or conditions which are not acceptable. If we are unable to secure additional financing, we may need to cease operations or materially scale back our business plan and/or operations.

We depend on Craig A. Dionne, PhD, our Chief Executive Officer, to manage and drive the execution of our business plans, develop our products and core technologies and pursue collaborative relationships; the loss of Dr. Dionne would materially and adversely affect our business.

Although we have entered into an employment agreement with Dr. Dionne, there can be no assurance that he will continue to provide services to us. A voluntary or involuntary termination of employment by Dr. Dionne could have a materially adverse effect on our business.

We may be required to make significant payments to members of our management in the event their employment with us is terminated or if we experience a change of control.

We are a party to employment agreements with each of Dr. Dionne and other members of management. In the event we terminate the employment of any of these executives, we experience a change in control or, in certain cases, if such executive terminates his employment with us, such executive will be entitled to receive certain severance and related payments. Additionally, in such instance, certain securities held by Dr. Dionne and other members of management will become immediately vested and exercisable. Upon the occurrence of any such event, our obligation to make such payments could significantly impact our working capital and, accordingly, our ability to execute our business plan which could have a materially adverse effect to our business. Also, these provisions may discourage potential takeover attempts that could be beneficial to our stockholders.

If our management team is not effective or if we fail to attract, hire or retain qualified personnel, we may not be able to design, develop or commercialize our products successfully or manage our business.

Our anticipated growth and expansion may require the addition of new personnel and the development of additional expertise by existing management. There is intense competition for qualified personnel in such areas. Accordingly, there can be no assurances that we will be able to attract and retain the qualified personnel necessary for the successful development of our business.

The market for our proposed products is rapidly changing and competitive, and new drugs and new treatments, which may be developed by others, could impair our ability to maintain and grow our business and remain competitive.

The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change. Developments by others may render our proposed products noncompetitive or obsolete, or we may be unable to keep pace with technological developments and other market factors. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase.

As a pre-revenue company engaged in the early development of prodrug cancer therapeutics, our resources are limited and we may experience technical challenges inherent in the early development of these therapeutics. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition. Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic efforts compared to our proposed products. Our competitors may develop drugs that are safer, more effective and less costly than our proposed products and, therefore, present a serious competitive threat to us.

The potential widespread acceptance of therapies that are alternatives to ours may limit market acceptance of our proposed products, even if commercialized. Many of our targeted diseases and conditions can also be treated by other medications and treatments. These treatments may be widely accepted in medical communities and have a longer history of use. The established use of competitive drugs may limit the potential for our technologies, formulations and products to receive widespread acceptance even if commercialized.

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Our competitors in the biotechnology and pharmaceutical industries have significantly greater operating histories and financial resources than we have.

We compete against numerous companies, many of which have substantially greater financial and other resources than we have. Several such competitors have research programs and/or efforts to treat the same diseases we target. Companies such as Merck & Co., Inc., Ipsen, Johnson & Johnson, and Sanofi S.A., as well as others, have substantially greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations than we have and are better situated to compete with us. As a result, our competitors may bring competing products to market that would result in a decrease in demand for our product, if developed, which could have a materially adverse effect on the viability of the company.

We are dependent upon third parties to develop our product candidates, and such parties are, to some extent, outside of our control.

We depend upon independent investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us. These individuals and/or entities are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If these third parties fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the development of our drug candidates and corresponding FDA approval could be delayed or fail entirely.

We intend to rely exclusively upon third-party FDA-regulated manufacturers and suppliers for our products.

We currently have no internal manufacturing capability, and will rely exclusively on FDA-approved licensees, strategic partners or third party contract manufacturers or suppliers for the foreseeable future. Because manufacturing facilities are subject to regulatory oversight and inspection, failure to comply with regulatory requirements could result in material manufacturing delays and product shortages, which could delay or otherwise negatively impact our clinical trials and product development. Should we be forced to manufacture our products, we cannot give you any assurance that we will be able to develop internal manufacturing capabilities or procure third party suppliers for raw materials. In the event we seek third party suppliers or alternative manufacturers, they may require us to purchase a minimum amount of materials or could require other unfavorable terms. Any such event would materially impact our business prospects and could delay the development of our products. Moreover, we cannot give you any assurance that any contract manufacturers or suppliers that we select will be able to supply our products in a timely or cost effective manner or in accordance with applicable regulatory requirements or our specifications.

We may not be able to establish or maintain the third-party relationships that are necessary to develop or potentially commercialize some or all of our product candidates.

We have limited experience in marketing, sales or distribution and currently do not intend to develop a sales and marketing infrastructure to commercialize our products. If we develop commercial products, we will need to rely on collaborators, partners, licensees, clinical research organizations or other third parties to support our discovery efforts, and to conduct clinical trials for all or some of our product candidates. We cannot guarantee that we will be able to successfully negotiate agreements for or maintain relationships with collaborators, partners, licensees, clinical investigators, vendors or other third parties on a commercially reasonable basis, if at all. Our ability to successfully negotiate such agreements will depend on, among other things, potential partners’ evaluation of our technology over competing technologies and the quality of the pre-clinical and clinical data that we have generated, and the perceived risks specific to generating our product candidates.

If we fail to establish such third-party relationships as anticipated, we could experience delays in the commercialization of our products.

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Our business is dependent upon securing and importing sufficient quantities of Thapsia garganica seeds that currently grows in very specific locations outside of the United States.

The therapeutic component of our products, including our lead compound G-202, is referred to as 12ADT. 12ADT is derived from a material called thapsigargin. Thapsigargin is derived from the seeds of a plant referred to as Thapsia garganica, which grows along the coastal regions of the Mediterranean Sea. We currently secure the seeds from Thapsibiza, SL, a third-party supplier. There can be no assurances that Thapsia garganica will continue to grow in sufficient quantities to produce an adequate supply of seeds for the production of sufficient quantities of thapsigargin, or that the countries from which we can secure Thapsia garganica will continue to allow Thapsibiza, SL, to collect such seeds and/or export the seeds derived from Thapsia garganica to the United States. The process of importing Thapsia garganica seeds is subject to U.S. import and export laws and controls. Our supply agreement with Thapsibiza, SL (our sole supplier) expires on April 6, 2017. The agreement also provides that either party may extend the agreement for an additional 5 years by providing the other party 30 days’ written notice prior to its expiration. In the event we are no longer able to obtain these seeds in the future, we will not be able to produce our proposed drug and our business will be adversely affected.

We may be required to locate, secure and finance land for cultivation and harvesting of Thapsia garganica to satisfy our needs for clinical development of our therapies.

We believe that we can satisfy our needs for the clinical development of G-202, through completion of Phase III clinical studies, from Thapsia garganica that grows naturally in the wild. In the event G-202 is approved for commercial marketing, our current supply of Thapsia garganica may not be sufficient for the anticipated demand. We estimate that in order to secure sufficient quantities of Thapsia garganica for the commercialization of a product comprising G-202, we will need to secure adequate acreage of land to cultivate and grow Thapsia garganica. We have not yet fully assessed the amount of land or other costs that would be associated with a full-scale farming operation. There can be no assurances that we can secure adequate acres of land, or that even if we are able to do so, that we could grow sufficient quantities of Thapsia garganica to satisfy any commercial objectives that involve G-202. Our inability to secure adequate seeds will result in us not being able to develop and manufacture our proposed drug candidates and will adversely impact our business. Additionally, due to the toxic nature of the plant, our harvesting of Thapsia garganica could be subject to various environmental and/or zoning laws, the violation of which could materially impact our product development.

The synthesis of 12ADT must be conducted in special facilities.

There are a limited number of manufacturing facilities qualified to handle and manufacture toxic therapeutic agents and compounds. This limits the potential number of possible manufacturing sites for our therapeutic compounds derived from Thapsia garganica. No assurances can be provided that these facilities will be available for the manufacture of our therapeutic compounds under our time schedules or within the parameters of our manufacturing budget. In the event facilities are not available for the manufacturing of our therapeutic compounds, our business and future prospects will be adversely affected.

Our current manufacturing process requires acetonitrile, which in the past has been in short supply.

The current manufacturing process for our compounds requires the common solvent acetonitrile. From late 2008 through 2009 there was a worldwide shortage of acetonitrile for a variety of reasons. We observed during that time that the available supply of acetonitrile was of variable quality, some of which was not suitable for our purposes. If we are unable to successfully change our manufacturing methods to avoid the reliance upon acetonitrile, we may incur longer production timelines and increased production costs in the future if such shortage reoccurs, which would harm our financial results. In an extreme case this situation could adversely affect our ability to manufacture our compounds altogether, thus significantly impacting our future operations.

Our proposed products may not be accepted by the health care community.

Our proposed products, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to utilize them. We are attempting to

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develop products that will likely be first approved for marketing as a treatment for late stage cancer where there is no truly effective standard of care. If approved for use in late stage cancer, the drugs will then be evaluated in earlier stages where they would represent a substantial departure from established treatment methods and will compete with a number of more conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. It is too early in the development cycle of the drugs for us to accurately predict our major competitors. The degree of market acceptance of any of our developed products will depend on a number of factors, including but not limited to:

•	our demonstration to the medical community of the clinical efficacy and safety of our proposed products;

•	our ability to create products that are superior to alternatives currently on the market;

•	our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

•	the reimbursement policies of government and third-party payors.

There can be no assurance that such reimbursement will be available at all or without substantial delay, or if such reimbursement is provided, that the approved reimbursement amounts will be sufficient to support demand for our services at a level that will be profitable. If the health care community does not accept our products, our business will be materially harmed.

Our therapeutic compounds have not been subjected to large scale manufacturing procedures and may not be able to be manufactured profitably on a large enough scale to support late stage clinical trials or commercialization.

To date, G-202 and G-115 have only been manufactured at a scale which is adequate to supply early stage clinical trials and our research activities. There can be no assurance that the current procedures for manufacturing G-202 or G-115 will work at a scale which is adequate for commercial needs. In the event our therapeutic compounds cannot be manufactured in sufficient commercial quantities, our future prospects could be significantly impacted and our financial prospects would be materially harmed.

We are exposed to product liability risks, which could place a financial burden upon us, should we be sued.

We have obtained limited product liability insurance coverage for our clinical trials. However, we may not be able to secure or maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against all losses we may incur. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our assets may not be sufficient to cover such claims and our business, financial condition and results of operations could be materially adversely affected.

Risks Relating to our Intellectual Property

Our competitive position is contingent upon the production of our intellectual property and we may not be able to withstand challenges to our intellectual property rights.

We rely on our intellectual property, including our issued and applied for U.S. and foreign patents as well as our licenses, as the foundation of our business. If our intellectual property rights are challenged, no assurances can be given that our patents or licenses will survive claims alleging invalidity or infringement on other patents and/or licenses. In addition, disputes may arise regarding inventorship of our intellectual property. It is possible that our products may be infringing upon existing patents that we are currently unaware of. As the number of participants in the market grows, the possibility of patent infringement claims against us increases. It is difficult, if not impossible, to determine how such disputes would be resolved. Furthermore, because of the substantial amount of discovery required in connection with patent litigation, there is a risk that some of our confidential information could be required to be publicly disclosed. In addition, during the course of patent litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. Any litigation claims against us may cause us to incur substantial costs and could place a significant strain upon our financial resources, divert the attention of management or restrict our core business or result in the public disclosure of confidential information. The occurrence of any of the foregoing could materially impact our business.

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We instituted a declaratory judgment action in the United States District Court of Maryland on March 12, 2012. We, as the licensee, are seeking a declaratory judgment that the current named inventors on U.S. Patent Nos. 7,468,354 (the “354 patent”) and 7,767,648 (the “648 patent”) are the only inventors of the underlying inventions. The outcome of this litigation could materially and adversely affect the validity and ownership of these patents and possibly other related applications. However, because this litigation is in its early stages, and due to the inherent uncertainty surrounding the litigation process, we are unable to reasonably estimate the ultimate outcome or the impact of such outcome at this time. See “Legal Proceedings” in this prospectus.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use of, our technology.

Some or all of our patent applications may not issue as patents, or the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors, if any, may be challenged and subsequently narrowed, invalidated or circumvented. Patent litigation is widespread in the biotechnology industry and could harm our business. Litigation might be necessary to protect our patent position or to determine the scope and validity of third-party proprietary rights.

If we choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company would have the right to ask the court to rule that such patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and we may not have the required resources to pursue such litigation or to protect our patent rights. In addition, there is a risk that the court will decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights in these patents.

Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court will order us to pay the other party treble damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity in the United Sates, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications and could further require us to obtain rights to issued patents covering such technologies. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference or other proceeding in the U.S. Patent and Trademark Office, or the PTO, or a court to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

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Obtaining and maintaining our patent protection depends upon compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Our failure to secure trademark registration could adversely affect our ability to market our product candidates and our business.

Our trademark applications in the United States, when filed, and any other jurisdictions where we may file, may not be allowed for registration, and our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the PTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our ability to market our product candidates and our business.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could impede our ability to compete.

Because we operate in the highly technical field of biotechnology and pharmaceutical development, we rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others will not develop the same or similar technologies on their own. We have taken steps, including entering into confidentiality agreements with our employees to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us will be our property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We may not be able to adequately protect our intellectual property.

Considerable research with regard to our technologies has been performed in countries outside of the United States. The laws in some of those countries may not provide protection for our trade secrets and intellectual property. If our trade secrets or intellectual property are misappropriated in those countries, we may be

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without adequate remedies to address the issue. Additionally, we also rely on confidentiality and assignment of invention agreements to protect our intellectual property. These agreements provide for contractual remedies in the event of misappropriation. We do not know to what extent, if any, these agreements and any remedies for their breach will be enforced by a foreign or domestic court. In the event our intellectual property is misappropriated or infringed upon and an adequate remedy is not available, our future prospects will greatly diminish.

Additionally, prosecuting and maintaining intellectual property (particularly patent) rights are very costly endeavors. We do not know whether legal and government fees will increase substantially and therefore are unable to predict whether cost may factor into our intellectual property strategy.

Risks Relating to Government Regulations

Thapsia garganica and thapsigargin are highly toxic and we may be liable for any contamination or injury we may cause or any environmental and safety law we may violate.

The therapeutic component of our products, including our lead product G-202, is derived from the natural product, thapsigargin, which is isolated from the seeds of the plant Thapsia garganica. Both thapsigargin, as well as seeds of Thapsia garganica, are highly toxic. As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures and the handling of toxic materials. We may be required to incur significant costs to comply with current or future environmental laws and regulations and may be adversely affected by the cost of compliance with these laws and regulations. Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, state or federal authorities could curtail our use of these materials and we could be liable for any civil damages that result, the cost of which could be substantial. Further, any failure by us to control the use, disposal, removal or storage, or to adequately restrict the discharge, or assist in the clean-up of toxic substances could subject us to significant liabilities, including joint and several liabilities under certain statutes. Although we feel this risk may be minimized through our use of third parties, it is possible that the employees of such contractors could suffer medical issues related to the handling of these toxic agents and subsequently seek compensation from us via, for example, litigation. Any such liability could exceed our resources and could have a material adverse effect on our business, financial condition and results of operations. No assurances can be given, despite our contractual relationship with the third-party contractor, that we will not be the subject of litigation related to the handling of Thapsia garganica and the natural product thapsigargin.

Additional federal, state and local laws and regulations affecting us may be adopted in the future. We may incur substantial costs to comply with these laws and regulations and substantial fines or penalties if we violate any of these laws or regulations, which would adversely affect our business.

Data obtained from clinical trials are susceptible to varying interpretations and may not be sufficient to support approval by the FDA, which could delay, limit or prevent regulatory clearances.

The design of our clinical trials is based on many assumptions about the expected effect of our product candidate and if those assumptions are incorrect, the clinical trials may not produce statistically significant results. Preliminary results may not be confirmed on full analysis of the detailed results of early clinical trials. Data already obtained, or in the future obtained, from pre-clinical studies and clinical trials do not necessarily predict the results that will be obtained from later pre-clinical studies and clinical trials. Moreover, pre-clinical and clinical data are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of a proposed formulation or product under development could delay or prevent regulatory clearance of the potential drug. Our products may not prove to be safe and effective in clinical trials and may not meet all regulatory requirements needed to receive regulatory approval. The resulting delays to commercialization could materially harm our business. Our clinical trials may not demonstrate sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approvals for our drugs, and thus our proposed drugs may not be approved for marketing.

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Changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, which may result in necessary changes to clinical trial protocols, informed consents and study budgets, which could result in increased costs to us, delay our development timeline or reduce the likelihood of successful completion of the clinical trial or product development.

Changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, as a result of which, we may need to amend clinical trial protocols, informed consents and study budgets. If we experience delays in initiation, conduct or completion of, or if we terminate, any clinical trials due to changes in regulatory requirements/guidance or other unanticipated events, we may incur additional costs, have difficulty enrolling subjects or achieving medical investigator or institutional review board acceptance of the changes and the successful completion of the trial and, ultimately, the commercial prospects for our products may be harmed and our ability to generate product revenue will be delayed, possibly materially.

The drug development process to obtain FDA approval is very costly and time consuming and if we cannot complete our clinical trials in a timely or cost-effective manner, our results of operations may be adversely affected.

Costs of clinical trials may vary significantly over the life of a project owing, but not limited to the following:

•	the duration of the clinical trials;
•	the number of sites included in the trials;
•	the countries in which the trials are conducted;
•	the length of time required to enroll eligible patients;
•	the number of patients that participate in the trials;
•	the number of doses that patients receive;
•	the drop-out or discontinuation rates of patients;
•	potential additional safety monitoring or other studies requested by regulatory agencies;
•	the duration of patient follow-up;
•	the efficacy and safety profile of the product candidate; and
•	the costs and timing of obtaining regulatory approvals.

If we are unable to control the costs of our clinical trials and conduct our trials in a cost-effective manner, our results of operations may be adversely affected.

Our proposed products may not receive FDA or other regulatory approvals.

The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through lengthy and detailed laboratory, pre-clinical and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity and novelty of the proposed product. Our products are subject to extensive regulation and/or acceptance by numerous governmental authorities in the United States, including the FDA, and authorities in other countries. Most of our products will require governmental approval before they can be commercialized. If we are unable to obtain regulatory approvals for our products at all or in a timely manner, we will not be able to grow as quickly as expected, or at all, and the loss of anticipated revenues will reduce our ability to fully fund our operations and to otherwise execute our business plan. Our failure to receive the regulatory approvals in the United States would likely cause us to cease operations and go out of business.

As we develop additional new products, we will be required to determine what regulatory requirements, if any, we must comply with in order to market and sell our products in the United States and worldwide. The process of obtaining regulatory approval could take years and be very costly, if approval can be obtained at all. If we fail to comply with these requirements, we could be subjected to enforcement actions such as an injunction to stop us from marketing the product at issue or a possible seizure of our assets. We intend to

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work diligently to assure compliance with all applicable regulations that impact our business. We can give no assurance, however, that we will be able to obtain regulatory approval for our products. We also cannot assure that additional regulations will not be enacted in the future that would be costly or difficult to satisfy. Our failure to receive regulatory approvals in the United States in a timely manner or comply with newly enacted additional regulation could cause us to cease operations and go out of business. Because our products are in various stages of development, significant research and development, financial resources, and personnel will be required to develop commercially-viable products that can obtain regulatory approval.

The regulatory process, which includes clinical validation of many of our products to establish their safety and effectiveness, can take many years and require the expenditure of substantial financial and other resources. Data obtained from clinical validation activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in, or additions to, regulatory policies for device marketing authorization during the period of product development and regulatory review. Delays in obtaining such approvals could adversely affect our marketing of products developed and our ability to generate commercial product revenues.

In addition, if we desire to commercialize our products worldwide, we will be required to meet regulatory requirements in countries outside the United States, which can change rapidly with relatively short notice, resulting in our products being banned in certain countries and an associated loss of revenues and income. Foreign regulatory agencies can also introduce test format changes which, if we do not quickly address, can result in restrictions on sales of our products. Such changes are not uncommon due to advances in basic research.

Although our G-202 Phase I clinical trial is underway, we cannot assure you that we will successfully complete the trial.

As of August 15, 2012, 28 patients were treated with G-202 in the Phase Ia dose escalation portion of our clinical trial and 15 have been treated in the Phase Ib portion of the trial. The drug exposure in patients receiving the higher doses of G-202 falls within the range associated with anti-tumor efficacy in animal models and the drug appears to be relatively well-tolerated to date. Although our Phase I study was not designed to determine the anti-tumor effects of G-202, encouraging signs were observed; however, we have not completed the trial, we have not evaluated the results of the data from the trial, and therefore, the final outcome of the trial is still uncertain and there can be no assurance that these or any early observations are ultimately valid. Additionally, it is still too early to predict when we might first submit any product license application for FDA approval or whether any such product license application would be granted on a timely basis, if at all. Any delay in obtaining, or failure to obtain, such approvals could have a materially adverse effect on the commercialization of our products and the viability of the company. If we are able to obtain regulatory approval for our products and decide to retain the responsibility for producing and marketing the drugs, we will be subject to continuous regulatory obligations such as safety reporting, required and additional post marketing obligations, and regulatory oversight of the promotion and marketing of our products.

We may be unable to begin our Phase II clinical trials of G-202 if we do not have adequate capital, or are unable to receive approval from Institutional Review Boards at potential clinical trial sites.

On July 25, 2012, we obtained clearance from the FDA and on August 20, 2012, we obtained clearance from the MRHA to commence Phase II clinical trials of G-202 in the US and UK, respectively. The commencement of these clinical trials is conditioned upon a number of factors, including: adequate capital to fund the clinical trials and the approval to commence such trials as well as approval of trial design by each trial site’s Institutional Review Board, or IRB (with regard to our US trials). There can be no assurances that we will have sufficient capital, or that we will receive approval by a trial site’s IRB or Multicentre Research Ethics Committee, or MREC in the UK. Our failure to gain such necessary approval or to be able to initiate such clinical trials will materially harm our business.

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Even if we complete clinical development, successfully submit applications for marketing and obtain regulatory approvals, our marketed drugs will be subject to ongoing regulatory review and oversight. If we fail to comply with ongoing regulatory requirements, we could be subject to potential enforcement actions such as fines, seizures, operating restrictions, suspension or lose our approvals to market drugs and our business would be materially and adversely affected.

Following regulatory approval of any drugs or therapies we may develop, we will remain subject to continuing regulatory review, including the review of adverse drug experiences and clinical results that are reported after our drug products are made available to patients. This would include results from any post marketing tests or vigilance required as a condition of approval. The manufacturer or manufacturing facilities we use to make any of our drug products will also be subject to periodic review and inspection by the FDA. The discovery of any new or previously unknown problems with the product, manufacturer or facility may result in restrictions on the drug or manufacturer facility, including withdrawal of the drug from the market. We would continue to be subject to the FDA requirements governing the labeling, packaging, storage, advertising, promotion, recordkeeping, and submission of safety and other post-market information for all of our product candidates, even those that the FDA has approved. If we fail to comply with the applicable continuing regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and other adverse consequences.

Even if we receive regulatory approval to market our proposed product candidates, they may not be accepted commercially, or be eligible for reimbursement under governmental or third-party payor insurance programs, which would prevent us from becoming profitable.

We have concentrated our research and development on our prodrug technologies. Our ability to generate revenue and operate profitably will depend on us being able to develop these technologies for human applications. Our technologies are primarily directed toward the development of cancer therapeutic agents. We cannot guarantee that the results obtained in the pre-clinical and clinical evaluation of our therapeutic agents will be sufficient to warrant approval by the FDA. Even if our therapeutic agents are approved for use by the FDA, there is no guarantee that they will exhibit an enhanced efficacy relative to competing therapeutic modalities such that they will be adopted by the medical community. Without significant adoption by the medical community, our agents will have limited commercial potential which could harm our ability to generate revenues, operate profitably or remain a viable business.

Additional factors that we believe will materially affect market acceptance of our therapeutic agents are:

•	timing of our receipt of any marketing approvals, the terms of any approvals and the countries in which approvals are obtained;
•	safety, efficacy and ease of administration of our therapeutic agents;
•	advantages of our therapeutic agents over those of our competitors;
•	willingness of patients to accept new therapies;
•	success of our physician education programs;
•	availability of government and third-party payor reimbursement;
•	pricing of our products, particularly as compared to alternative treatments; and
•	availability of effective alternative treatments and the relative risks and/or benefits of the treatments.

If users of our proposed products are unable to obtain adequate reimbursement from third-party payors, market acceptance of our proposed products may be limited and we may not achieve revenues or profits.

The continuing efforts of governments, insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability as well as the future revenues and profitability of our potential customers, suppliers and collaborative partners in addition to the availability of capital. In other words, our ability to commercialize our proposed products will depend in large part on the extent to which appropriate reimbursement levels for the cost of our proposed formulations, products and related treatments are obtained by the health care providers of

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these products and treatments. At this time we cannot predict the precise impact of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Act of 2010, the comprehensive health care reform legislation passed by Congress in March 2010. It is possible that the adoption of this legislation could harm our business, financial condition and results of operations.

We will need to obtain FDA approval of any proposed product brand names, and any failure or delay associated with such approval may adversely impact our business.

A pharmaceutical product cannot be marketed in the United States or other countries until it has completed rigorous and extensive regulatory review processes, including approval of a brand name. Any brand names we intend to use for our product candidates will require approval from the FDA regardless of whether we have secured a formal trademark registration from the PTO. The FDA typically conducts a review of proposed product brand names, including an evaluation of potential for confusion with other product names. The FDA may also object to a product brand name if it believes the name inappropriately implies medical claims. If the FDA objects to any of our proposed product brand names, we may be required to adopt an alternative brand name for our product.

If we are unable to successfully complete pre-clinical and clinical testing and trials, we will be unable to seek regulatory approval to commercialize our proposed products which will significantly impair our viability.

We are conducting the clinical trials of G-202 at the University of Wisconsin Carbone Cancer Center in Madison Wisconsin, The Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins University and the Cancer Therapy and Research Center at the University of Texas Health Science Center at San Antonio. Although our clinical trials are underway, the outcome of the trials is uncertain and, if we are unable to satisfactorily complete such trials, or if such trials yield unsatisfactory results, we will be unable to commercialize our proposed products. No assurances can be given that our clinical trials will be successful. The failure of such trials could delay or prevent regulatory approval and could harm our ability to generate revenues, operate profitably or remain a viable business.

We may be unable to comply with our reporting and other requirements under federal securities laws.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the United States Securities and Exchange Commission, or SEC, and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, will materially increase the Company’s legal and financial compliance costs and make some activities more time-consuming and more burdensome. Presently we qualify as a non-accelerated filer and, accordingly, are exempt from the requirements of Section 404(b) and our independent registered public accounting firm is not required to audit the design and operating effectiveness of our internal controls and management’s assessment of the design and the operating effectiveness of such internal controls. In the event we become an accelerated filer, we will be required to expend substantial capital in connection with compliance.

We do not have effective internal controls over our financial reporting, and if we cannot provide reliable financial and other information, investors may lose confidence in us and in our SEC reports.

Because of our limited resources, management has concluded that our internal control over financial reporting may not be effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. To mitigate the current limited resources and limited number of employees, we rely heavily on direct management oversight of transactions, along with the use of legal and accounting professionals. As we grow, we expect to increase our number of employees, which will enable us to implement adequate segregation of duties within the Committee of Sponsoring Organizations of the Treadway Commission internal control framework.

Effective internal controls over financial reporting and disclosure controls and procedures are necessary for us to provide reliable financial and other reports and effectively prevent fraud. If we cannot provide reliable

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financial or SEC reports or prevent fraud, investors may lose confidence in our SEC reports, our operating results and the trading price of our common stock could suffer materially and we may become subject to litigation.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and will divert time and attention away from revenue generating activities.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. For example, on January 30th, 2009, the SEC adopted rules requiring companies to provide their financial statements in interactive data format using the eXtensible Business Reporting Language which increased our annual compliance costs. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from developing our business to compliance activities which could have an adverse effect on our business.

Risks Relating to an Investment in our Securities

Our common stock price may be particularly volatile because we are a drug development company and may be adversely affected by several factors.

The market prices for securities of biotechnology companies in general, and early-stage drug development companies in particular, have been highly volatile and may continue to be highly volatile in the future. The following may have a significant impact on the market price of our common stock:

•	the development status of our drug candidates, particularly the results of our clinical trials of G-202;
•	market conditions or trends related to the biotechnology and pharmaceutical industries, or the market in general;
•	announcements of technological innovations, new commercial products, or other material events by our competitors or us;
•	disputes or other developments concerning our proprietary rights;
•	changes in, or failure to meet, securities analysts’ or investors’ expectations of our financial and developmental performance;
•	additions or departures of key personnel;
•	loss of any strategic relationship;
•	discussions of our business, products, financial performance, prospects, or stock price by the financial and scientific press and online investor communities such as chat rooms;
•	industry developments, including, without limitation, changes in healthcare policies or practices or third-party reimbursement policies;
•	public concern as to, and legislative action with respect to, testing or other research areas of biopharmaceutical and pharmaceutical companies, the pricing and availability of prescription drugs, or the safety of drugs;
•	regulatory developments in the United States or foreign countries; and
•	economic, political and other external factors.

In addition, the market price for securities of pharmaceutical and biotechnology companies historically has been volatile, and the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to decline substantially.

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In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. We may become subject to this type of litigation, which is often extremely expensive and diverts management’s attention.

Additionally, fluctuations in the trading price or liquidity of our common stock may materially and adversely affect, among other things, the interest of investors to purchase our common stock on the open market and, generally, our ability to raise capital.

We may issue additional common stock, which might dilute the net tangible book value per share of our common stock for existing stockholders.

We are authorized to issue 80,000,000 shares of common stock and 10,000,000 shares of “blank check” preferred stock. Any additional stock issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. These issuances would dilute the percentage ownership interest, which would have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the net tangible book value per share of our common stock.

Our board of directors has broad discretion to issue additional securities.

We are entitled under our certificate of incorporation to issue up to 80,000,000 shares of common stock and 10,000,000 “blank check” shares of preferred stock. Shares of our blank check preferred stock provide the board of directors broad authority to determine voting, dividend, conversion, and other rights. As of July 31, 2012 we have issued and outstanding 21,850,390 shares of common stock and we have 16,166,125 shares of common stock reserved for future grants under our equity compensation plans and for issuances upon the exercise of currently outstanding options, warrants and convertible securities. As of July 31, 2012, we had no shares of preferred stock issued and outstanding. Accordingly, we are entitled to issue up to 41,983,485 additional shares of common stock and 10,000,000 additional shares of “blank check” preferred stock. Our board may generally issue those common and preferred shares, or convertible securities to purchase those shares, without further approval by our shareholders. Any preferred shares we may issue will have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. It is likely that we will be required to issue a large amount of additional securities to raise capital in order to further our development and marketing plans. It is also likely that we will be required to issue a large amount

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of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. The issuance of additional securities may cause substantial dilution to our shareholders.

Future sales of our common stock could cause our stock price to fall.

Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our common stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

If our stockholders sell, or the market perceives that our stockholders intend to sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business.

As of July 31, 2012, we had 21,850,390 shares of common stock issued and outstanding. Substantially all of these shares are available for public sale, subject in some cases to volume and other limitations or delivery of a prospectus. As of July 31, 2012, we had reserved for issuance (i) 249,002 shares of our common stock issuable upon the conversion of outstanding convertible notes; (ii) 8,369,286 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.43 per share (iii) 4,433,528 shares of our common stock issuable upon exercise of outstanding stock options under our equity compensation plans at a weighted average exercise price of $1.73 per share and (iv) 3,114,309 shares of common stock reserved for future grants under our equity compensation plans. Subject to applicable vesting requirements, upon conversion or exercise of the outstanding convertible notes, warrants and options, the underlying shares may be resold into the public market. In the case of outstanding convertible notes, warrants and options that have conversion or exercise prices, as the case may be, that are below the market price of our common stock from time to time, investors would experience dilution. We cannot predict if future issuances or sales of our common stock, or the availability of our common stock for issuance or sale, will harm the market price of our common stock or our ability to raise capital.

The market for our common stock has in the past been illiquid, and you may be unable to sell your common stock at or near ask prices or even at all.

Our common stock trades with limited volume on the OTCBB and Pinksheets. Accordingly, although a limited public market for our common stock exists, it is still relatively illiquid compared to that of a seasoned issuer.

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Any prospective investor in our common stock should consider the limited market when making an investment decision. No assurances can be given that the trading volume of our common stock will increase or that a liquid public market will ever materialize. Additionally, due to the limited trading volume of our common stock it may be difficult for an investor to sell their common stock at or near ask prices or even at all.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on your investment may be limited to increases in the market price of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the market price of our common stock price appreciates.

Our officers and scientific advisors, by virtue of ownership of our securities, may be able to control the Company.

As of July 31, 2012 our officers and scientific advisors owned approximately 30% of our issued and outstanding common stock. As a consequence of their level of stock ownership, the group retains substantial ability to influence the election or removal of members of our board of directors, and thereby control our management. This group of shareholders has the ability to significantly control the outcome of corporate actions requiring shareholder approval, including mergers and other changes of corporate control, going private transactions, and other extraordinary transactions any of which may be in opposition to the best interest of the other shareholders and may negatively impact the value of your investment.

Provisions of Delaware law and executive employment agreements may prevent or delay a change of control, which could depress the trading price of our common stock.

We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation’s assets unless:

•	the Board of Directors approved the transaction in which the stockholder acquired 15% or more of the corporation’s assets;
•	after the transaction in which the stockholder acquired 15% or more of the corporation’s assets, the stockholder owned at least 85% of the corporation’s outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or
•	on or after this date, the merger or sale is approved by the Board of Directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

A Delaware corporation may opt out of the Delaware anti-takeover laws if its certificate of incorporation or bylaws so provides. We have not opted out of the provisions of the anti-takeover laws. As such, these laws could prohibit or delay mergers or other takeover or change of control of GenSpera and may discourage attempts by other companies to acquire us.

In addition, employment agreements with certain executive officers provide for the payment of severance and acceleration of the vesting of options and restricted stock in the event of termination of the executive officer following a change of control of GenSpera. These provisions could have the effect of discouraging potential takeover attempts even if it would be beneficial to shareholders.

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Our certificate of incorporation and bylaws contain provisions that could discourage a third-party from acquiring us.

Our certificate of incorporation and bylaws, as applicable, among other things, i) provide our board with the ability to alter the bylaws without stockholder approval, and ii) provide that vacancies on our board of directors may be filled by a majority of directors in office. These provisions, while designed to reduce vulnerability to an unsolicited acquisition proposal, and to discourage certain tactics used in proxy fights, may negatively impact a third-party’s decision to acquire us even if it would be beneficial to shareholders.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, the price and trading volume of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We currently have limited research coverage by securities and industry analysts. We are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and even if we come to the attention of such persons, they tend to be risk averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained or not diminish. In addition, in the event any of the analysts who cover us downgrade our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and other securities and their trading volume to decline.

Our common stock may be considered a “penny stock,” and is subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered a “penny stock.” The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the brokerdealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

18

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to our business development plans, clinical trials, regulatory reviews, timing, strategies, expectations, anticipated expenses levels, projected profits, business prospects and positioning with respect to market, demographic and pricing trends, business outlook, technology spending and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations) and express our current intentions, beliefs, expectations, strategies or predictions, as well as historical information. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from anticipated results, performance or achievements expressed or implied by such forward-looking statements. When used in this prospectus, statements that are not statements of current or historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “plan,” “intend,” “may,” “will,” “expect,” “believe,” “could,” “anticipate,” “estimate,” or “continue” or similar expressions or other variations or comparable terminology are intended to identify such forward-looking statements. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Our future operating results are dependent upon many factors, and our further development is highly dependent on market acceptance, which is outside its control. You should not place undue reliance on forward-looking statements. Forward-looking statements may not be realized due to a variety of factors, including, without limitation, (i) our ability to manage the business despite continuing operating losses and cash outflows; (ii) our ability to obtain sufficient capital or a strategic business arrangement to fund our operations and expansion plans, including meeting its financial obligations under various licensing and other strategic arrangements and the successful commercialization of the relevant technology; (iii) our ability to build the management and human resources and infrastructure necessary to support the growth of our business; (iv) competitive factors and developments beyond our control; (v) scientific and medical developments beyond our control; (vi) limitations caused by government regulation of our business; (vii) whether any of our current or future patent applications result in issued patents and our ability to obtain and maintain other rights to technology required or desirable for the conduct of our business; (viii) whether any potential strategic benefits of various licensing transactions will be realized and whether any potential benefits from the acquisition of these new licensed technologies will be realized; and (ix) the other factors discussed in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise, except to the extent required by federal securities laws.

19

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by any of the selling stockholders, but we will receive up to $[*] upon the exercise of warrants in the event they are exercised for cash. We will use the proceeds received from the exercise of warrants, if any, for working capital.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer their shares at the prevailing market prices, privately negotiated prices, or in any other fashion and manner as described in the section of this Prospectus entitled “Plan of Distribution.”

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 12,639,168 shares of our common stock held by the stockholders named in the tables below (“Selling Stockholders”), which also includes common shares issuable upon the exercise of warrants held by the Selling Stockholders.  The shares being registered have been previously been registered and this prospectus constitutes a post-effective amendment to the prior registration statement.  The shares relate to: (i) shares and shares underlying warrants issued during our April 2011 offering (“2011 April Offering”); (ii) shares and shares underlying warrants issued during our January and February 2011 offering (“2011 January Offering”); (iii) shares underlying warrants issued during our May 2010 offering (“2010 May Offering”); (iv) shares underlying warrants issued during our January and March 2010 offering (“2010 January Offering”); (v) shares and shares underlying warrants issued during our September 2009 offering (“2009 September Offering”); (vi) shares and shares underlying warrants issued during our June and July 2009 offering (“2009 June Offering”); (vii) shares and shares underlying warrants issued during our February 2009 offering (“2009 February Offering”); (viii) shares and shares underlying warrants issued to consultants for services provided (“Consultant Warrants”); (ix) shares underlying warrants issued as a result of anti-dilution provisions (“Anti-Dilution Warrants”); and (x) shares and shares underlying warrants issued during our July and August 2008 offering (“2008 July Offering”).

The Selling Stockholders may exercise their warrants at any time in their sole discretion. Set forth below is information, to the extent known to us, the name of each Selling Stockholders and the amount and percentage of Common Stock owned by each (including shares that can be acquired on the exercise of outstanding warrants) prior to the offering, the shares to be sold in the offering, and the amount and percentage of Common Stock to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the offering assuming all shares are sold. The footnotes provide information about persons who have investment voting power for the Selling Stockholders and about transactions between the Selling Stockholders and the Company.

The Selling Stockholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The tables below assumes that each Selling Stockholder exercises all of its warrants and sells all of the shares issued upon exercise thereof, and that each Selling Stockholder stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the common stock and warrants. Unless otherwise stated below in the footnotes, to our knowledge, no Selling Stockholder nor any affiliate of such stockholder: (i) has held any position or office with us during the three years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer. We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

20

April 2011 Offering

Pursuant to our April 2011 offering, we sold an aggregate of 1,363,622 units resulting in gross proceeds of $2,249,975 or $1.65 per unit. Each unit consists of (i) one share of common stock and (ii) one half common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase the common shares at a price per share of $3.15. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. The warrants are callable assuming the following: (i) our common stock trades above $6.50 for ten (10) consecutive days; (ii) the daily average minimum volume over such ten (10) days is 15,000 or greater; and (iii) there is an effective registration statement covering the underlying shares. We also granted the investors certain piggy-back registration rights. We previously registered (i) 1,363,622 shares of common stock ; and (ii) 718,175 common shares underlying warrants pursuant to the 2011 April Offering. The selling shareholders have previously sold 131,500 common shares and 0 common shares underlying warrants. Accordingly, we are including herein 1,232,122 common shares and 718,175 common shares underlying warrants.

January/February 2011 Offering

Pursuant to our January/February 2011 offering, we sold an aggregate of 2,241,605 units resulting in gross proceeds of $4,034,884.60 or $1.80 per unit. Each unit consists of (i) one share of common stock and (ii) one half common stock purchase warrant. We also issued to placement agents and finders in the transaction an aggregate of (i) 61,498 common shares and (ii) 97,805 shares underlying warrants. The investor warrants have a term of five years and entitle the holders to purchase the common shares at a price per share of $3.30. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. The warrants are callable assuming the following: (i) our common stock trades above $5.50 for ten (10) consecutive days; (ii) the daily average minimum volume over such ten (10) days is 15,000 or greater; and (iii) there is an effective registration statement covering the underlying shares. We also granted the investors certain piggy-back registration rights. The placement agent and finder’s warrants are substantially similar to the investor warrants except for having an average exercise price of $3.20. We previously registered a total of (i) 2,303,103 common shares and (ii) 1,218,610 common shares underlying warrants pursuant to the 2011 January Offering. The selling shareholders have previously sold 133,337 common shares and 0 shares underlying warrants. Accordingly, we are including herein 2,169,766 common shares and 1,218,610 common shares underlying warrants.

May 2010 Offering

Included herein are 713,566 previously registered common shares underlying warrants issued in connection with our May 2010 offering. The warrants have a term of five years and an exercise price of $3.50. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants are callable assuming the following: (i) our common stock trades above $6.50 for twenty (20) consecutive days; (ii) the daily average minimum volume over such 20 days is 50,000 or greater; and (iii) there is an effective registration statement covering the underlying shares. We also granted the investors certain piggy-back registration rights.

21

January/March 2010 Offering

Included herein are 309,377 previously registered common shares underlying warrants issued in connection with our January and March, 2010 offering. The warrants have a term of five years and allow the investors to purchase our common stock at a price per share of $3.10. The warrants also contain anti-dilution protection in the event of stock splits, stock dividends and other similar transactions. The warrants are callable assuming the following: (i) our common stock trades above $5.00 for twenty (20) consecutive days; (ii) the daily average minimum volume over such 20 days is 75,000 or greater; and (iii) there is an effective registration statement covering the underlying shares. Of the above referenced warrants, 42,673 were issued to our placement agents and finders in the transaction. The placement agent and finder’s warrants are substantially similar to the investor warrants except for having an average exercise price of $2.73.

2009 September Offering

Pursuant to the terms of the September 2, 2009 offering, we sold an aggregate of 160,000 units resulting in gross proceeds of $240,000 or $1.50 per unit.  Each unit consists of: (i) one share of common stock, and (ii) one half common stock purchase warrant.  The warrants have a term of five years and allow the investors to purchase our common shares at a price per share of $3.00.  The warrants also contain anti-dilution protection in the event of stock splits, stock dividends and other similar transactions.  The warrants are callable by us in the event our shares are publically traded and certain price and volume conditions are met.  We paid a total of $23,100 in fees and expenses incurred in connection with the offering.  We also issued warrants to purchase 12,267 common shares, with identical terms to the warrant, as a partial finder’s fee in connection with the offering.  We previously registered: (i) 160,002 common shares, and (ii) 92,269 common shares underlying the warrants, issued pursuant to the 2009 September Offering.  The selling shareholders have previously sold: 20,000 common shares and 0 common shares underlying warrants.  Accordingly, we are including herein: 140,002 common shares and 92,269 common shares underlying warrants.

2009 June Offering

In June and July of 2009 we completed the offering of 2,025,344 units resulting in gross proceeds of $3,038,000 or $1.50 per unit. Each unit consists of: (i) one share of common stock; and (ii) one half common stock purchase warrant.  The warrants have a term of five years and allow the investors to purchase our common shares at a price per share of $3.00.  The warrants also contain anti-dilution protection in the event of stock splits, stock dividends and other similar transactions.  The warrants are callable by us in the event the Company’s shares are publically traded and certain price and volume conditions are met. We previously registered: (i) 2,025,344 common shares, and (ii) 1,012,679 common shares underlying the warrants, issued pursuant to the 2009 June Offering.  The selling shareholders have previously sold: 552,734 common shares and 0 common shares underlying warrants pursuant to rule 144 or the prior prospectus.  Accordingly, we are including herein the remaining unsold: 1,472,610 common shares and 1,012,679 common shares underlying warrants.  We are also registering the remaining unsold: (i) 33,334 common shares; and (ii) 100,562 common shares underlying warrants that were issued to finders in connection with the offering.  No shares arising out of the finders’ 33,334 common shares or 100,562 common shares underlying warrants have been sold.

Anti-Dilution Warrants

In our 2008 Offering, we sold an aggregate of 2,320,000 units resulting in gross proceeds of $2,320,000 or $1.00 per unit.  Each unit consisted of: (i) 1 share of common stock; and (ii) one half common stock purchase warrant.  The warrants have a term of 5 years and an exercise price of $2.00 per shares subject to certain anti-dilution adjustments.  During February of 2009 the Company completed the 2009 February Offering and sold an aggregate of $750,000 units at a price per unit of $1.50.  As a result of the 2009 February Offering, certain anti-dilution provisions in the warrants held by investors who participated in our July and August, 2008 offering were triggered.  The result of these anti-dilution provisions was that the exercise price of warrants issued during our July and August 2008 offering were reduced from $2.00 to $1.50; and we issued the investors in the offering warrants to purchase an additional 506,754 common shares at $1.50.  We previously registered shares underlying 394,187 of the additional 506,754 Anti-dilution Warrants which were issued.  The selling shareholders have previously sold 80,171 common shares underlying warrants shares pursuant to rule 144 or the prior prospectus.  Accordingly, we are including herein the remaining unsold 314,016 common shares underlying warrants.

22

2009 February Offering

In February and April of 2009 we completed the offering of 500,000 units resulting in gross proceeds of $750,000 or $1.50 per unit. Each unit consists of: (i) one share of common stock; and (ii) one half common stock purchase warrant.  The warrants have a term of five years and allow the investors to purchase our common shares at a price per share of $3.00.  The warrants also contain anti-dilution protection in the event of stock splits, stock dividends and other similar transactions.  The warrants are callable by us in the event the Company’s shares are publically traded and certain price and volume conditions are met. We previously registered: (i) 500,008 common shares, and (ii) 250,006 common shares underlying the warrants, issued pursuant to the 2009 February Offering. The selling shareholders have previously sold: 166,671 common shares and 0 common shares underlying warrants shares pursuant to rule 144 or the prior prospectus.  Accordingly, we are including herein the remaining unsold: 333,337 common shares and 250,006 common shares underlying warrants.

2008 July Offering

In July and August of 2008 we completed the offering of 2,320,000 units resulting in gross proceeds of $2,320,000 or $1.00 per unit. Each unit consists of: (i) 1 share of common stock; and (ii) one half common stock purchase warrant.  The warrants have a term of 5 years and an exercise price of $2.00 per shares subject to certain anti-dilution adjustments.  The warrants are also callable by the Company in the event the Company’s shares are publically traded and certain price and volume conditions are met.  As part of the offering, TR Winston & Company, LLC acted as the Company’s placement agent with respect to the transaction. Pursuant to a placement agent agreement with TR Winston & Company, LLC we agreed to the following compensation: (x) cash fee equal to 8% of gross proceeds raised, including any payments made to the Company upon the exercise of the warrants; (y) the issuance of a warrant to purchase 8% of all securities issued; and (z) payment of legal expenses totaling $20,000.  Accordingly, we issued to TR Winston & Company, LLC a warrant to purchase 278,400 common shares of which 22,500 were assigned to Mercer Capital, Ltd. and associated persons for their assistance in the offering.  The warrant has an exercise price per common shares of $2.00 and a term of 5 years.  Also, as an accommodation to the Company, TR Winston & Company, LLC agreed to receive a convertible debenture in the principal amount of $163,600 and warrants to purchase an additional 81,800 common shares, in lieu of its $163,600 cash fee.  The convertible debenture accrues interest at 5% per annum and has a maturity date of July 14, 2009.  It is convertible into the shares of the Company’s common stock, at the sole discretion of the holder, at $1.00 per share subject to certain anti-dilution adjustments. The warrant has the same terms as those issued to investors in the offering.  We previously registered: (i) 2,195,000 common shares, and (ii) 1,438,400 common shares underlying the warrants, issued pursuant to the 2008 July Offering.  The selling shareholders have previously sold: 1,998,000 common shares and 290,500 common shares underlying warrants shares pursuant to rule 144 or the prior prospectus.  Accordingly, we are including herein the remaining unsold: 197,000 common shares and 1,147,900 common shares underlying warrants.

The exercise price of the warrants issued as part of the 2008 July Offering have previously been adjusted to $1.50.

In addition we previously registered along with the July 2008 offering, 2,295,000 common shares.  Of these, 2,095,000 common have been sold pursuant to rule 144 or the prior prospectus.  Accordingly, we are including herein the remaining unsold 200,000 common shares.

23

Consultant Warrants and Common Shares

We are also registering shares issued to consultants and service providers in exchange for services and reimbursement of expenses.  We previously registered: (i) 197,545 common shares, (ii) and 786,292 common shares underlying warrants.  None of these previously registered shares to consultants and service providers have been sold.  Accordingly, we are including herein: 197,545 common shares and 786,292 common shares underlying warrants.

The Selling Stockholders may exercise their warrants at any time in their sole discretion. All of the Selling Stockholders named below acquired their common stock and warrants directly from us in private transactions.

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class

Bristol Investment Fund, Ltd.(3)	-	50,000	50,000	*	50,000	-	*

G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnel Family Trust dtd 1-11-20 (4)	-	83,334	83,334	*	83,334	-	*

Richard Hull, PhD (5)	-	48,334	48,334	*	33,334	15,000	*

IRA FBO J. Steven Emerson Rollover II Pershing LLC as Custodian (6)	125,000	229,167	354,167	1.62%	229,167	125,000	*

T.R. Winston & Company, LLC (7)	-	518,267	518,267	2.37%	273,900	244,367	1.12%

Steven Michell Sack PSP U/A DTD 01/01/1994 (8)	-	91,667	91,667	*	91,667	-	*

Charles S. and Kathryn F. Hopper, JTWROS (was Kathryn F. Hopper) (9)	-	20,000	20,000	*	20,000	-	*

Robert O'Mara (10)	163,334	43,334	206,668	*	206,668	-	*

Subhash C. Gulati (11)	-	19,167	19,167	*	19,167	-	*

Ajax Partners (12)	-	66,667	66,667	*	66,667	-	*

JAG MULTI INVESTMENTS LLC (13)	-	66,667	66,667	*	66,667	-	*

Robert R. Kauffman (14)	-	66,667	66,667	*	66,667	-	*

Steven Mitchell Sack (15)	-	55,000	55,000	*	55,000	-	*

New Giles, LLC (16)	-	50,000	50,000	*	50,000	-	*

Samax Family Limited Partnership (17)	50,000	75,000	125,000	*	75,000	50,000	*

Jay R. Solan (18)	25,000	29,167	54,167	*	29,167	25,000	*

Thomas E. Genna (19)	-	25,000	25,000	*	25,000	-	*

Richard W. Green (20)	-	16,667	16,667	*	16,667	-	*

D. Carl Lustig, III (21)	-	50,000	50,000	*	50,000	-	*

The Verrazano Group, LLC (22)	-	373,625	373,625	1.71%	233,625	140,000	*

Windermere Insurance Co. Ltd. (23)	50,000	33,334	83,334	*	83,334	-	*

Christopher Miglino (24)	-	28,334	28,334	*	28,334	-	*

Dr. Arnold Yoskowitz and Regina Yoskowitz (25)	-	33,334	33,334	*	33,334	-	*

Gerald B. Lichtenberger (26)	7,000	33,334	40,334	*	40,334	-	*

John Peter Christensen (27)	50,000	33,334	83,334	*	83,334	-	*

Mitchell J. Sassower (28)	-	33,334	33,334	*	33,334	-	*

Jerry A. Lubliner, M.D. (29)	-	33,334	33,334	*	33,334	-	*

Beatrice Slomiuc (30)	50,000	-	50,000	*	50,000	-	*

Sheila Sugerman (31)	50,000	-	50,000	*	50,000	-	*

Alan Schwartz (32)	-	16,667	16,667	*	16,667	-	*

Faith Griffin & John A. Lenhart JTWROS (33)	25,000	16,667	41,667	*	41,667	-	*

Patrick Hund (34)	-	16,667	16,667	*	16,667	-	*

Rhonda Wesolak, Individual Retirement Account, RBC Capital Markets Corp Cust (35)	-	16,667	16,667	*	16,667	-	*

John G. Korman (36)	-	16,667	16,667	*	16,667	-	*

A.C. Providenti (37)	-	16,667	16,667	*	16,667	-	*

Benjamin Hill (38)	11,667	12,501	24,168	*	19,168	5,000	*

Donald L. Stahl (39)	-	8,334	8,334	*	8,334	-	*

Leslie M. James (40)	-	8,334	8,334	*	8,334	-	*

Nathan Sugerman (41)	12,500	8,334	20,834	*	20,834	-	*

Robert B. Greene (42)	12,500	8,334	20,834	*	20,834	-	*

Gary J. Faden (43)	-	8,334	8,334	*	8,334	-	*

Brian H. Reis (Mercer Capital Ltd.) (44)	-	20,667	20,667	*	20,667	-	*

David S. Lustig (45)	-	2,774	2,774	*	2,774	-	*

Nicole H. Tavernier (46)	-	667	667	*	667	-	*

Mark P. Eichner (47)	-	227	227	*	227	-	0.00%

Jeffrey J. Kraws (48)	-	25,000	25,000	*	25,000	-	0.00%

24

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class

Karen B. Goldfarb (49)	-	25,000	25,000	*	25,000	-	0.00%

Peter Nejes (50)	-	30,000	30,000	*	30,000	-	0.00%

Dennis Powers (51)	-	30,000	30,000	*	30,000	-	0.00%

Karen Kemmerer (52)	-	90,000	90,000	*	90,000	-	0.00%

John L. Kemmerer, JR. 1970 Trust (53)	690,000	345,000	1,035,000	4.73%	1,035,000	-	0.00%

Photon Global Ltd. (54)	-	229,167	229,167	1.05%	229,167	-	0.00%

Gregory P. Zeller (55)	166,667	83,334	250,001	1.14%	250,001	-	0.00%

Far Hills Capital, LLC (56)	183,334	91,667	275,001	1.26%	225,001	50,000	0.23%

Cynthia P. Stafford Trust (57)	133,334	66,667	200,001	*	200,001	-	0.00%

Jonathan Meyers (58)	66,667	33,334	100,001	*	100,001	-	0.00%

Gene Mulvihill (59)	-	33,334	33,334	*	33,334	-	0.00%

Robert L. and Natacha Stafford (60)	66,667	33,334	100,001	*	100,001	-	0.00%

Horemheb Investments, LLC (61)	66,667	33,334	100,001	*	100,001	-	0.00%

Robert L. Stafford Jr. Trust (62)	96,667	48,334	145,001	*	115,001	30,000	0.14%

Equity Trust Company, d.b.a. Sterling Trust, Custodian FBO: John Sanderford (63)	46,667	23,334	70,001	*	70,001	-	0.00%

Peter Cunningham (64)	-	39,167	39,167	*	39,167	-	0.00%

Gordon W. Clark, Jr. (65)	-	16,667	16,667	*	16,667	-	0.00%

Edward J. Foley, III (66)	33,334	16,667	50,001	*	50,001	-	0.00%

Held Under Will of Joan P. Foley FBO Edward J. Foley, III - Lifetime Trust (67)	45,834	22,917	68,751	*	56,251	12,500	0.06%

Edward J. Foley, III, 2009 GRAT (68)	33,334	16,667	50,001	*	50,001	-	0.00%

Francis O'Connor (69)	-	16,667	16,667	*	16,667	-	0.00%

Frank E. Walsh, III (70)	33,334	16,667	50,001	*	50,001	-	0.00%

Bass Family Trust (71)	-	29,167	29,167	*	29,167	-	0.00%

Brian Thebault (72)	33,334	16,667	50,001	*	50,001	-	0.00%

Voiceified Technologies, LLC (73)	-	16,667	16,667	*	16,667	-	0.00%

Kihong Kwon, M.D. (74)	33,334	16,667	50,001	*	50,001	-	0.00%

Iroquois Master Fund, Ltd. (75)	33,334	16,667	50,001	*	50,001	-	0.00%

Roxy Transportation Co., Inc. (76)	25,000	12,500	37,500	*	37,500	-	0.00%

William Stewart (77)	-	21,112	21,112	*	21,112	-	0.00%

Bernard B. Markey (78)	20,000	26,112	46,112	*	46,112	-	0.00%

Diamond II Investments, LLC (79)	-	11,112	11,112	*	11,112	-	0.00%

Ravenwood Partners, LLC (80)	-	54,640	54,640	*	54,640	-	0.00%

John Sanderford (81)	12,270	10,000	22,270	*	22,270	-	0.00%

Terry Sholty Strada (82)	16,667	8,334	25,001	*	25,001	-	0.00%

John Amorosa (83)	-	8,334	8,334	*	8,334	-	0.00%

Glen Bliwise (84)	-	8,334	8,334	*	8,334	-	0.00%

Joseph C. Roselle (85)	-	8,334	8,334	*	8,334	-	0.00%

Schuyler L. Merrihew (86)	44,445	22,223	66,668	*	66,668	-	0.00%

Kihong Kwon, M.D., Custodian, UGMA for Connor Merrihew (87)	56,694	28,347	85,041	*	85,041	-	0.00%

Kihong Kwon, M.D., Custodian, UGMA for Mason Kwon (88)	82,444	41,222	123,666	*	123,666	-	0.00%

Timothy V. O'Connor (89)	10,000	5,000	15,000	*	15,000	-	0.00%

Jarmila Cunningham (90)	-	4,167	4,167	*	4,167	-	0.00%

Bernard B. Markey, Individual 401(K) ETRADE Custodian (91)	6,667	3,334	10,001	*	10,001	-	0.00%

Timothy V. O'Connor Roth IRA (92)	6,667	3,334	10,001	*	10,001	-	0.00%

Brandon Hill (93)	12,334	9,500	21,834	*	12,834	9,000	0.04%

Sequoia Global Partners, LLC (94)	-	83,228	83,228	*	83,228	-	0.00%

25

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class

Walter H. Bass, LLC (95)	241,464	499,028	740,492	3.38%	676,860	63,632	0.29%

Robert Scherne (96)	3,334	91,667	95,001	*	5,001	90,000	0.41%

Craig Petralia (97)	1,667	834	2,501	*	2,501	-	0.00%

Todd Shapiro (98)	1,667	834	2,501	*	2,501	-	0.00%

The Alec and Evelyn Sabo Trust (99)	233,334	116,667	350,001	1.60%	250,001	100,000	0.46%

Cataracta Aps (100)	312,500	80,000	392,500	1.79%	60,000	332,500	1.52%

Treskerby Clinical Solutions, LLC (101)	25,000	-	25,000	*	25,000	-	0.00%

Galt Financial (102)	-	48,231	48,231	0.22%	48,231	-	0.00%

MKM Opportunity Master Fund, LLC (103)	-	76,000	76,000	0.35%	76,000	-	0.00%

A. & C. Edwards, Trustees, A. E. Edwards III & C. A. Edwards Trust (104)	-	3,000	3,000	0.01%	3,000	-	0.00%

A. Whitley & D. Whitley, Trustees, Whitley Family Trust (105)	-	3,000	3,000	0.01%	3,000	-	0.00%

Akinobu Yorihiro (106)	-	3,000	3,000	0.01%	3,000	-	0.00%

Brian Bock & Suzanne Bock, Trustees of The Bock Family Trust U/A dtd 7/20/2001 (107)	-	3,000	3,000	0.01%	3,000	-	0.00%

Cesar & Lydia Giraldo, Trustees, Giraldo Family Trust (108)	-	15,150	15,150	0.07%	15,150	-	0.00%

Clarence Colby (109)	20,000	10,000	30,000	0.14%	10,000	20,000	0.09%

Craig Rosato (110)	6,000	3,000	9,000	0.04%	3,000	6,000	0.03%

Dan Moses (111)	-	3,000	3,000	0.01%	3,000	-	0.00%

Equity Trust Co dba Sterling Trust FBO Brad Starkey (112)	10,000	5,000	15,000	0.07%	5,000	10,000	0.05%

Equity Trust Co., DBA Sterling Trust, Custodian FBO Edward Bracken (113)	6,000	3,000	9,000	0.04%	3,000	6,000	0.03%

Hershcel Katchen & Phyllis Katchen, Revocable Trust (114)	-	3,000	3,000	0.01%	3,000	-	0.00%

Jon D. Katch (115)		3,000	3,000	0.01%	3,000	-	0.00%

John Dokken (116)		3,000	3,000	0.01%	3,000	-	0.00%

Jon Tamiyasu (117)	6,000	3,000	9,000	0.04%	3,000	6,000	0.03%

Keith A. Fink Agreement of Trust (118)	-	30,304	30,304	0.14%	30,304	-	0.00%

Kurtwood & Joan Smith, Trustees, KJ Smith Family Trust (119)	-	15,000	15,000	0.07%	15,000	-	0.00%

L. Katch & R. Katch, Trustees, Katch Family Trust (120)	-	3,000	3,000	0.01%	3,000	-	0.00%

Lawrence & Susan Mayle (121)	-	12,100	12,100	0.06%	12,100	-	0.00%

Marie Tillman (122)	6,000	3,000	9,000	0.04%	3,000	6,000	0.03%

Marlo Morra (123)	10,000	5,000	15,000	0.07%	5,000	10,000	0.05%

Marvin Rosato (124)	-	1,500	1,500	0.01%	1,500	-	0.00%

Michael and Sandra Raydo, Trustees, Raydo Trust (125)	-	3,000	3,000	0.01%	3,000	-	0.00%

Philip Ehrlich (126)	-	3,000	3,000	0.01%	3,000	-	0.00%

R. Gaffuri & P. Gaffuri, Trustees, Gaffuri Trust (127)	-	3,000	3,000	0.01%	3,000	-	0.00%

R. Katch & A. Hopkins, Trustees, Manchester Financial PSP FBO A. Hopkins (128)	-	3,000	3,000	0.01%	3,000	-	0.00%

R. Katch & A. Hopkins, Trustees, Manchester Financial PSP FBO R. Katch (129)	-	5,000	5,000	0.02%	5,000	-	0.00%

Robert Maraist (130)	-	3,000	3,000	0.01%	3,000	-	0.00%

S & C Warford Family Trust (131)	-	3,050	3,050	0.01%	3,050	-	0.00%

S. Davar & L. Davar, Trustees, Davar Family Rev Liv U/A dtd 06/25/1990 (132)	-	3,000	3,000	0.01%	3,000	-	0.00%

Sue S Barham TTEE Margaret S Lake (133)	-	7,550	7,550	0.03%	7,550	-	0.00%

Sue S. Barham, Trustee, the Sue S. Barham Trust (134)	-	3,000	3,000	0.01%	3,000	-	0.00%

Timothy & Deborah Triplett Family Trust (135)	-	7,550	7,550	0.03%	7,550	-	0.00%

William & Kerry Bryan TTEEs Bryan 2002 Living Trust (136)	-	6,500	6,500	0.03%	6,500	-	0.00%

Shelley Balestrieri (137)	10,000	-	10,000	0.05%	10,000	-	0.00%

Anthony Silverman (138)	-	6,250	6,250	0.03%	6,250	-	0.00%

26

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class

Bradley C. Nordheimer (139)	12,500	6,250	18,750	0.09%	6,250	12,500	0.06%

Chaim Solomiuc (140)	15,000	7,500	22,500	0.10%	7,500	15,000	0.07%

Fink Family Trust (141)	10,000	5,000	15,000	0.05%	5,000	10,000	0.05%

Hamilton C. Davis, III (142)	-	7,500	7,500	0.03%	7,500	-	0.00%

Hormoz Lashkari (143)	-	3,750	3,750	0.02%	3,750	-	0.00%

Von J. Sanderford, LLC (144)	10,000	5,000	15,000	0.07%	5,000	10,000	0.05%

Kwon Family Trust (145)	1,478,789	739,395	2,218,184	10.14%	2,118,184	100,000	0.46%

Lapp Libra 401K Plan FBO William Lapp (146)	-	20,000	20,000	0.09%	20,000	-	0.00%

Lawrence Chimerine (147)	10,000	5,000	15,000	0.07%	5,000	10,000	0.05%

Michael Lawroski (148)	-	7,500	7,500	0.03%	7,500	-	0.00%

Michael Kren (149)	-	7,500	7,500	0.03%	7,500	-	0.00%

Rodney A. Nordheimer (150)	12,500	6,250	18,750	0.09%	6,250	12,500	0.06%

Stephen Howard (151)	-	20,000	20,000	0.09%	20,000	-	0.00%

William S. Lapp (152)	-	45,000	45,000	0.21%	45,000	-	0.00%

William and Patsy Mosley (153)	115,000	57,500	172,500	0.79%	57,500	115,000	0.53%

Brandon Luke Mills, A Minor, UGMA, Becky Bass, Custodian (154)	-	4,000	4,000	0.02%	4,000	-	0.00%

Courtney Pittman, A Minor, UGMA, Eric L Pittman, Custodian (155)	-	3,000	3,000	0.01%	3,000	-	0.00%

Guadalupe M. Sanchez (156)	11,112	5,556	16,668	0.08%	16,668	-	0.00%

Kevin Kwon Alaska Asset Conservation Trust (157)	97,777	48,889	146,666	0.67%	146,666	-	0.00%

Kevin Kwon Alaska Asset Preservation Trust (158)	14,444	7,222	21,666	0.10%	21,666	-	0.00%

Kwon Family Foundation (159)	555,555	277,778	833,333	3.81%	833,333	-	0.00%

Mary Ann Carter (160)	-	5,556	5,556	0.03%	5,556	-	0.00%

Michael Tong & Lida Tong JTWROS (161)	13,888	6,944	20,832	0.10%	20,832	-	0.00%

MLPF&S Custodian Kiong Kwon IRA (162)	944,444	472,222	1,416,666	6.47%	1,416,666	-	0.00%

Schuyler L. Merrihew and Nancy M. Kwon - Community Property (163)	69,445	34,723	104,168	0.48%	104,168	-	0.00%

The Nancy M. Kwon Separate Property Trust DTD 11/7/05 (164)	55,554	27,777	83,331	0.38%	83,331	-	0.00%

Wendy L Semkus (165)	2,000	8,000	10,000	0.05%	10,000	-	0.00%

Richard and Diana Landry (166)	-	1,000	1,000	0.00%	1,000	-	0.00%

Donna Hines (167)	-	1,000	1,000	0.00%	1,000	-	0.00%

Bull Dog Trust-Trustee Eric J Byrnes (168)	27,800	13,900	41,700	0.19%	41,700	-	0.00%

Burton Weinstein (169)	-	6,945	6,945	0.03%	6,945	-	0.00%

Cedarview Opportunities Master Funds, LP (170)	-	27,778	27,778	0.13%	27,778	-	0.00%

The Trapp Family Trust U/A/D 10/06/04, Eric G. Trapp and Jacqueline M. Trapp, Trustees (171)	16,666	8,333	24,999	0.11%	24,999	-	0.00%

Prism Production Services Inc. (172)	4,211	-	4,211	0.02%	4,211	-	0.00%

	7,057,348	7,222,819	14,280,167	65.25%	12,639,168	1,640,999	7.50%

27

* Represents less than 1%

**Unless otherwise stated, the individual(s) with voting and dispositive control of securities offered on behalf of trusts or custodial accounts is the individual or entity referenced in the name of such accounts.

(1)        Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 21,885,390 common shares outstanding as of October 16, 2012.

(2)        Includes the sale of all common share registered herein.

(3)        The shares being registered include (i) 50,000 shares underlying warrants pursuant to May 2010 offering. Bristol Capital Advisors, LLC (“BCA”) is the investment advisor to Bristol Investment Fund, Ltd. (“Bristol”). Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these securities.

(4)        The shares being registered include 83,334 shares underlying warrants pursuant to July 2008 offering. G. Tyler Runnels and Jasmine Niklas Runnels, as Trustees, have voting and dispositive control with respect to the securities being offered.

(5)        The shares being registered include 33,334 shares underlying warrants pursuant to July 2008 offering.

(6)        The shares being registered include (i) 62,500 shares underlying warrants pursuant to May 2010 offering and (ii) 166,667 shares underlying warrants pursuant to July 2008 offering.

(7)        The shares being registered include (i) 18,000 shares underlying warrants for services as placement agent pursuant to May 2010 offering, (ii) 255,900 shares underlying warrants for services as a placement agent to July 2008 offering. G. Tyler Runnels, as President, has voting and dispositive control with respect to the securities being offered. Mr. Runnels is an associated person of TR Winston & Company, LLC.

(8)        The shares being registered include (i) 25,000 shares underlying warrants pursuant to May 2010 offering and (ii) 66,667 shares underlying warrants pursuant to July 2008 offering.

(9)        The shares being registered include 20,000 shares underlying warrants pursuant to July 2008 offering.

(10)      The shares being registered include (i) 90,000 shares pursuant to November 2007 offering, (ii) 40,000 shares and 26,667 shares underlying warrants pursuant to July 08 offering, and (iii) 33,334 shares and 16,667 shares underlying warrants pursuant to June / July 09 offering.

(11)      The shares being registered include (i) 6,667 shares underlying warrants pursuant to July 08 offering, and (ii) 12,500 shares underlying warrants pursuant to May 2010 offering.

28

(12)        The shares being registered include 66,667 shares underlying warrants pursuant to July 08 offering. Richard Stone, Managing Partner, has voting and dispositive control with respect to the securities being offered.

(13)        The shares being registered include 66,667 shares underlying warrants pursuant to July 08 offering. James Coren, member, has voting and dispositive control with respect to the securities being offered.

(14)        The shares being registered include 66,667 shares underlying warrants pursuant to July 08 offering.

(15)        The shares being registered include (i) 15,000 shares underlying warrants pursuant to July 08 offering, and (ii) 40,000 shares underlying warrants pursuant to May 2010 offering.

(16)        The shares being registered include (i) 50,000 shares underlying warrants pursuant to July 08 offering. Leonard Pearlman, Managing Director, has voting and dispositive control with respect to the securities being offered.

(17)        The shares being registered include (i) 50,000 shares underlying warrants pursuant to July 08 offering, and (ii) 25,000 shares underlying warrants pursuant to May 2010 offering. Andrew Margulies, General Partner, has voting and dispositive control with respect to the securities being offered.

(18)        The shares being registered include (i) 16,667 shares underlying warrants pursuant to July 08 offering, and (ii) 12,500 shares underlying warrants pursuant to May 2010 offering.

(19)        The shares being registered include 25,000 shares underlying warrants pursuant to May 2010 offering.

(20)        The shares being registered include 16,667 shares underlying warrants pursuant to July 08 offering.

(21)        The shares being registered include 50,000 shares underlying warrants pursuant to August 08 offering.

(22)        The shares being registered include (i) 100,000 shares underlying warrants pursuant to consulting services on 9/2/09, (ii) 84,000 shares underlying warrants pursuant to consulting services on 2/11/08, and (iii) 49,625 shares underlying warrants pursuant to consulting services on 6/24/10 and 12/28/10. Stephen Chizzik has voting and dispositive control with respect to the securities being offered.

(23)        The shares being registered include 50,000 shares and 33,334 shares underlying warrants pursuant to July 08 offering. John Scardino, Director, has voting and dispositive control with respect to the securities being offered.

(24)        The shares being registered include 28,334 shares underlying warrants pursuant to July 08 offering.

(25)        The shares being registered include 33,334 shares underlying warrants pursuant to July 08 offering.

(26)        The shares being registered include 7,000 shares and 33,334 shares underlying warrants pursuant to July 08 offering.

29

(27)        The shares being registered include 50,000 shares and 33,334 shares underlying warrants pursuant to July 08 offering.

(28)        The shares being registered include 33,334 shares underlying warrants pursuant to August 08 offering.

(29)        The shares being registered include 33,334 shares underlying warrants pursuant to August 08 offering.

(30)        The shares being registered include 50,000 shares pursuant to November 2007 offering.

(31)         The shares being registered include 50,000 shares pursuant to November 2007 offering.

(32)        The shares being registered include 16,667 shares underlying warrants pursuant to July 08 offering.

(33)        The shares being registered include 25,000 shares and 16,667 shares underlying warrants pursuant to July 08 offering.

(34)        The shares being registered include 16,667 shares underlying warrants pursuant to July 08 offering.

(35)        The shares being registered include 16,667 shares underlying warrants pursuant to August 08 offering.

(36)        The shares being registered include 16,667 shares underlying warrants pursuant to July 08 offering.

(37)        The shares being registered include 16,667 shares underlying warrants pursuant to August 08 offering.

(38)        The shares being registered include (i) 6,667 shares underlying warrants pursuant to July 08 offering, (ii) 6,667 shares and 3,334 shares underlying warrants pursuant to July 09 offering, and (iii) 2,500 shares underlying warrants pursuant to January / March 2010 offering.

(39)        The shares being registered include 8,334 shares underlying warrants pursuant to July 08 offering.

(40)        The shares being registered include 8,334 shares underlying warrants pursuant to July 08 offering.

(41)        The shares being registered include 12,500 shares and 8,334 shares underlying warrants pursuant to July 08 offering.

(42)        The shares being registered include 12,500 shares and 8,334 shares underlying warrants pursuant to July 08 offering.

(43)        The shares being registered include 8,334 shares underlying warrants pursuant to August 08 offering.

30

(44)        The shares being registered include (i) 15,500 shares underlying placement agent warrants pursuant to July 08 offering, and (ii) 5,167 shares underlying warrants pursuant to anti-dilution warrants for placement agent pursuant to July 08 offering.

(45)        The shares being registered include (i) 2080 shares underlying placement agent warrants pursuant to July 08 offering, and (ii) 694 shares underlying warrants pursuant to anti-dilution warrants for placement agent pursuant to July 08 offering

(46)        The shares being registered include (i) 500 shares underlying placement agent warrants pursuant to July 08 offering, and (ii) 167 shares underlying warrants pursuant to anti-dilution warrants for placement agent pursuant to July 08 offering.

(47)        The shares being registered include (i) 170 shares underlying placement agent warrants pursuant to July 08 offering, and (ii) 57 shares underlying warrants pursuant to anti-dilution warrants for placement agent pursuant to July 08 offering.

(48)        The shares being registered include 25,000 shares underlying warrants issued in connection with consulting services on 10/6/2008.

(49)        The shares being registered include 25,000 shares underlying warrants issued in connection with consulting services on 10/6/2008.

(50)        The shares being registered include 30,000 shares underlying warrants issued in connection with consulting services on 7/10/2009.

(51)        The shares being registered include 30,000 shares underlying warrants issued in connection with consulting services on 7/10/2009.

(52)        The shares being registered include 90,000 shares underlying warrants issued in connection with consulting services on 7/10/2009.

(53)        The shares being registered include 690,000 shares and 345,000 shares underlying warrants pursuant to June / July 09 offering. Peter F. Nejes and Dennis Powers, as Trustees, have voting and dispositive control with respect to the securities being offered.

(54)        The shares being registered include (i) 166,667 shares underlying warrants pursuant to June / July 09 offering, and (ii) 62,500 shares underlying warrants pursuant to May 2010 offering. Rene de Villiers has voting and dispositive control with respect to the securities being offered.

(55)        The shares being registered include (i) 166,667 shares and 83,334 shares underlying warrants pursuant to May 2010 offering.

(56)        The shares being registered include (i) 133,334 shares and 66,667 shares underlying warrants pursuant to February 09 offering, and (ii) 25,000 shares underlying warrants pursuant to May 2010 offering. Steve Sciaretta has voting and dispositive control with respect to the securities being offered.

(57)        The shares being registered include 133,334 shares and 66,667 shares underlying warrants pursuant to June / July 09 offering.

31

(58)        The shares being registered include 66,667 shares and 33,334 shares underlying warrants pursuant to February 09 offering.

(59)        The shares being registered include 33,334 shares underlying warrants pursuant to February 09 offering.

(60)        The shares being registered include 66,667 shares and 33,334 shares underlying warrants pursuant to June / July 09 offering.

(61)        The shares being registered include 66,667 shares and 33,334 shares underlying warrants pursuant to June / July 09 offering. Robert Stafford, Jr., has voting and dispositive control with respect to the securities being offered.

(62)        The shares being registered include (i) 66,667 shares and 33,334 shares underlying warrants pursuant to June / July 09 offering, and (ii) 15,000 shares underlying warrants pursuant to May 2010 offering. Robert L. Stafford, trustee, has voting and dispositive control with respect to the securities being offered

(63)        The shares being registered include 46,667 shares and 23,334 shares underlying warrants pursuant to June / July 09 offering.

(64)         The shares being registered include (i) 4,167 shares underlying warrants pursuant to February 09 offering, (ii) 12,5000 shares underlying warrants pursuant to June / July 09 offering, (iii) 7,500 shares underlying warrants pursuant to May 2010 offering, and (iv) 15,000 shares underlying warrants pursuant to April 2011 offering.

(65)         The shares being registered include 16,667 shares underlying warrants pursuant to February 09 offering.

(66)        The shares being registered include 33,334 shares and 16,667 shares underlying warrants pursuant to February 09 offering.

(67)        The shares being registered include (i) 33,334 shares and 16,667 shares underlying warrants pursuant to February 09 offering, and (ii) 6,250 shares underlying warrants pursuant to May 2010 offering. Edward J. Foley III, has voting and dispositive control with respect to the securities being offered.

(68)        The shares being registered include 33,334 shares and 16,667 shares underlying warrants pursuant to February 09 offering.

(69)        The shares being registered include 16,667 shares underlying warrants pursuant to February 09 offering.

(70)         The shares being registered include 33,334 shares and 16,667 shares underlying warrants pursuant to June / July 09 offering.

(71)        The shares being registered include (i) 16,667 shares underlying warrants pursuant to June / July 09 offering, and (ii) 12,500 shares underlying warrants pursuant to May 2010 offering. Robert Bass, Trustee, has voting and dispositive control with respect to the securities being offered.

32

(72)        The shares being registered include 33,334 shares and 16,667 shares underlying warrants pursuant to June / July 09 offering.

(73)        The shares being registered include 16,667 shares underlying warrants pursuant to June / July 09 offering. Robert L. Magaletta has voting and dispositive control with respect to the securities being offered.

(74)        The shares being registered include 33,334 shares and 16,667 shares underlying warrants pursuant to June / July 09 offering.

(75)        The shares being registered include 33,334 shares and 16,667 shares underlying warrants pursuant to June / July 09 offering. Joshua Silverman has voting and dispositive control with respect to the securities being offered by Iroquois Master Fund Ltd.  Mr. Silverman disclaims beneficial ownership of the shares.

(76)        The shares being registered include 25,000 shares and 12,500 shares underlying warrants pursuant to June / July 09 offering. Peter C. Cunningham, has voting and dispositive control with respect to the securities being offered.

(77)        The shares being registered include (i) 6,945 shares underlying warrants pursuant to June / July 09 offering, (ii) 4,167 shares underlying warrants pursuant to February 09 offering, and (iii) 10,000 shares underlying warrants pursuant to April 2011 offering.

(78)        The shares being registered include (i) 4,167 shares underlying warrants pursuant to February 09 offering, (ii) 6,945 shares underlying warrants pursuant to June / July 09 offering, (iii) 5,000 shares underlying warrants pursuant to May 2010 offering, and (iv) 20,000 shares and 10,000 shares underlying warrants pursuant to April 2011 offering.

(79)        The shares being registered include (i) 4,167 shares underlying warrants pursuant to February 09 offering, and (ii) 6,945 shares underlying warrants pursuant to June / July 09 offering. Lorrie Allegra has voting and dispositive control with respect to the securities being offered.

(80)        The shares being registered include (i) 10,000 shares underlying warrants pursuant to June 09 offering, (ii) 26,390 shares underlying warrants pursuant to January / February 2011 offering, and (iii) 18,250 shares underlying warrants pursuant to April 2011 offering. Greg Bolloten has voting and dispositive control with respect to the securities being offered.

(81)        The shares being registered include 12,270 shares and 10,000 shares underlying warrants pursuant to June / July 09 offering.

(82)        The shares being registered include 16,667 shares and 8,334 shares underlying warrants pursuant to February 09 offering.

(83)         The shares being registered include 8,334 shares underlying warrants pursuant to June / July 09 offering.

(84)         The shares being registered include 8,334 shares underlying warrants pursuant to June / July 09 offering.

(85)         The shares being registered include 8,334 shares underlying warrants pursuant to June / July 09 offering.

33

(86)        The shares being registered include (i) 16,667 shares and 8,334 shares underlying warrants pursuant to June / July 09 offering, and (ii) 27,778 shares and 13,889 shares underlying warrants pursuant to January / February 2011 offering.

(87)        The shares being registered include (i) 16,000 shares and 8,000 shares underlying warrants pursuant to June / July 09 offering, and (ii) 40,694 shares and 20,347 shares underlying warrants pursuant to January / February 2011 offering. Kihong Kwon, Custodian, has voting and dispositive control with respect to the securities being offered.  Amount of securities owned does not take into account restrictions on exercise limiting security holder’s ability to exercise warrants in the event of 4.99% and 9.99% ownership thresholds.

(88)        The shares being registered include (i) 16,000 shares and 8,000 shares underlying warrants pursuant to June / July 09 offering, and (ii) 66,444 shares and 33,222 shares underlying warrants pursuant to January / February 2011 offering. Kihong Kwon, Custodian, has voting and dispositive control with respect to the securities being offered.  Amount of securities owned does not take into account restrictions on exercise limiting security holder’s ability to exercise warrants in the event of 4.99% and 9.99% ownership thresholds.

(89)        The shares being registered include 10,000 shares and 5,000 shares underlying warrants pursuant to February 09 offering.

(90)        The shares being registered include 4,167 shares underlying warrants pursuant to June / July 09 offering.

(91)        The shares being registered include 6,667 shares and 3,334 shares underlying warrants pursuant to June / July 09 offering.

(92)        The shares being registered include 6,667 shares and 3,334 shares underlying warrants pursuant to February 09 offering.

(93)        The shares being registered include (i) 3,333 shares underlying warrants pursuant to July 08 offering, (ii) 3,334 share and 1,667 shares underlying warrants pursuant to June / July 09 offering, and (iii) 4,500 shares underlying warrants pursuant to January / March 2010 offering.

(94)        The shares being registered include (i) 73,228 shares underlying warrants pursuant to June / July 09 offering, and (ii) 10,000 shares underlying warrants pursuant to January / February 2011 offering. Walter Bass has voting and dispositive control with respect to the securities being offered.

(95)        The shares being registered include (i) 10,667 shares underlying warrants pursuant to June / July 09 offering, (ii) 12,267 shares underlying warrants pursuant to September 09 offering, (iii) 21,816 shares underlying warrants pursuant to May 2010 offering, (iv) 60,498 shares and 70,247 shares underlying finder’s warrants pursuant to January / February 2011 offering (v) 36,364 shares underlying warrants pursuant to April 2011 offering, (vi) 10,000 shares underlying warrants pursuant to September 09 offering, (vii) 41,000 shares underlying consultant warrant on 6/24/10, (viii) 115,834 shares and 160,667 shares underlying warrants for consulting services on 3/14/11, and (ix) 51,500 shares and 86,000 shares underlying warrants for consulting services on 5/23/11. Walter Bass has voting and dispositive control with respect to the securities being offered.

(96)        The shares being registered include 3,334 shares and 1,667 shares underlying warrants pursuant to September 09 offering.

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(97)        The shares being registered include 1,667 shares and 834 shares underlying warrants pursuant to September 09 offering.

(98)        The shares being registered include 1,667 shares and 834 shares underlying warrants pursuant to September 09 offering.

(99)        The shares being registered include (i) 133,334 shares and 66,667 shares underlying warrants pursuant to September 2009 offering and (ii) 50,000 shares underlying warrants pursuant to May 2010 offering. Evelyn P. Sabo has voting and dispositive control with respect to the securities being offered.

(100)      The shares being registered include (i) 60,000 warrants pursuant to consulting services on 2/11/08. Søren Brøgger Christensen, PhD has voting and dispositive control with respect to the securities being offered.

(101)      The shares being registered include 25,000 shares pursuant to consulting services on 8/17/09. Suzanne Wilson has voting and dispositive control with respect to the securities being offered

(102)      The shares being registered include 42,673 shares underlying warrants issued as Compensation for placement agent / finder’s fees pursuant to January / March 2010 offering. Benjamin Hill and / or Brandon Hill have voting and dispositive control with respect to the securities being offered.

(103)       The shares being registered include 78,000 shares underlying warrants pursuant to January / March 2010 offering. David Skriloff has voting and dispositive control with respect to the securities being offered.

(104)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering.

(105)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering. A. Whitley and D. Whitley Trustees, have voting and dispositive control with respect to the securities being offered.

(106)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering.

(107)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering. Brian and Suzanne Bock, Trustees, have voting and dispositive control with respect to the securities being offered.

(108)      The shares being registered include 15,150 shares underlying warrants pursuant to January / March 2010 offering. Caesar and Lydia Giraldo, Trustees, have voting and dispositive control with respect to the securities being offered.

(109)       The shares being registered include 10,000 shares underlying warrants pursuant to January / March 2010 offering.

(110)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering.

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(111)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering.

(112)      The shares being registered include 5,000 shares underlying warrants pursuant to January / March 2010 offering. Brad Starkey, Account Holder, has voting and dispositive control with respect to the securities being offered.

(113)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering. Edward Bracken, Account Holder, has voting and dispositive control with respect to the securities being offered.

(114)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering. Herschel and Phyllis Katchen, Trustees, have voting and dispositive control with respect to the securities being offered.

(115)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering.

(116)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering.

(117)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering.

(118)      The shares being registered include 30,304 shares underlying warrants pursuant to January / March 2010 offering. Jeffrey Helfer has voting and dispositive control with respect to the securities being offered

(119)      The shares being registered include 15,000 shares underlying warrants pursuant to January / March 2010 offering. Kurtwood and Joan Smith, Trustees, have voting and dispositive control with respect to the securities being offered

(120)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering. L. Katch and R. Katch, Trustees, have voting and dispositive control with respect to the securities being offered.

(121)      The shares being registered include 12,100 shares underlying warrants pursuant to January / March 2010 offering

(122)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering.

(123)      The shares being registered include 5,000 shares underlying warrants pursuant to January / March 2010 offering.

(124)      The shares being registered include 1,500 shares underlying warrants pursuant to January / March 2010 offering.

(125)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering. Michael and Sandra Raydo, Trustees, have voting and dispositive control with respect to the securities being offered.

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(126)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering.

(127)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering. R. Gaffuri and P. Gaffuri, Trustees, have voting and dispositive control with respect to the securities being offered.

(128)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering. R. Katch and A. Hopkins, Trustees, have voting and dispositive control with respect to the securities being offered.

(129)      The shares being registered include 5,000 shares underlying warrants pursuant to January / March 2010 offering. R. Katch and A. Hopkins, Trustees, have voting and dispositive control with respect to the securities being offered.

(130)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering.

(131)      The shares being registered include 3,050 shares underlying warrants pursuant to January / March 2010 offering. Stuart L Warford, Trustee has voting and dispositive control with respect to the securities being offered.

(132)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering. S. Davar and L. Davar, Trustees, have voting and dispositive control with respect to the securities being offered.

(133)      The shares being registered include 7,550 shares underlying warrants pursuant to January / March 2010 offering. Sue S. Barham, Trustee, has voting and dispositive control with respect to the securities being offered.

(134)      The shares being registered include 3,000 shares underlying warrants pursuant to January / March 2010 offering. Sue S. Barham, Trustee, has voting and dispositive control with respect to the securities being offered.

(135)      The shares being registered include 7,550 shares underlying warrants pursuant to January / March 2010 offering. Sue S. Barham, Trustee, has voting and dispositive control with respect to the securities being offered.

(136)      The shares being registered include 6,500 shares underlying warrants pursuant to January / March 2010 offering. William and Kerry Bryan, Trustees, have voting and dispositive control with respect to the securities being offered.

(137)      The shares being registered include 10,000 shares pursuant to November 07 offering.

(138)      The shares being registered include 6,250 shares underlying warrants pursuant to May 2010 offering.

(139)      The shares being registered include 6,250 shares underlying warrants pursuant to May 2010 offering.

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(140)      The shares being registered include 7,500 shares underlying warrants pursuant to May 2010 offering.

(141)      The shares being registered include 5,000 shares underlying warrants pursuant to May 2010 offering. Marvin H Fink, Trustee has voting and dispositive control with respect to the securities being offered

(142)      The shares being registered include 7,500 shares underlying warrants pursuant to May 2010 offering.

(143)      The shares being registered include 3,750 shares underlying warrants pursuant to May 2010 offering.

(144)      The shares being registered include 5,000 shares underlying warrants pursuant to May 2010 offering. John J. Sanderford has voting and dispositive control with respect to the securities being offered

(145)      The shares being registered include (i) 50,000 shares underlying warrants pursuant to May 2010 offering, (ii) 166,667 shares and 83,334 shares underlying warrants pursuant to January / February 2011 offering, and (iii) 1,212,122 shares and 606,061 shares underlying warrants pursuant to April 2011 offering. Kihong Kwon, Trustee, has voting and dispositive control with respect to the securities being offered. Amount of securities owned does not take into account restrictions on exercise limiting security holders ability to exercise warrants in the event of 4.99% and 9.99% ownership thresholds.

(146)      The shares being registered include 20,000 shares underlying warrants pursuant to May 2010 offering. Stephanie L. Napier and Lori Harding have voting and dispositive control with respect to the securities being offered.

(147)      The shares being registered include 5,000 shares underlying warrants pursuant to May 2010 offering.

(148)      The shares being registered include 7,500 shares underlying warrants pursuant to May 2010 offering.

(149)      The shares being registered include 7,500 shares underlying warrants pursuant to May 2010 offering.

(150)      The shares being registered include 6,250 shares underlying warrants pursuant to May 2010 offering.

(151)      The shares being registered include 20,000 shares underlying warrants pursuant to May 2010 offering.

(152)      The shares being registered include (i) 22,500 shares underlying warrants pursuant to May 2010 offering, and (ii) 22,500 shares underlying warrants pursuant to April 2011 offering.

(153)      The shares being registered include 57,500 shares underlying warrants pursuant to May 2010 offering.

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(154)      The shares being registered include (i) 3,000 shares underlying warrants pursuant to January / February 2011 offering, and (ii) 1,000 shares underlying warrants pursuant to consulting services on 5/23/11. Becky Bass, Custodian, has voting and dispositive control with respect to the securities being offered

(155)      Eric L. Pittman, Custodian, has voting and dispositive control with respect to the securities being offered.

(156)      The shares being registered include 11,112 shares and 5,556 shares underlying warrants pursuant to January / February 2011 offering.

(157)      The shares being registered include 97,777 shares and 48,889 shares underlying warrants pursuant to January / February 2011 offering. Kevin Kwon, Trustee, has voting and dispositive control with respect to the securities being offered

(158)      The shares being registered include 14,444 shares and 7,222 shares underlying warrants pursuant to January / February 2011 offering. Kevin Kwon, Trustee, has voting and dispositive control with respect to the securities being offered

(159)      The shares being registered include 555,555 shares and 277,778 shares underlying warrants pursuant to January / February 2011 offering. Kihong Kwon, Trustee, has voting and dispositive control with respect to the securities being offered. Amount of securities owned does not take into account restrictions on exercise limiting security holder’s ability to exercise warrants in the event of 4.99% and 9.99% ownership thresholds.

(160)      The shares being registered include 5,556 shares underlying warrants pursuant to January / February 2011 offering.

(161)      The shares being registered include 13,888 shares and 6,944 shares underlying warrants pursuant to January / February 2011 offering.

(162)      The shares being registered include 944,444 shares and 472,222 shares underlying warrants pursuant to January / February 2011 offering. Kihong Kwon has voting and dispositive control with respect to the securities being offered. Amount of securities owned does not take into account restrictions on exercise limiting security holder’s ability to exercise warrants in the event of 4.99% and 9.99% ownership thresholds.

(163)      The shares being registered include 69,445 shares and 34,723 shares underlying warrants pursuant to January / February 2011 offering.

(164)      The shares being registered include 55,554 shares and 27,777 shares underlying warrants pursuant to January / February 2011 offering. Nancy M. Kwon, Trustee, has voting and dispositive control with respect to the securities being offered

(165)      The shares being registered include (i) 1,000 shares and 4,000 shares underlying warrants as a finder pursuant to January 2011 offering, and (ii) 1,000 shares and 4,000 shares underlying warrants pursuant to consulting services on 5/23/11.

(166)      The shares being registered include 1,000 shares underlying warrants as a finder pursuant to January / February 2011 offering.

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(167)      The shares being registered include 1,000 shares underlying warrants as a finder pursuant to January / February 2011 offering.

(168)      The shares being registered include 27,800 shares and 13,900 shares underlying warrants pursuant to January / February 2011 offering. Eric J. Byrnes, Trustee, has voting and dispositive control with respect to the securities being offered.

(169)      The shares being registered include 6,945 shares underlying warrants pursuant to January / February 2011 offering.

(170)      The shares being registered include 27,778 shares underlying warrants pursuant to January / February 2011 offering. Gregory Bolloten has voting and dispositive control with respect to the securities being offered.

(171)      The shares being registered include 16,666 shares and 8,333 shares underlying warrants pursuant to January / February 2011 offering.

(172)      The shares registered include 4,211 shares issued pursuant to consulting services on 5/26/11. Keith Sandler has voting and dispositive control with respect to the securities being offered.

PLAN OF DISTRIBUTION

The Selling Stockholders may sell their shares at prevailing market prices or privately negotiated prices.  These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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MARKET FOR COMMON STOCK

Market Information

Our common stock is quoted on the OTCBB and Pinksheets under the symbol “GNSZ.” Although a market for our common stock exists, it is relatively illiquid. The following quotations are taken from the OTCBB. The prices reflect high and low inter-dealer bid prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. The closing sale price of our common stock on November 5, 2012, as reported on the OTCBB was $2.71 per share.

Quarter Ended	High	Low
2012:
Third Quarter	$1.40	$0.00
Second Quarter	$3.10	$1.35
First Quarter	$3.07	$1.35
2011:
Fourth Quarter	$1.92	$1.35
Third Quarter	$1.91	$1.20
Second Quarter	$2.00	$0.00
First Quarter	$2.00	$1.10
2010:
Fourth Quarter	$1.99	$1.50
Third Quarter	$2.27	$1.50
Second Quarter	$2.80	$2.00
First Quarter	$3.45	$1.60

Holders

As of July 31, 2012, there were 21,850,390 shares of our common stock issued and outstanding, which were held by 109 shareholders of record. We believe our shares are held by approximately 755 “beneficial owners” with regard to shares held in street name.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and we do not currently anticipate declaring or paying cash dividends on our capital stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants, applicable law and other factors that our board of directors may deem relevant. If we do not pay dividends, a return on your investment will occur only if the market price of our common stock appreciates.

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DESCRIPTION OF SECURITIES

General

As of July 31, 2012, our authorized capital stock consisted of:

•	80,000,000 shares of common stock, par value $0.0001; and

•	10,000,000 shares of “blank check” preferred stock, par value $0.0001.

As of July 31, 2012, 21,850,390 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the DGCL.

Set forth below is a summary description of all of the material terms of our capital stock and convertible securities. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation, bylaws and form of convertible securities, each of which is filed as an exhibit to the registration statement, of which this prospectus forms a part.

Common Stock

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of our shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by our certificate of incorporation. Our stockholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable. Our bylaws authorize the board of directors to declare dividends on our outstanding shares.

Preferred Stock

We may issue our preferred shares from time to time in one or more series as determined by our board of directors. The voting powers and preferences, the relative rights of each series, and the qualifications, limitations and restrictions thereof may be established by our board of directors without any further vote or action by our shareholders.

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Outstanding Warrants

As of July 31, 2012, we had an aggregate of 8,369,286 common stock purchase warrants issued and outstanding with a range of exercise prices from $0.50 to $3.50 per share and an average weighted exercise price of $2.43 per share, consisting of:

Description of Securities	Exercise Price	Expiration Date	Price Adjustment	Callable
Consultant Warrants
84,000 Warrants	$0.50	2/11/2013	Stock Dividends and Splits	No
60,000 Warrants	$0.50	1/31/2018	Stock Dividends and Splits	No
1,000,000 Warrants	$1.00	3/6/2013	Stock Dividends and Splits, Subsequent Equity Offerings, Subsequent Rights Offerings, Pro-rata distributions and Fundamental Transactions	No
120,000 Warrants	$1.50	9/2/2014	Stock Dividends and Splits	No
156,667 Warrants	$1.65	5/14/2015	Stock Dividends and Splits, and Fundamental Transactions	No
25,000 Warrants	$1.94	8/16/2016	Stock Dividends and Splits	No
50,000 Warrants	$2.00	10/6/2013	Stock Dividends and Splits	No
40,000 Warrants	$2.00	12/22/2015	Stock Dividends and Splits	No
190,000 Warrants	$2.03	12/28/2016	Stock Dividends and Splits	No
5,800 Warrants	$2.40	5/20/2015	Stock Dividends and Splits and Fundamental Transactions	No
18,000 Warrants	$2.55	6/1/2017	Stock splits, Dividends and Fundamental Transactions	No
150,000 Warrants	$3.00	7/14/2014	Stock Splits, Dividends and Fundamental Transactions	Yes
91,000 Warrants	$3.15	5/23/2016	Stock Splits and Dividends	Yes
160,667 Warrants	$3.30	3/14/2016	Stock Splits and Dividends	Yes
50,625 Warrants	$3.50	6/24/2015	Stock Splits and Dividends	Yes
Offering Warrants
1,691,283(1) – July/Aug 2008 Offering	$1.50	July/Aug 2013	Stock Splits and Dividends, Subsequent Equity Offerings, Subsequent Rights Offerings, Pro-rata distributions and Fundamental Transactions	Yes
250,006 – Feb 2009 Offering	$3.00	2/19/2014	Stock Splits, Dividends and Fundamental Transactions	Yes
1,113,241 – 2009 June/July Offering (2)	$3.00	June/July 2014	Stock Splits, Dividends and Fundamental Transactions	Yes
92,269 – 2009 Sept Offering(3)	$3.00	9/2/2014	Stock Splits, Dividends and Fundamental Transactions	Yes
309,377(4) – Jan/Mar 2010 Offering	$3.10	Jan/Mar 2015	Stock Splits, Dividends, and Fundamental Transactions	Yes
718,175 – April 2011 Offering(5)	$3.15	Apr. 2016	Stock Splits and Dividends	Yes
1,218,610 – Jan/Feb 2011 Offering(6)	$3.30	Jan/Feb 2016	Stock Splits and Dividends	Yes
713,566 – May 2010 Offering(7)	$3.50	May 2015	Stock Splits, Dividends and Fundamental Transactions	Yes
Debt Modification Warrants
61,000 – February 17, 2009 Offering	$1.50	2/17/2014	Stock Splits and Dividends	No

(1)	Includes 474,600 warrants issued to our placement agent and finder with an average exercise price of $1.50 per share.
(2)	Includes 100,562 warrants issued to our placement agent and finder with an average exercise price of $3.00 per share
(3)	Includes 12,267 warrants issued to our placement agent and finder with an average exercise price of $3.00 per share.
(4)	Includes 42,673 warrants issued to our placement agent and finder with an average exercise price of $2.73 per share.

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(5)	Includes 36,364 warrants issued to our placement agent and finder with an average exercise price of $3.15 per share.
(6)	Includes 97,805 warrants issued to our placement agent and finder with an average exercise price of $3.24 per share.
(7)	Includes 39,816 warrants issued to our placement agent and finder with an average exercise price of $3.50 per share.

Options

As of July 31, 2012, we had an aggregate of 4,433,528 common stock purchase options issued and outstanding with an average exercise price of $1.73 per share. The options were issued pursuant to our 2007 Equity Compensation Plan, as amended, and our 2009 Executive Compensation Plan.

Convertible Notes

As of July 31, 2012, we have three convertible promissory notes outstanding that are payable to Dr. Dionne, our Chief Executive Officer, Chief Financial Officer, President and Chairman. The notes have an annual interest rate of 4.2%. The aggregate balance of the notes is $105,000 in principal and $19,501 in accrued interest. The notes and accrued interest are convertible into shares of common stock at a price per share of $0.50.

Delaware Anti-Takeover Law and Charter and Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years

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prior to the time of determination of interested stockholder status, and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the certificate of incorporation and bylaws, as applicable, among other things:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval; and
•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The address of American Stock Transfer & Trust Company is 59 Maiden Lane, New York, New York, 10038 and the phone number is (718) 921-8201.

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MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements regarding our business development plans, clinical trials, regulatory reviews, timing, strategies, expectations, anticipated expenses levels, projected profits, business prospects and positioning with respect to market, demographic and pricing trends, business outlook, technology spending and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations) and express our current intentions, beliefs, expectations, strategies or predictions. These forward-looking statements are based on a number of assumptions and currently available information and are subject to a number of risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this prospectus. The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, is provided in addition to the accompanying financial statements and related notes in this prospectus to assist readers in understanding our results of operations, financial condition, and cash flows. MD&A is organized as follows:

•	Overview — Discussion of our business and plan of operations, overall analysis of financial and other highlights affecting our business in order to provide context for the remainder of MD&A.
•	Significant Accounting Policies — Accounting policies that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.
•	Results of Operations — Analysis of our financial results comparing (i) the three and six months ended June 30, 2012 to the comparable periods of 2011; and (ii) year ended December 31, 2011 to 2010.
•	Liquidity and Capital Resources — A discussion of our financial condition and potential sources of liquidity.

Overview

We are pursuing a business plan related to the development of targeted cancer therapeutics for the treatment of cancerous tumors, including prostate, brain and other cancers. We are considered to be in the development stage as defined by Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 915 “Development Stage Entities.” Our operations are based in San Antonio, TX.

Business Strategy

Our business strategy is to develop a series of therapeutics based on our target-activated prodrug technology platform and bring them through Phase I/II clinical trials. At that point, we plan to license the rights to further development of the drug candidates to major pharmaceutical companies. We believe that major pharmaceutical companies associate significant value in drug candidates that have passed one or more phases of clinical trials, and these organizations have the resources and expertise to finalize drug development and market the drugs. However, we are concurrently positioning the Company to be in a financial position to proceed in the absence of a license/acquisition deal with a large pharmaceutical partner, should the terms at that point in time appear not to be favorable.

Plan of Operation

Management believes that the best way to increase shareholder value in the short and long-term is to focus on the efficient clinical development of G-202 as our highest priority. We have identified 4 prodrug candidates: G-202, G-114, G-115 and G-301. At this time, we are engaged primarily in the development of G-202 together with limited pre-clinical development of G-115. It is anticipated that the development of the remaining candidates will not commence until we have sufficient resources to devote to their development.

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Development of G-202

Our present intent is to license G-202 to a third party during or after Phase II clinical studies. In the event we are not able or decide not to license G-202, we will proceed with Phase III clinical trials. We estimate that if we elected to undertake Phase III clinical trials, the cost will be approximately $25,000,000 and will be completed in the fourth quarter of 2016. Subject to successful completion of such trials, we would expect marketing approval in the second half of 2017 with an additional $3,000,000 spent to get the New Drug Application, or NDA, approved. We do not expect cash inflows from our own marketing efforts before late 2017. The Phase III estimated costs are subject to major revision as we have not yet obtained any efficacy data for our drug in patients and, therefore, cannot accurately predict what may be the optimal Phase III patient population or whether we should even commence such studies.

We have budgeted $5,245,000 in cash expenditures through the first half of 2013, including (1) $1,862,000 to cover our projected general and administrative expense during the year; and (2) $3,383,000 for research and development activities. Based on our cash at June 30, 2012 we believe we have sufficient monies to fund our operations until February 2013, after which time we will need to undertake additional financings. These assumptions are based upon operations focused solely on the G-202 Phase Ib trials and the anticipated Phase II clinical trials. We anticipate that we will require an additional $18 million to complete the G-202 Phase II clinical trial as presently anticipated. If we are unable to obtain additional capital, we may have to significantly curtail or cease operations.

Phase I Clinical Development of G-202

During the first half of 2012 we were engaged in conducting the Phase I clinical trial of G-202 at: (i) the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins (Michael Carducci, MD as Principal Investigator); (ii) the University of Wisconsin Carbone Cancer Center (George Wilding, MD as Principal Investigator); and (iii) the Cancer Therapy and Research Center at the University of Texas Health Science Center in San Antonio (Devalingam Mahalingam, MD PhD as Principal Investigator). The purpose of our Phase I trial of G-202 is to evaluate safety, understand the pharmacokinetics (the process by which a compound is absorbed, distributed, metabolized, and eliminated by the body) of the drug candidate in humans, and to determine an appropriate dosing regimen for subsequent clinical studies. Our Phase I clinical trials consist of both a Phase Ia and Ib portion.

In the Phase Ia portion, 28 patients were treated in eight individual cohorts with each subsequent cohort receiving a higher dose of drug until a Maximum Tolerated Dose, or MTD, was identified. The Phase Ia portion was conducted in refractory cancer patients (those who have relapsed after former treatments) with any type of solid tumors. This strategy was intended to facilitate enrollment and perhaps give us a preliminary indication of safety across a wider variety of patients. We treated 28 patients in the Phase Ia portion of the trial at doses ranging from 1.2 mg/m2/dose (|mf2 mg/dose) up to 88 mg/m2/dose (|mf150 mg/dose). The drug exposure in patients receiving the higher doses of G-202 falls within the range associated with anti-tumor efficacy in animal models. The MTD of G-202 was identified in this dose escalation portion of the Phase I study.

The Phase Ib portion will evaluate G-202 in a maximum of 18 additional patients to further refine a dosing regimen, obtain more safety data and determine a recommended dose for our anticipated Phase II clinical studies. As of August 15, 2012, fifteen patients have been treated in the Phase Ib portion of the trial. Although our Phase I study was not designed to determine the anti-tumor effects of G-202, encouraging signs were observed; however, we have not completed the trial, we have not evaluated the results of the data from the trial, and therefore, the final outcome of the trial is still uncertain and there can be no assurance that these or any early observations are ultimately valid.

Phase II Clinical Development of G-202

On July 25, 2012, we obtained clearance from the FDA and, on August 20, 2012, we obtained clearance from the MHRA to initiate the Phase II clinical trial entitled “An Open-Label, Single-Arm, Phase 2 Study of G-202 in Patients with Chemotherapy-Naïve Metastatic Castrate-Resistant Prostate Cancer.” The trial is expected to enroll up to forty patients and will be conducted at up to six sites in the US and UK. This trial will have the advantage of demonstrating approval by European regulatory agencies for the use of G-202 in patients and is expected to launch in the fourth quarter of 2012. We initially anticipated that the study would

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begin in Q3 2012 but dose refinements that minimized side effects in the Phase 1b program allow us to explore ways to further escalate drug dosing and these evaluations may extend into Q4 2012. We are also evaluating Phase II trial designs in hepatocellular carcinoma (liver cancer) and glioblastoma multiforme (a form of brain cancer) and expect to initiate these Phase II studies over the next 12 months, assuming we can obtain sufficient funding for the studies (see below). The initiation of the Phase II trials at each site is subject to the approval of their respective Institutional Review Boards or MREC, as applicable.

We expect to conduct several Phase II clinical trials to determine the therapeutic efficacy of G-202 in cancer patients. Although we believe that G-202 will be useful across a wide variety of cancer types, it is usually most efficient and medically prudent to evaluate a drug candidate in a single tumor type within a single trial.

The amounts and timing of our actual expenditures may vary significantly from our expectations depending upon numerous factors, including our results of operation, financial condition and capital requirements. Accordingly, we will retain the discretion to allocate the available funds among the identified uses described above, and we reserve the right to change the allocation of available funds among the uses described above.

Significant Accounting Policies

Our financial statements in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to financial statements describes the significant accounting policies used in the preparation of the financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below. We do not believe that there have been significant changes to our accounting policies during the year ended December 31, 2011, as compared to those policies disclosed in the December 31, 2010, and in the June 30, 2012 financial statements except as disclosed in the notes to financial statements.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the financial statements as soon as they became known. Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our financial statements:

Going Concern — Our financial statements have been prepared assuming that we will continue as a going concern. Based on our cash at December 31, 2011 and cash received during the first quarter from the exercise of warrants, we believe we have sufficient cash on hand to fund our operations until February 2013 assuming we do not engage in an extraordinary transaction or otherwise face unexpected events or contingencies.

Use of Estimates — Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, our management has estimated the expected economic life and value of our licensed

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technology, our net operating loss for tax purposes and our stock, option and warrant expenses related to compensation to employees and directors and consultants. Actual results could differ from those estimates.

Cash and Equivalents — Cash equivalents are comprised of certain highly liquid investments with maturity of three months or less when purchased. We maintain our cash in bank deposit accounts which, at times, may exceed federally insured limits. We have not experienced any losses in such accounts.

Intangible and Long-Lived Assets — We follow FASB ASC Topic 360, “Property, Plant and Equipment”, which established a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. We have not recognized any impairment losses.

Research and Development Costs — Research and development costs include expenses incurred by the Company for research and development of therapeutic agents for the treatment of cancer and are charged to operations as incurred.

Stock Based Compensation — We account for our share-based compensation under the provisions of ASC Topic 718 “Compensation — Stock Compensation”.

Fair Value of Financial Instruments — Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments without extended maturities, the fair value of which, based on management’s estimates, reasonably approximate their book value. The fair value of long term convertible notes is based on management estimates and reasonably approximates their book value after comparison to obligations with similar interest rates and maturities. The fair value of the Company’s derivative instruments is determined using option pricing models.

Recent Accounting Pronouncements

For a discussion of new accounting pronouncements affecting the Company, refer to Note 1 to the financial statements in this prospectus.

Result of Operations

Our results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future.

Three and Six Months Ended June 30, 2012 Compared to the Comparable Periods in 2011

Revenue

We did not have revenues for the three or six months ended June 30, 2012 and 2011. We do not anticipate any revenues during 2012.

Operating Expenses

Operating expense totaled $1,701,283 and $1,695,126 for the three months ended June 30, 2012 and 2011, respectively. The increase in operating expenses results from an increase in general and administrative expenses partially offset by a decrease in research and development expenses.

Operating expense totaled $3,105,899 and $2,503,813 for the six months ended June 30, 2012 and 2011, respectively. The increase in operating expenses results from increases in both research and development and general and administrative expenses and our receipt of a research and development grant in 2011 with no comparable grant in 2012.

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	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating expenses:
General and administrative expenses	$911,883	$893,889	$1,578,764	$1,525,939
Research and development	789,400	801,237	1,527,135	1,222,353
Research and development grant received	—	—	—	(244,479)
Total operating expenses	$1,701,283	$1,695,126	$3,105,899	$2,503,813

General and Administrative Expenses

General and Administrative Expenses (“G&A”) expenses totaled $911,883 and $893,889 for the three months ended June 30, 2012 and 2011, respectively. The increase of $17,994 or 2% for the three months ended June 30, 2012 compared to the same period in 2011 was primarily attributable to increases in professional fees of approximately $344,000 and other expenses of approximately $36,000, partially offset by decreases in compensation expense of approximately $145,000 and consulting expense of approximately $217,000.

G&A expenses totaled $1,578,764 and $1,525,939 for the six months ended June 30, 2012 and 2011, respectively. The increase of $52,825 or 3% for the six months ended June 30, 2012 compared to the same period in 2011 was primarily attributable to increases in professional fees of approximately $491,000 and other expenses of approximately $60,000, partially offset by decreases in compensation expense of approximately $43,000 and consulting expense of approximately $455,000.

Research and Development Expenses

Research and development expenses totaled $789,400 and $801,237 for the three months ended June 30, 2012 and 2011, respectively. The decrease of $11,837 or 1% for the three months ended June 30, 2012 compared to the same period in 2011 was attributable to a decrease in compensation expense of approximately $165,000 partially offset by an increase in development expense of approximately $153,000.

Research and development expenses totaled $1,527,135 and $1,222,353 for the six months ended June 30, 2012 and 2011, respectively. The increase of $304,782 or 25% for the six months ended June 30, 2012 compared to the same period in 2011 was attributable to an increase in development expense of approximately $353,000 partially offset by a decrease in compensation expense of approximately $48,000.

Our research and development expenses consist primarily of expenditures for toxicology and other studies, manufacturing, clinical trials and compensation and consulting costs. Under the planning and direction of key personnel, we expect to outsource all of our Good Laboratory Practices (“GLP”) preclinical development activities (e.g., toxicology) and Good Manufacturing Practices (“GMP”) manufacturing and clinical development activities to contract research organizations (“CROs”) and contract manufacturing organizations (“CMOs”). Manufacturing will be outsourced to organizations with approved facilities and manufacturing practices.

Research and Development Grant

During 2010 we were awarded two Federal grants, totaling approximately $489,000, through the Patient Protection and Affordable Care Act, which supports investments in qualifying therapeutic discovery projects. Of this amount, we received $244,479 during the three months ended March 31, 2011. No comparable grant was received for the three or six months ended June 30, 2012.

Other Income (Expenses)

Other income (expenses) totaled $845,956 of income and $1,119 of expense for the three months ended June 30, 2012 and 2011, respectively.

Other income (expenses) totaled $743,396 of expense and $458,849 of income for the six months ended June 30, 2012 and 2011, respectively.

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	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Other expenses:
Gain (loss) on change in fair value of derivative liability	$844,032	$(9,631)	$(748,056)	$443,959
Interest income, net	1,924	8,512	4,660	14,890
Total other income (expenses)	$845,956	$(1,119)	$(743,396)	$458,849

Gain (loss) on change in fair value of derivative liability

Change in fair value of derivative liability totaled $844,032 of income and $9,631 of loss during the three months ended June 30 2012 and 2011 respectively.

Change in fair value of derivative liability totaled $748,056 of loss and $443,959 of income during the six months ended June 30, 2012 and 2011 respectively.

The change in the fair value of our warrant derivative liability resulted primarily from the changes in our stock price and the volatility of our common stock during the reported periods. Refer to Note 3 to the financial statements for further discussion on our warrant liabilities.

At June 30, 2012, we recalculated the fair value of our warrants subject to derivative accounting and have determined that their fair value at June 30, 2012 is $2,055,538. The value of the warrants was determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.185%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 57%; and (4) an expected life of the warrants of 1 year.

We have recorded income of $844,032 and loss of 748,056 during the three and six months ended June 30, 2012, respectively, related to the change in fair value during those periods.

During the six months ended June 30, 2012, 264,003 of our warrants subject to derivative accounting were exercised into common stock. As a result of the exercise of the warrants, we have reclassified $426,645 of our warrant derivative liability to paid in capital during the six months ended June 30, 2012.

Interest income, net

We had net interest income of $1,924 and $8,512 for the three months ended June 30, 2012 and 2011, respectively. We had net interest income of $4,660 and $14,890 for the six months ended June 30, 2012 and 2011, respectively. Interest income results from earnings on deposits with financial institutions, net of interest accrued on stockholder notes.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Revenue

We did not have revenue during the years ended December 31, 2011 and 2010. We do not anticipate any revenues during 2012.

Operating Expenses

Operating expense totaled $6,320,044 and $4,172,634 during 2011 and 2010, respectively. The increase in operating expenses is the result of the following factors.

	Year Ended December 31,		Change in 2011 Versus 2010
	2011	2010	$	%
Operating Expenses
General and administrative expenses	$3,262,360	$2,173,247	$1,089,113	50%
Research and development	3,302,163	2,243,866	1,058,297	47%
Research and development grant received	(244,479)	(244,479)	—	—
Total expense	$6,320,044	$4,172,634	$2,147,410	51%

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General and Administrative Expenses

G&A expenses totaled $3,262,360 and $2,173,247 during 2011 and 2010, respectively. The increase of $1,089,113 or 50% for 2011 compared to 2010 was primarily attributable to a number of factors, including increases in compensation expense of approximately $514,000 (resulting primarily from the granting of both the 2011 and 2010 Long Term Incentive Grants during the 2011 year) and consulting and other professional fees of approximately $479,000. Of the increases in compensation, consulting and professional fees, approximately $838,000 has been or will be paid through the grant of common stock and common stock options and warrants.

Research and Development Expenses

Research and development expenses totaled $3,302,163 and $2,243,866 during 2011 and 2010, respectively. The increase of $1,058,297 or 47% for 2011 compared to 2010 was attributable to an increase in compensation expense of approximately $514,000 (resulting primarily from the granting of both the 2011 and 2010 Long Term Incentive Grants during the 2011 year) and an increase in development expense of approximately $545,000 resulting from our ongoing Phase I clinical trial. Of the increase in compensation, approximately $458,000 has been or will be paid through the grant of common stock and common stock options.

Our research and development expenses consist primarily of expenditures for toxicology and other studies, manufacturing, clinical trials and compensation and consulting costs.

Under the planning and direction of key personnel, we expect to outsource all of our GLP preclinical development activities (e.g., toxicology) and GMP manufacturing and clinical development activities to CROs and CMOs. Manufacturing will be outsourced to organizations with approved facilities and manufacturing practices.

Research and Development Grant

During 2010 we were awarded two Federal grants, totaling approximately $489,000, through the Patient Protection and Affordable Care Act, which supports investments in qualifying therapeutic discovery projects. Of this amount, we received $244,479 during the fourth quarter of 2010 and the balance of $244,479 during the first quarter of 2011. We will not receive any additional funding under these grants.

Other Income/Expenses

Other income / (expenses) totaled $605,937 and ($85,205) for 2011 and 2010, respectively.

	Year Ended December 31,		Change in 2011 Versus 2010
	2011	2010	$	%
Other Income Expenses
Change in fair value of derivative liability	$579,906	$(109,654)	$689,560	629%
Interest income (expense)	26,031	24,449	1,582	6%
Total other income/expense	$605,937	$(85,205)	$691,142	811%

Change in fair value of derivative liability

The income (charge) for the change in fair value of derivative liability totaled $579,906 and ($109,654) during 2011 and 2010, respectively. The change in the fair value of our warrant derivative liability resulted primarily from the changes in our stock price and the volatility of our common stock during the reported periods. Refer to Note 4 to the financial statements in this prospectus for further discussion on our warrant liabilities.

Interest income (expense)

We had net interest income of $26,031 and $24,449 for the year ended December 31, 2011 and 2010, respectively. The increase in net interest income of $1,582 for 2011 compared to 2010 was attributable to an increase in interest earned on deposits.

Net Loss

Net losses for 2011 and 2010 were $5,714,107 and $4,257,839, respectively, resulting from the expenses described above.

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Liquidity and Capital Resources

Since our inception, we have financed our operations mainly through the private placement of our securities. At June 30, 2012, we had cash on hand of approximately $3,949,000. We project a cash burn rate of approximately $600,000 per month for the third quarter 2012 as we face expenses related to start-up of the G-202 Phase II prostate cancer study. The projected burn rate will be reduced to approximately $430,000 per month for the following two quarters. Accordingly, based on our cash at June 30, 2012, we believe we have sufficient cash on hand to fund our operations until February 28, 2013 assuming we do not engage in an extraordinary transaction or otherwise face unexpected events or contingencies.

	Six Months Ended June 30,
	2012	2011
Cash & Cash Equivalents	$3,948,573	$7,913,548
Net cash used in operating activities	$(2,012,535)	$(1,360,612)
Net cash provided by financing activities	$431,003	$5,603,009

Cash and cash equivalents totaled $3,948,573 and $7,913,548 as of June 30, 2012 and 2011, respectively. The decrease of $3,964,975 at June 30, 2012 compared to the same period in 2011 was attributable to cash used in operations and a decrease in capital raised through the sale of our securities during the last two quarters of 2011 and the first two quarters of 2012.

Net Cash Used in Operating Activities

In our operating activities we used cash of $2,012,535 and $1,360,612 for the six months ended June 30, 2012 and 2011, respectively. The increase of $651,923 in cash used for operations during the six months ended June 30, 2012, compared to the same period in 2011, was attributable to an increase in loss of $890,775 (after adjusting for non-cash items), partially offset by an increase in accounts payable of $238,852.

Net Cash Provided by Financing Activities

Cash provided by financing activities was $431,003 and $5,603,009 for the six months ended June 30, 2012 and 2011, respectively, resulting from the sale of common stock and warrants and the exercise of options and warrants.

Future Liquidity and Needs

We have incurred significant operating losses and negative cash flows since inception. We have not achieved profitability and may not be able to realize sufficient revenue to achieve or sustain profitability in the future. We do not expect to be profitable in the next several years, but rather expect to incur additional operating losses. We have limited liquidity and capital resources and must obtain significant additional capital resources in order to sustain our product development efforts, for acquisition of technologies and intellectual property rights, for preclinical and clinical testing of our anticipated products, pursuit of regulatory approvals, acquisition of capital equipment, laboratory and office facilities, establishment of production capabilities, for general and administrative expenses and other working capital requirements. We rely on cash balances and the proceeds from the offering of our securities, the exercise of outstanding warrants and grants to fund our operations.

Additionally, the source, timing and availability of any future financing will depend principally upon market conditions, interest rates and, more specifically, on our progress in our exploratory, preclinical and clinical development programs. Funding may not be available when needed — at all, or on terms acceptable to us. Lack of necessary funds may require us, among other things, to delay, scale back or eliminate some or all of our research and product development programs, planned clinical trials, and/or our capital expenditures or to license our potential products or technologies to third parties.

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OUR BUSINESS

We are a development-stage pharmaceutical company focused on the discovery and development of prodrug cancer therapeutics. We believe that, if successfully developed, our cancer prodrug therapies have the potential to provide a targeted therapeutic approach to a broad range of solid tumors with fewer side effects than those related to current chemotherapy treatments. We plan to develop a series of therapies based on our prodrug technology platform and bring them through Phase I/II clinical trials, at which time we will seek to license or sell the compounds.

Our primary objective at the present time is the clinical development of our lead compound, G-202, a novel therapeutic agent with a unique mechanism of action. To date, we have completed a Phase Ia dose-escalation safety and tolerability study that has continued into a Phase Ib dose refinement study. G-202 has been cleared by the FDA and the MHRA, for initiation of a Phase II clinical trial in patients with chemotherapy-naïve, metastatic castrate-resistant prostate cancer.

To date, we have generated no revenues from the sale of our products and have experienced substantial net operating losses.

The Market for Our Core Products

Cancer chemotherapy involves treating patients with cytotoxic drugs (compounds or agents that are toxic to cells). Chemotherapy is often combined with surgery or radiation in the treatment of early-stage disease and it is the preferred, or only, treatment option for many forms of cancer in later stages of the disease. However, major drawbacks of chemotherapy include:

•	Side effects — Non-cancer cells in the body are also affected, often leading to serious side effects, including destruction of bone marrow and the production process for blood cells, damage to digestive tract cells, and hair loss.
•	Incomplete tumor kill — Many of the leading chemotherapeutic agents act during the process of cell division — they might be effective with tumors comprised of rapidly-dividing cells, but are much less effective for tumors that contain slowly dividing cells.
•	Resistance — Cancers will often develop resistance to current drugs after repeated exposure, limiting the number of times that a treatment can be applied effectively.

The table below summarizes a number of the potential U.S. patient populations which we believe may be amenable to our therapies and represent potential target markets.

Cancer	Estimated Number of New Cases 2012
Prostate	241,740
Breast	229,060
Brain & other nervous system	22,910
Liver & intrahepatic bile duct	28,720

Source: CA Cancer J. Clin 2012; 62; 10-29

Our Solutions

Prodrug chemotherapy is a relatively new approach to cancer treatment that is being investigated as a means to get higher concentrations of cytotoxic agents at the tumor location while avoiding the toxicity of these high doses in the rest of the body. An inactive form of a cytotoxin (referred to as the “prodrug”) is administered to the patient. The prodrug is converted into the active cytotoxin preferentially at the tumor site (“bioactivation”). We believe that, if successfully developed, our prodrug therapies have the potential to provide a targeted therapeutic approach to a broad range of solid tumors while avoiding some of the drawbacks found in conventional chemotherapeutic agents. We believe that our cytotoxin administered as a prodrug overcomes a number of drawbacks prevalent with current cancer drugs by:

•	killing slowly-dividing and non-dividing cancer cells as well as rapidly-dividing cancer cells;

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•	not triggering the development of resistance to its effects; and
•	having significantly less or no effect on the patient’s bone marrow.

In animal models of cancer, our lead compound, G-202, elicited complete tumor kill with minimal side effects, and did not develop drug resistance in tumors during prolonged treatment. We believe that these positive characteristics may also be manifested in human patients treated with G-202 and thus have advanced G-202 into human clinical trials.

Our Technology

Cytotoxin

12ADT is a chemically modified form of thapsigargin, a cytotoxin that kills fast-, slow- and non-dividing cells. Our two issued core patents, both entitled “Tissue Specific Prodrug,” contain claims which cover the composition of 12ADT.

Masking/Targeting Agent

We use peptides as our masking/targeting agents. Peptides are short strings of amino-acids, the building blocks of many components found in cells. When attached to 12ADT, they have the potential to make the cytotoxin inactive — once removed, the cytotoxin is active again. Our technology attempts to take advantage of the fact that the masking peptides can be removed by chemical reactors in the body called enzymes, and that the recognition of particular peptides by particular enzymes can be very specific. The peptides also make 12ADT soluble in blood. When it is removed, 12ADT returns to its natural insoluble state and precipitates directly into nearby cells.

The enzymes that we target with our prodrugs are found in very specific places within the body and within the tumors. Our lead drug candidate, G-202, is activated by the enzyme Prostate Specific Membrane Antigen or PSMA, which is found in prostate endothelial cells in the normal prostate, in prostate cancer cells, and in vascular endothelial cells (blood vessels) found in almost all solid tumors. Thus, we expect that G-202 may be used in the treatment of almost all solid tumors. Our second prodrug candidate, G-115, is activated by the enzyme Prostate Specific Antigen or PSA, which is secreted by prostate epithelial cells in the normal prostate and by prostate cancer cells. PSA is found in the bloodstream and is known as a tumor marker for prostate cancer, but it is inactive in the bloodstream due to potent binding by a protein inhibitor. However, PSA is enzymatically active on the surface of prostate cancer cells as it is being secreted and this activity forms the basis for tumor targeting with G-115. G-301 is activated by the enzyme Human Glandular Kallikrein 2 or hK2, which is secreted by prostate epithelial cells in the normal prostate and by prostate cancer cells. The enzyme hK2 is found in the bloodstream and is known as a tumor marker for prostate cancer but it is inactive in the bloodstream due to potent binding by a protein inhibitor. However, hK2 is enzymatically active on the surface of prostate cancer cells as it is being secreted and this activity forms the basis for tumor targeting with G-301. Both G-115 and G-301 are believed to be useful in the treatment of prostate cancers only and not to be useful for the treatment of other cancers.

Our Approach

Our approach is to identify specific enzymes that are found at high levels in tumors relative to other tissues in the body. Upon identifying these enzymes, we attempt to create peptides that are recognized predominantly by those enzymes in the tumor and not by enzymes in normal tissues. We believe that this double layer of recognition adds to the tumor-targeting found in our prodrugs. Because the exact nature of our masking/targeting peptides is so refined and specific, they form the basis for another set of our patents and patent applications on the combination of the peptides and 12ADT.

Our Prodrug Development Candidates

We currently have identified four prodrug candidates based on our technology, as summarized in the table below (at this time we are actively developing G-202 and are undertaking limited pre-clinical development with respect to G-115):

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Prodrug Candidate	Activating enzyme	Target location of active enzyme	Status
G-202	Prostate Specific Membrane Antigen (PSMA)	The blood vessels of most solid tumors	•	Phase I Clinical Trial is underway

G-115	Prostate Specific Antigen (PSA)	Prostate cancers	•	Pilot toxicology completed

			•	Limited pre-clinical development

G-114	Prostate Specific Antigen (PSA)	Prostate cancers	•	Validated efficacy in pre-clinical animal models (Johns Hopkins University)

G-301 (Ac-GKAFRR- L12ADT)	Human glandular kallikrein 2 (hK2)	Prostate cancers	•	Validated efficacy in pre-clinical animal models (Johns Hopkins University)

Strategy

Business Strategy

We plan to develop a series of therapies based on our target-activated prodrug technology platform and further test them through Phase I/II clinical trials. We are currently focused on the clinical development of G-202 as an intravenously administered infusion drug candidate and we anticipate that Phase II studies will commence in the fourth quarter of 2012. We are also in the early stages of developing an injectable form of G-202 that we believe will be more convenient for both doctors and patients and possibly have a much longer patent life.

We began development of G-115 in the fourth quarter of 2010. We recently deferred full development of G-115 to allow us to invest more aggressively in multiple G-202 Phase II clinical trials. We are, however, continuing limited pre-clinical development of G-115.

Manufacturing and Development Strategy

Under the planning and direction of key personnel, we expect to outsource all of our preclinical development activities (e.g., toxicology), manufacturing, and clinical development activities to contract research organizations, or CROs, and contract manufacturing organizations, or CMOs. Manufacturing will be outsourced to organizations with approved facilities and manufacturing practices. Even though we expect to outsource these functions, manufacturing and clinical development activities are subject to Good Manufacturing Practices, or GMP, and Good Laboratory Practices, or GLP, respectively, and the failure of our third-party contractors to follow GMP and GLP regulations could have a materially negative impact on our strategy.

Commercialization Strategy

We intend to license our drug compounds to third parties after Phase I/II clinical trials. It is expected that such third parties would then continue to develop, market, sell, and distribute the resulting products. However, we are preparing the Company to be able to proceed into Phase III clinical trials and future sales and marketing operations if license/acquisition terms are not deemed to be favorable.

Our Clinical Trials

Phase I Clinical Development of G-202

During the first half of 2012 we were engaged in conducting the Phase I clinical trial of G-202 at: (i) the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins (Michael Carducci, MD as Principal Investigator); (ii) the University of Wisconsin Carbone Cancer Center (George Wilding, MD as Principal Investigator); and (iii) the Cancer Therapy and Research Center at the University of Texas Health Science Center in San Antonio (Devalingam Mahalingam, MD PhD as Principal Investigator). The purpose of our Phase I trial of G-202 is to evaluate safety, understand the pharmacokinetics (the process by which a compound is absorbed, distributed, metabolized, and eliminated by the body) of the drug candidate in humans, and to determine an appropriate dosing regimen for subsequent clinical studies.

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In the Phase Ia portion, 28 patients were treated in eight individual cohorts with each subsequent cohort receiving a higher dose of drug until a Maximum Tolerated Dose or MTD was identified. The Phase Ia portion was conducted in refractory cancer patients (those who have relapsed after former treatments) with any type of solid tumors. This strategy was intended to facilitate enrollment and perhaps give us a preliminary indication of safety across a wider variety of patients. We treated 28 patients in the Phase Ia portion of the trial at doses ranging from 1.2 mg/m2/dose (|mf2 mg/dose) up to 88 mg/m2/dose (|mf150 mg/dose). The drug exposure in patients receiving the higher doses of G-202 falls within the range associated with anti-tumor efficacy in animal models. The MTD of G-202 was identified in this dose escalation portion of the Phase I study.

We will further evaluate G-202 in a continuation of the Phase I clinical trial during the rest of 2012. The Phase Ib portion will evaluate G-202 in a maximum of 18 additional patients to further refine a dosing regimen, obtain more safety data and determine a recommended dose for our anticipated Phase II clinical studies. As of August 15, 2012, fifteen patients have been treated in the Phase Ib portion of the trial. Although our Phase I study was not designed to determine the anti-tumor effects of G-202, encouraging signs were observed; however, we have not completed the trial, we have not evaluated the results of the data from the trial, and therefore, the final outcome of the trial is still uncertain and there can be no assurance that these or any early observations are ultimately valid.

Phase II Clinical Development of G-202

On July 25, 2012, we obtained clearance from the FDA and, on August 20, 2012, we obtained clearance from the MHRA, to initiate the Phase II clinical trial entitled “An Open-Label, Single-Arm, Phase 2 Study of G-202 in Patients with Chemotherapy-Naïve Metastatic Castrate-Resistant Prostate Cancer.” The trial is expected to enroll up to forty patients and will be conducted at up to six sites in the US and UK. This trial will have the advantage of demonstrating approval by European regulatory agencies for the use of G-202 in patients and is expected to launch in the fourth quarter of 2012. We initially anticipated that the study would begin in Q3 2012 but dose refinements that minimized side effects in the Phase 1b program allow us to explore ways to further escalate drug dosing and these evaluations may extend into Q4 2012. We are also evaluating Phase II trial designs in hepatocellular carcinoma (liver cancer) and glioblastoma multiforme (a form of brain cancer) and expect to initiate these Phase II studies over the next 12 months, assuming we can obtain sufficient funding for the studies. The initiation of the Phase II trials at each site is subject to the approval of their respective Institutional Review Boards or MREC, as applicable.

We expect to conduct several Phase II clinical trials to determine the therapeutic efficacy of G-202 in cancer patients. Although we believe that G-202 will be useful across a wide variety of cancer types, it is usually most efficient and medically prudent to evaluate a drug candidate in a single tumor type within a single trial.

Market and Competitive Considerations

The clinical opportunity for our drug candidates

We believe that current anti-angiogenesis drugs (drugs that disrupt the blood supply to tumors) validate the clinical approach and market potential of our drug candidates. Angiogenesis is the physiological process involving the growth of new blood vessels from pre-existing vessels and is a normal process in growth and development, as well as in wound healing. Angiogenesis is also a fundamental step in the development of tumors from a clinically insignificant size to a malignant state because no tumor can grow beyond a few millimeters in size without the nutrition and oxygenation that comes from an associated blood supply. Interrupting this process has been targeted as a point of intervention for slowing or reversing tumor growth. A well-known example of a successful anti-angiogenic approach is the recently approved drug, AvastinTM, a monoclonal antibody that inhibits the activity of Vascular Endothelial Growth Factor, which is important for the growth and survival of endothelial cells.

These types of anti-angiogenic drugs have only a limited therapeutic effect with increased median patient survival times of only a few months. Our approach is designed to destroy both the existing and newly growing tumor vasculature, rather than just block new blood vessel formation. We anticipate that this approach will lead to a more immediate collapse of the tumor’s nutrient supply and consequently an enhanced rate and degree of tumor destruction.

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Competition

The pharmaceutical, biopharmaceutical and biotechnology industries are very competitive, fast moving and intense, and expected to be increasingly so in the future. Although we are not aware of any competitor who is developing a drug that is designed to destroy both the existing and newly growing tumor vasculature in a manner similar to our drug candidates, there are several marketed drugs and drugs in development that attack tumor-associated blood vessels to some degree. For example, AvastinTM is a marketed product that acts predominantly as an anti-angiogenic agent. ZybrestatTM is another drug in development that is described as a vascular-disrupting agent that inhibits blood flow to tumors. It is impossible to accurately ascertain how well our drug will compete against these or other products that may be in the marketplace until we have human patient data for comparison.

Other larger and well-funded companies have developed and are developing drug candidates that, if not similar in type to our drug candidates, are designed to address the same patient or subject population. Therefore, our lead product, other products in development, or any other products we may acquire or license may not be the best, the safest, the first to market, or the most economical to make or use. If a competitor’s product or product in development is better than ours, for whatever reason, then our ability to license our technology could be diminished and our sales could be lower than that of competing products, if we are able to generate any sales at all.

Patents and Proprietary Rights

Our success will likely depend upon our ability to preserve our proprietary technologies and operate without infringing on the proprietary rights of other parties. However, we may rely on certain proprietary technologies and know-how that are not patentable or that we determine to keep as trade secrets. We protect our proprietary information, in part, by the use of confidentiality and assignment of invention agreements with our officers, directors, employees, consultants, significant scientific collaborators and sponsored researchers that generally provide that all inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. The following table identifies issued patents and published pending patent applications that are either owned by or exclusively licensed (subject to possible U.S. governmental rights or research rights) to us, or to which we otherwise have exclusive rights.

Number	Country	Filing Date	Issue Date	Expiration Date	Title
Issued Patents
6,265,540	U.S.	5/19/1998	7/24/2001	5/19/2018	Tissue specific prodrug
6,410,514	U.S.	6/7/2000	6/25/2002	5/20/2018	Tissue specific prodrug
6,504,014	U.S.	6/7/2000	1/7/2003	5/19/2018	Tissue specific prodrug
6,545,131	U.S.	7/28/2000	4/8/2003	5/19/2018	Tissue specific prodrug
7,053,042	U.S.	7/28/2000	5/30/2006	1/4/2023	Activation of peptide prodrugs by HK2
7,468,354	U.S.	11/30/2001	12/23/2008	11/24/2023	Tissue specific prodrug
7,635,682	U.S.	1/6/2006	12/22/2009	5/19/2018	Tumor activated prodrugs
7,767,648	U.S.	11/25/2008	8/3/2010	1/20/2022	Tissue specific prodrugs
7,906,477	U.S.	11/18/2003	3/15/2011	9/20/2026	Activation of peptide prodrugs by HK2

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Number	Country	Filing Date	Issue Date	Expiration Date	Title
Patent Applications
13/485,595	U.S.	5/31/12	Pending	N/A	Tumor Activated Prodrugs
13/484,795	U.S.	5/31/12	Pending	N/A	Tumor Activated Prodrugs
13/473,356	U.S.	5/16/12	Pending	N/A	Activation of Peptide Prodrugs by hK2
12/987,409	U.S.	1/10/11	Pending	N/A	Activation of Peptide Prodrugs by hK2
13/257,131	U.S.	11/29/11	Pending	N/A	Methods and Compositions for the Detection of Cancer
EU 10754057_7	EU/HK	10/4/11	Pending	N/A	Methods and Compositions for the Detection of Cancer
US 13/471,316	U.S.	5/14/12	Pending	N/A	Peptide Prodrugs
US 61/693/273	U.S.	8/25/12	Pending	N/A	Compositions and Methods for Treating Hepatocellular Carcinoma

When appropriate, we will continue to seek patent protection for inventions in our core technologies and in ancillary technologies that support our core technologies or which we otherwise believe will provide us with a competitive advantage. We will accomplish this by filing and maintaining patent applications for discoveries we make, either alone or in collaboration with scientific collaborators and strategic partners. Typically, we plan to file patent applications in the United States. In addition, we plan to obtain licenses or options to acquire licenses to patent filings from other individuals and organizations that we anticipate could be useful in advancing our research, development and commercialization initiatives and our strategic business interest.

We instituted a declaratory judgment action in the United States District Court of Maryland on March 12, 2012. We, as the licensee, are seeking a declaratory judgment that the current named inventors on the 354 patent and the 648 patent are the only inventors of the underlying inventions. The outcome of this litigation could materially and adversely affect the validity and ownership of these patents and possibly other related applications. See “Legal Proceedings” below.

Outsource Manufacturing

To leverage our experience and available financial resources, we do not plan to develop company-owned or company-operated manufacturing facilities. We plan to outsource all drug manufacturing to contract manufacturers that operate in compliance with GMP. We may also seek to refine the current manufacturing process in order to achieve improvements in efficiency, costs, purity and the like as well as address different drug formulations to achieve improvements in stability and/or drug delivery.

Supply of Raw Materials — Thapsibiza SL

12ADT is manufactured by chemically modifying the cytotoxin thapsigargin, which is isolated from the seeds of Thapsia garganica, a plant predominantly found in countries bordering the Mediterranean Sea. Our prodrugs are manufactured by attaching a specific peptide to 12ADT.

To our knowledge, there is only one commercial supplier of Thapsia garganica seeds. In April 2007, we obtained the proper permits from the U.S. Department of Agriculture, or the USDA, for the importation of Thapsia garganica seeds. In April 2012, we entered into a new five year sole source agreement with Thapsibiza, SL (which expires in 2017). Either party can extend the agreement for an additional five years by providing 30 days written notice prior to the expiration date. Pursuant to the terms of the agreement, Thapsibiza, SL has agreed to exclusively provide us Thapsia garganica seeds while we retain the right to seek additional suppliers. The agreement requires us to purchase a minimum of 100kg of seeds per harvest period year at a price of 175 – 200 Euro/kg, subject to Thapsibiza SL’s right to increase the price, without notice, to compensate Thapsibiza SL for any increased governmental taxes. Once the seeds are delivered to an acceptable carrier, we are responsible for an injury or damage result from the handling of the product.

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Assuming 4 Phase II trials and 50 patients/trial, we presently have greater than 7 times the Thapsia garganica seeds that we anticipate needing to complete our Phase II studies in storage at two independent sites.

Long-term Supply of Raw Materials

We believe that we can satisfy our needs for clinical development of G-202 through completion of Phase III clinical studies from Thapsia garganica that grows naturally in the wild. However, in order to secure a long-term, stable supply of thapsigargin starting material, we are engaged in three ongoing research projects, including traditional cultivation, aeroponic growth and metabolic engineering of moss cells.

We are funding an ongoing Thapsia garganica cultivation project with Thapsibiza, SL. It is known that thapsigargin is produced in the various parts of the plant and we are evaluating the most cost-effective way to produce thapsigargin, whether it be extracted from seedlings, early roots, stems and/or shoots or from seeds of the mature plant. Reliable germination methods are established and transfer of plantings from greenhouse to fields appears straightforward. At the current time, we believe that traditional cultivation, farming and harvesting of Thapsia garganica will be the most reliable and straightforward source of thapsigargin starting material.

We have funded a project, which is currently underway, in an academic lab at the University of Arizona to evaluate growth of Thapsia garganica in an aeroponic setting. This would allow soil-less cultivation under humid conditions and potentially less complex media for extraction of thapsigargin from the plant material.

Last, we are co-funding a moss project at the University of Copenhagen. A major goal of the project entitled SPOTLight (Sustainable Production of Thapsigargin using Light) is to produce thapsigargin in high yields in genetically modified moss cells thus enabling an inexpensive year-round supply of thapsigargin for drug manufacturing. The SPOTLight project is primarily funded by a DKK 18.3M (approximately $3.5M USD) grant from The Danish Council for Strategic Research and is directed by Dr. Soren Brogger Christensen, Professor at the University of Copenhagen, member of our Scientific Advisory Board and the scientist responsible for the initial isolation and characterization of thapsigargin. We have agreed to co-fund the project to a total sum of $100,000 paid in four annual installments of $25,000. Under the terms of the agreement, we have obtained an exclusive, milestone- and royalty-free, fully paid license to the resulting moss cell lines necessary to generate thapsigargin or its chemical precursors. We recognize that this is an ambitious project and that the goal of having a thapsigargin-producing cell line may not be reached. However, even if the project can only generate cell lines that produce chemical precursors of thapsigargin, this might form the basis of a semi-synthetic route to thapsigargin on a commercially viable scale.

Governmental Regulations

FDA Approval Process

Prior to commencement of clinical studies involving humans, preclinical testing of new pharmaceutical products is generally conducted on animals in the laboratory to evaluate the potential efficacy and safety of the product candidate. The results of these studies are submitted to the FDA as part of an IND application, which must become effective before clinical testing in humans can begin. Typically, human clinical evaluation involves a time-consuming and costly three-phase process. In Phase I, clinical trials are conducted with a small number of people to assess safety and to evaluate the pattern of drug distribution within the body. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. (In some cases, an initial trial is conducted in diseased patients to assess both preliminary efficacy and preliminary safety, in which case it is referred to as a Phase I/II trial.) In Phase III, large-scale, multi-center, comparative trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA. The FDA closely monitors the progress of each of the three phases of clinical testing and may, at its discretion, re-evaluate, alter, suspend, or terminate the testing based upon the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. All adverse events must be reported to the FDA. Monitoring of all aspects of the study to minimize risks is a continuing process.

The results of the preclinical and clinical testing on non-biologic drugs and certain diagnostic drugs are submitted to the FDA in the form of a New Drug Application, or NDA, for approval prior to commencement

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of commercial sales. In responding to an NDA submission, the FDA may grant marketing approval, may request additional information, may deny the application if it determines that the application does not provide an adequate basis for approval, and may also refuse to review an application that has been submitted if it determines that the application does not provide an adequate basis for filing and review. There can be no assurance that approvals will be granted on a timely basis, if at all, for any of our proposed products.

European and Other Regulatory Approval

Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities in Europe and other countries will be necessary prior to commencement of marketing the product in such countries. The regulatory authorities in each country may impose their own requirements and may refuse to grant an approval, or may require additional data before granting it, even though the relevant product has been approved by the FDA or another authority. As with the FDA, the regulatory authorities in the European Union, or EU, and other developed countries have lengthy approval processes for pharmaceutical products. The process for gaining approval in particular countries varies, but generally follows a similar sequence to that described for FDA approval. In Europe, the European Committee for Proprietary Medicinal Products provides a mechanism for EU-member states to exchange information on all aspects of product licensing. The EU has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of licensing within one member country followed by mutual recognition by the other member countries.

Other Regulations

We are also subject to various U.S. federal, state, local and international laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our business. We cannot accurately predict the extent of government regulation which might result from future legislation or administrative action.

Scientific Advisory Board

We have access to a number of academic and industry advisors with expertise in clinical and pharmaceutical development. Members of our Scientific Advisory Board, or SAB, meet with our management and key scientific employees on an ad hoc basis to provide advice in their respective areas of expertise and further assist us by periodically reviewing with management our preclinical and clinical activities. The members of our SAB are Søren Brøgger Christensen, PhD, Samuel R. Denmeade, MD, John T. Isaacs, PhD and Hans Lilja, MD, PhD. Our SAB members possess deep insight into our technologies and our drug candidate’s mechanism of action which is instrumental in advancing our clinical and development programs. Our SAB members have already made significant contributions to our current clinical development programs, providing input on trial protocols and endpoint design. In connection with a member’s retention on our SAB, they enter into confidentiality agreements as well as assignment of invention agreements, subject to the member respective obligations and responsibilities to any institution or institutions at which they are employed.

Employees

As of November 1, 2012, we had two full-time and one part-time employee who are also our executive officers, all of whom hold advanced degrees or certificates.

Properties

Our executive offices are located at 2511 N Loop 1604 W, Suite 204, San Antonio, TX 78258. We lease this facility, consisting of approximately 2,376 square feet, for $4,554 per month. Our lease expires on September 15, 2015. There is no affiliation between us or any of our principals or agents and our landlords or any of their principals or agents.

Corporate History

We were incorporated in the state of Delaware in 2003. Our activities during the period of 2004 – 2007 were limited to the continued prosecution of our relevant patents and the development of our intellectual property. In early 2004, we obtained an exclusive option to secure an exclusive license to certain intellectual property

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rights developed by Johns Hopkins University and assigned to Drs. Soren Christensen, Samuel Denmeade, John Isaacs and Hans Lilja, the co-inventors of our technology. Subsequently, that option was formalized and we obtained an irrevocable, fully paid-up, exclusive license (subject to possible U.S. government rights and research rights) to all rights in that technology.

Dr. John Isaacs and Dr. Sam Denmeade serve on our Scientific Advisory Board as Chief Scientific Advisor and Chief Medical Advisor, respectively. Dr. Soren Christensen and Dr. Hans Lilja also serve on the Company’s Scientific Advisory Board.

Legal Proceedings

Except as described below, as of the date of this prospectus, there are no material pending legal or governmental proceedings relating to our company or properties to which we are a party, and, to our knowledge, there are no material proceedings to which any of our directors, executive officers or affiliates are a party adverse to us or which have a material interest adverse to us.

On March 12, 2012, GenSpera instituted a declaratory judgment action against Annastasiah Mhaka in the United States District Court for the District of Maryland: GenSpera, Inc. v. Mhaka, Civil Action No. MJG-12-772 (D. Md.). In the complaint, GenSpera, as the licensee of the inventions described and claimed in the 354 patent and 648 patent, sought a declaratory judgment that Annastasiah Mhaka (a former doctoral student at Johns Hopkins University) should not be added to either the ‘354 patent or the ‘648 patent as an inventor. On March 14, 2012, the complaint was served on the defendant. On April 2, 2012, the defendant filed and served her answer and counterclaim, in which she sought to be added as an inventor to the 354 patent and the 648 patent. On April 26, 2012, GenSpera submitted its response to the counterclaim. On April 27, 2012, the Court issued a scheduling order. Under it, fact discovery was to be completed by October 1, 2012, and expert discovery was to be completed by December 1, 2012. The parties have now concluded fact discovery. On October 18, 2012, the Court held a telephonic hearing concerning GenSpera’s request to move for summary judgment. After hearing argument, the Court indicated that it would be willing to entertain the motion. After the Court rules on GenSpera’s motion for summary judgment, it will set a trial date, to the extent necessary. The outcome of this litigation could materially and adversely affect the validity and ownership of these patents and possibly other related applications. Due to the inherent uncertainty surrounding the litigation process, we are unable to reasonably estimate the ultimate outcome or the impact of such outcome at this time. On November 1, 2012, Mhaka filed a complaint in the State Circuit Court for Baltimore County, Maryland, naming Genspera as a defendant along with Dr. Samuel Denmeade and Dr. John Isaacs (the named inventors on the ‘354 patent and the ‘648 patent). In the complaint, Mhaka alleges that the defendants engaged in certain common-law torts by conspiring to exclude her wrongly from inventorship on a valid patent. The defendants’ response to the complaint is due on December 3, 2012.

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OUR MANAGEMENT

Directors, Executive Officers and Significant Employees

The following sets forth the current members of our board of directors, as well as information with regard to our executive officers, and information concerning their ages and background. All directors hold office until the next annual meeting of stockholders or until their respective successors are elected, except in the case of death, resignation or removal:

Name	Position	Age	Director Since
Executive Officers
Craig A. Dionne, PhD	Chief Executive Officer, Chief Financial Officer, President and Chairman of the Board of Directors	54	11/2003
Nancy Jean Barnabei	Vice President Finance, Treasurer and Principal Accounting Officer	49	—
Russell Richerson, PhD	Chief Operating Officer and Secretary	60	—
Non-employee Directors
Peter E. Grebow, PhD	Director	65	05/2012
Bo Jesper Hansen, MD, PhD	Director	53	08/2010
Scott V. Ogilvie	Director	57	02/2008

Craig A. Dionne, PhD, age 54, serves as our Chief Executive Officer, Chief Financial Officer, President and Chairman of the board. Dr. Dionne is one of our founders and has served on our board since November 2003. He has over 23 years of experience in the pharmaceutical industry, including direct experience identifying promising oncology treatments and bringing them through clinical trials. For example, he served for five years as Vice President Discovery Research at Cephalon, Inc. where he was responsible for its oncology and neurobiology drug discovery and development programs. Dr. Dionne has also recently served as Executive Vice President at the Prostate Cancer Research Foundation. In addition to extensive executive experience, Dr. Dionne’s productive scientific career has led to 6 issued patents and co-authorship of many scientific papers. In evaluating Dr. Dionne’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his 23 year career in pharmaceutical drug discovery and development, prior work for our company in addition to being one of our founders, familiarity with our technologies, and academic background. Dr. Dionne earned his BS in biochemistry in 1979 from Louisiana State University, Baton Rouge, Louisiana and his PhD in biochemistry in 1984 from University of Texas, Austin, Texas.

Nancy Jean Barnabei, age 49, serves as our Vice President Finance, Treasurer and Principal Accounting Officer. Ms. Barnabei has more than 20 years’ experience with both public and private companies in the biotechnology industry. From 2010 – 2011, Ms. Barnabei served as Chief Financial Officer of Corridor Pharmaceuticals, Inc., a drug development company, which acquired Immune Control Inc., where she served as Chief Financial Officer from 2008 – 2010. She founded Talkeetna Advisors, LLC in 2005, a consulting and advisory firm specializing in biotechnology companies. From 2000 – 2004, she was Vice President Finance, Treasurer and Chief Financial Officer at Locus Pharmaceuticals, Inc. Her previous experience includes eight years at Cephalon, Inc., concluding as Corporate Controller. Ms. Barnabei earned a BS in business administration in 1986 from Northeastern University, Boston, and is a certified public accountant.

Russell Richerson, PhD, age 60, serves as our Chief Operations Officer and Secretary. Dr. Richerson has over 25 years of experience in the biotechnology/diagnostics industry, including 11 years at Abbott Laboratories in numerous management roles. Most recently, he has served as Vice President of Diagnostic Research and Development at Prometheus Laboratories (2001 – 2004) and then as Chief Operating Officer of the Molecular Profiling Institute (2005 – 2008). Dr. Richerson also served as Vice President of Operations of International Genomics Consortium or IGC from 2005 to 2008. Commencing in August of 2011, Dr. Richerson joined the

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IGC board of directors. Dr. Richerson received his BS in 1974 from Louisiana State University, Baton Rouge, Louisiana and his PhD in 1983 from the University of Texas at Austin, Austin, Texas.

Peter E. Grebow, PhD, age 65, joined our board in May of 2012. Dr. Grebow is President and founder of P.E. Grebow Consulting, Inc. which he formed in 2011. From 1991 to 2011, Dr. Grebow held several key positions with Cephalon, Inc. (now Teva Pharmaceuticals), a biopharmaceutical company, including Executive Vice President, Cephalon Ventures, Senior Vice President, Worldwide Business Development and Senior Vice President, Drug Development. Prior to joining Cephalon, Dr. Grebow served as the Vice President, Drug Development for Rorer Central Research, a division of Rhone-Poulenc Rorer Pharmaceuticals Inc., a pharmaceutical company, from 1986 to 1990. Dr. Grebow has served as a director of Optimer Pharmaceuticals since February 2009. Dr. Grebow has also served as a director of Q Holdings, Inc. since December 2011. Dr. Grebow received his undergraduate degree from Cornell University, an MS in chemistry from Rutgers University and a PhD in physical biochemistry from the University of California, Santa Barbara. Dr. Grebow’s demonstrated leadership in his field, his knowledge of scientific matters affecting our business and his understanding of our industry contribute to our conclusion that he should serve as a director.

Bo Jesper Hansen, MD, PhD, age 53, has served as a director on our board since August 2010. Dr. Hansen is currently the Executive Chairman of the Board of Swedish Orphan Biovitrum AB (STO: SOBI), an international growth company specializing in the development, registration, marketing and distribution of pharmaceutical drugs for rare and life-threatening diseases. Dr. Hansen has held the position since January 2010 as a result of the merger of Swedish Orphan International AB Group and Biovitrum. Prior to the merger, Dr. Hansen served in numerous positions with Swedish Orphan International AB Group, including, from 1998 to 2010, CEO, President and Director of the Board. Dr. Hanson’s responsibilities at the company include establishment, development and expansion of the company’s operations in Europe, Japan, the Americas and Australia. Dr. Hansen holds a Doctor of Medicine degree from the University of Copenhagen with a specialty in urology. Dr. Hansen also serves on the boards of CMC AB, MipSalus ApS, Incentive AB (Gambro), Orphazyme ApS, Novagali SAS and TopoTarget A/S (NASDAQ OMX: TOPO), Hyperion Therapeutics Inc. and Zymenex A/S. In evaluating Dr. Hansen’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his prior work with both public and private organizations, including his experience in building biopharmaceutical organizations, his strong business development background and experience with mergers and acquisitions and his past experience and relationships in the biopharma and biotech fields.

Scott V. Ogilvie, age 57, has served as a director on our board since February 2008. Mr. Ogilvie is currently the President of AFIN International, Inc., a private equity/business advisory firm, which he founded in 2006. Additionally, Mr. Ogilvie has served as a partner of Wirthlin Worldwide International, a private strategic advisory and M&A firm, since September 2011. Prior to December 31, 2009, he was CEO of Gulf Enterprises International, Ltd, a company that brings strategic partners, expertise and investment capital to the Middle East and North Africa. He held this position since August 2006. Mr. Ogilvie previously served as Chief Operating Officer of CIC Group, Inc., an investment manager, a position he held from 2001 to 2007. He began his career as a corporate and securities lawyer with Hill, Farrer & Burrill, and has extensive public and private corporate management and board experience in finance, real estate, and technology companies. Mr. Ogilvie currently serves on the board of directors of Neuralstem, Inc. (NYSE AMEX:CUR), Preferred Voice Inc. (OTCBB:PRFV), Derycz Scientific, Inc. (OTCBB: DYSC) and National Healthcare Exchange (NHXS). In evaluating Mr. Ogilvie’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his prior work in both public and private organizations regarding corporate finance, securities and compliance and international business development.

Code of Ethics

We have adopted a “Code of Ethics” that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our code can be viewed on our website at www.genspera.com. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a current report on Form 8-K.

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CORPORATE GOVERNANCE

Independent Directors

For purposes of determining independence, the Company has adopted the definition of independence as contained in NASDAQ Market Place Rules. Pursuant to the definition, the Company has determined that Mr. Ogilvie, Dr. Grebow and Dr. Hansen qualify as independent.

Committees

The board of directors has established three standing committees: (1) an Audit Committee, (2) a Nominating and Corporate Governance Committee, and (3) a Leadership Development and Compensation Committee. Each of the committees operates under a written charter adopted by the board of directors. All of the committee charters are available on our web site at www.genspera.com. The committee membership and the function of each of the committees are described below.

Director	Audit Committee	Nominating and Corporate Governance Committee	Leadership Development and Compensation Committee
Peter E. Grebow, PhD	Member	Chair	Member
Bo Jesper Hansen, MD, PhD	Member	Member	Chair
Scott V. Ogilvie	Chair	Member	Member

Audit Committee

The main function of our Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include:

•	Selecting and hiring our independent auditors.
•	Evaluating the qualifications, independence and performance of our independent auditors.
•	Approving the audit and non-audit services to be performed by our independent auditors.
•	Reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies.
•	Overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.
•	Reviewing with management any earnings announcements and other public announcements regarding our results of operations.
•	Reviewing regulatory filings with management and our auditors.
•	Preparing any report the SEC requires for inclusion in our annual proxy statement.

Our Audit Committee is currently comprised of Peter E. Grebow, PhD, Bo Jesper Hansen, MD, PhD and Scott V. Ogilvie, each of whom is a non-employee member of our board of directors. Our board of directors has determined that each of the directors serving on our Audit Committee is independent within the meaning of the rules of the SEC and rule 5605(a)(2) of the Marketplace Rules of NASDAQ. Additionally, our board has determined that Bo Jesper Hansen, MD, PhD and Scott V. Ogilvie are audit committee financial experts as defined under the rules of the SEC. A copy of the charter is available on our website at www.genspera.com .

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Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s purpose is to assist our board of directors in identifying individuals qualified to become members of our board of directors consistent with criteria set by our board of directors and to develop our corporate governance principles. This committee’s responsibilities include:

•	Evaluating the composition, size, organization and governance of our board of directors and its committees, determining future requirements, and making recommendations regarding future planning, the appointment of directors to our committees and selection of chairs of these committees.
•	Reviewing and recommending to our board of directors director independence determinations made with respect to continuing and prospective directors.
•	Establishing a policy for considering stockholder nominees for election to our board of directors.
•	Recommending ways to enhance communications and relations with our stockholders.
•	Evaluating and recommending candidates for election to our board of directors.
•	Overseeing our board of directors’ performance and self-evaluation process and developing continuing education programs for our directors.
•	Evaluating and recommending to the board of directors termination of service of individual members of the board of directors as appropriate, in accordance with governance principles, for cause or for other proper reasons.
•	Making regular written reports to the board of directors.
•	Reviewing and reexamining the committee’s charter and making recommendations to the board of directors regarding any proposed changes.
•	Reviewing annually the committee’s own performance against responsibilities outlined in its charter and as otherwise established by the board of directors.

Our Nominating and Corporate Governance Committee is currently comprised of Peter E. Grebow, PhD, Bo Jesper Hansen, MD, PhD and Scott V. Ogilvie, each of whom is a non-employee member of our board of directors. Our board of directors has determined that each of the directors serving on our Nominating and Corporate Governance Committee is independent as defined in rule 5605(a)(2) of the Marketplace Rules of NASDAQ. The charter of the Nominating and Corporate Governance Committee is available on our website at www.genspera.com.

Leadership Development and Compensation Committee

The purpose of our Leadership Development and Compensation Committee is to oversee our compensation programs. The committee may form and delegate authority to subcommittees or, with respect to compensation for employees and consultants who are not executive officers for purposes of Section 16 of the Exchange Act, to our officers, in either instance as the committee determines appropriate. The committee’s responsibilities include:

•	Reviewing and approving our general compensation strategy.
•	Establishing annual and long-term performance goals for our CEO and other executive officers.
•	Conducting and reviewing with the board of directors an annual evaluation of the performance of the CEO and other executive officers.
•	Evaluating the competitiveness of the compensation of the CEO and the other executive officers.
•	Reviewing and making recommendations to the board of directors regarding the salary, bonuses, equity awards, perquisites and other compensation and benefit plans for the CEO.

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•	Reviewing and approving all salaries, bonuses, equity awards, perquisites and other compensation and benefit plans for our other executive officers.
•	Reviewing and approving the terms of any offer letters, employment agreements, termination agreements or arrangements, change-in-control agreements, indemnification agreements and other material agreements between the company and our executive officers.
•	Acting as the administering committee for our stock and bonus plans and for any equity or cash compensation arrangements that we may adopt from time to time.
•	Providing oversight for our overall compensation plans and benefit programs, monitoring trends in executive and overall compensation and making recommendations to the board of directors with respect to improvements to such plans and programs or the adoption of new plans and programs.
•	Reviewing and approving compensation programs as well as salaries, fees, bonuses and equity awards for non-employee members of the board of directors.
•	Reviewing plans for the development, retention and succession of our executive officers.
•	Reviewing executive education and development programs.
•	Monitoring total equity usage for compensation and establishing appropriate equity dilution levels.
•	Reporting regularly to the board of directors on the committee’s activities.
•	Reviewing and discussing with management the required annual compensation discussion and analysis disclosure, if any, regarding named executive officer compensation and, based on this review and discussions, making a recommendation to include in our annual public filings.
•	Preparing and approving any required committee report to be included in our annual public filings.
•	Performing a review, at least annually, of the performance of the committee and its members and reporting to the board of directors on the results of this review.
•	Investigating any matter brought to its attention, with full access to all our books, records, facilities and employees and obtaining advice, reports or opinions from internal or external counsel and expert advisors in order to help it perform its responsibilities.

Our Leadership Development and Compensation Committee is currently comprised of Peter E. Grebow, PhD, Bo Jesper Hansen, MD, PhD and Scott V. Ogilvie, each of whom is a non-employee member of our board of directors. Each member of our Leadership Development and Compensation Committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Our board of directors has determined that each of the directors serving on our Leadership Development and Compensation Committee is independent as defined in rule 5605(a)(2) of the Marketplace Rules of NASDAQ.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation states that, to the fullest extent permitted by the Delaware General Corporate Law, or the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director; provided, however, that this provision eliminating personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

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Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices or positions with us. However, nothing in our certificate of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which that person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of that person’s office or position. To the extent that a director has been successful in defending any proceeding brought against him, the Delaware General Corporation Law provides that the director shall be indemnified against reasonable expenses incurred by him in connection with the proceeding.

Diversity of Board of Directors

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate Directors with a variety of complementary skills so that, as a group, the board of directors will possess the appropriate talent, skills, and expertise to oversee our businesses.

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EXECUTIVE COMPENSATION

Summary Compensation

The following table provides disclosure concerning all compensation paid for services to us in all capacities for our fiscal years ended December 31, 2011 and 2010 provided by (i) each person serving as our principal executive officer, or PEO, or acting in a similar capacity during our fiscal year ended December 31, 2011; (ii) our most highly compensated executive officers other than our PEO who were serving as executive officers on December 31, 2011 and whose total compensation exceeded $100,000 (collectively with the PEO referred to as the “named executive officers” in this Executive Compensation section); and (iii) our Chief Financial Officer.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Craig Dionne, PhD	2011	300,000	122,400	—	300,000	(1)	—	—	23,135	745,535
Chief Executive Officer/	2010	270,000	60,000	—	270,000	(2)	—	—	23,744	623,744
Chief Financial Officer

Russell Richerson, PhD	2011	270,000	85,860	—	270,000	(3)	—	—	9,503	635,363
Chief Operating Officer	2010	220,000	40,000	—	240,000	(4)	—	—	9,633	509,633

(1)	Dr. Dionne was awarded a 2011 long term incentive grant on December 28, 2011 in the amount of $300,000. As payment of the grant, 344,813 options were issued on January 2, 2012. The number of options issued pursuant to the long term incentive grant was calculated based on the value determined using the Black Sholes option pricing model with the following assumptions: (i) exercise price of $2.21 per share; (ii) fair value of a share of common stock of $2.01; (iii) volatility of 77%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.1875%; and (vi) estimated life of 2.5 years. The options are fully vested and lapse if unexercised on January 2, 2019.
(2)	Dr. Dionne was awarded a long term incentive grant, aggregating 302,580 options, on July 1, 2011 as payment of additional 2010 compensation. The grant was valued using the Black-Sholes option pricing model with the following assumptions: (i) exercise price of $2.01 per share; (ii) fair value of a share of common stock of $1.83; (iii) volatility of 87%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.375%; and (vi) estimated life of 2.5 years. The options vested upon grant and will lapse if unexercised on July 1, 2018.
(3)	Dr. Richerson was awarded a 2011 long term incentive grant on December 28, 2011 in the amount of $270,000. As payment of the grant, 292,927 options were issued on January 2, 2012. The number of options issued pursuant to the long term incentive grant was calculated based on the value determined using the Black Sholes option pricing model with the following assumptions: (i) exercise price of $2.01 per share; (ii) fair value of a share of common stock of $2.01; (iii) volatility of 77%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.1875%; and (vi) estimated life of 2.5 years. The options are fully vested and lapse if unexercised on January 2, 2019.
(4)	Dr. Richerson was awarded a long term incentive grant, aggregating 256,790 options, on July 1, 2011 as payment of additional 2010 compensation. The grant was valued using the Black-Sholes option pricing model with the following assumptions: (i) exercise price of $1.83 per share; (ii) fair value of a share of common stock of $1.83; (iii) volatility of 87%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.375%; and (vi) estimated life of 2.5 years. The options vested upon grant and will lapse if unexercised on July 1, 2018.

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Outstanding Equity Awards at Fiscal Year-End, December 31, 2011

The following table sets forth outstanding equity awards of our named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Craig Dionne, PhD	650,000	—	350,000	$1.65	09/02/16	—	—	—	—
Chief Executive Officer	302,580	—	—	$2.01	07/01/18	—	—	—	—
and Chief Financial Officer

Russell Richerson, PhD	512,500	—	262,500	$1.50	09/02/16	—	—	—	—
Chief Operating Officer	256,790	—	—	$1.83	07/01/18	—	—	—	—

GenSpera 2007 Equity Compensation Plan

Our 2007 Equity Compensation Plan (“2007 Plan”) is administered by our board or any of its committees. The purposes of the 2007 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of our business. The issuance of awards under our 2007 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2007 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock based awards. Our 2007 Plan authorizes the issuance of up to 1,500,000 shares of common stock for the foregoing awards per fiscal year with an aggregate of 6,000,000 shares of common stock available for issuance under the 2007 Plan. As of July 31, 2012, we have granted awards under the 2007 Plan equal to 2,885,691 shares of our common stock. Accordingly, there are 3,114,309 shares of common stock available for future awards under the 2007 Plan. In the event of a change in control, awards under the 2007 Plan will become fully vested unless such awards are assumed or substituted by the successor corporation.

GenSpera 2009 Executive Compensation Plan

Our 2009 Executive Compensation Plan (“2009 Plan”) is administered by our board or any of its committees. The purpose of our 2009 Plan is to advance the interests of GenSpera and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability. The issuance of awards under our 2009 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2009 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock based awards. Our 2009 Plan authorizes the issuance of up to 1,775,000 shares of our common stock for the foregoing awards. As of December 31, 2010, we have granted awards under the 2009 Plan equal to 1,775,000 shares of our common stock. Accordingly, there are no shares available for future awards under the 2009 Plan. In the event of a change in control, awards under the 2009 Plan will become fully vested unless such awards are assumed or substituted by the successor corporation.

Deferred Compensation Plan

In July 2011, we adopted the Executive Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan is intended to comply with the requirements of the Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Deferred Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Deferred Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include cash, option and stock bonus awards, discretionary cash, option and stock awards and/or

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any other payments which may be designated by the Deferred Plan administrator, as eligible, for deferral under the Deferred Plan from time to time. As administered, the Deferred Plan is used to defer compensation of stock awards granted under our other equity compensation plans and does not by its terms approve any grants or awards.

Employment Agreements and Change in Control

Craig Dionne

In connection with Dr. Dionne’s employment, we have entered into: (i) an employment agreement; (ii) a severance agreement; (iii) a proprietary information, inventions and competition agreement; and (iv) an indemnification agreement.

Employment Agreement

We employ Craig Dionne as our Chief Executive Officer pursuant to a 5 year written contract which commenced on September 2, 2009. As compensation for his services during 2011, Dr. Dionne received a base salary of $300,000 per year. Effective January 1, 2012, Dr. Dionne’s base salary was increased to $330,000 per year. Such base salary is reviewed yearly with regard to possible increase. In addition, Dr. Dionne is eligible to receive annual discretionary and long term incentive bonuses as determined by the board. For 2011, Dr. Dionne’s target bonus levels for annual discretionary bonus and long term incentive bonuses were: (i) 40%, and (ii) 100%, of Dr. Dionne’s current base salary, respectively. For 2012, Dr. Dionne’s target bonus levels for annual discretionary bonus and long term incentive bonuses are: (i) 50%, and (ii) 100%, of 2012 base salary, respectively. The bonuses are paid in cash, restricted stock grants or options, at the discretion of the board. Dr. Dionne is also entitled to receive certain payments and acceleration of outstanding equity awards in the event his employment is terminated. In the event that Dr. Dionne is terminated (not in connection with a change of control) without cause or if he resigns for good reason, he will be entitled to thirty-six (36) months of salary continuation (payable in monthly installments), thirty-six (36) months of continued medical insurance coverage for Dr. Dionne and his family at a cost no less favorable than the premium co-pay charged to active employees, the acceleration of outstanding equity awards and any accrued obligations. In the event that Dr. Dionne is terminated as a result of his disability, he will be entitled to twelve (12) months of salary continuation plus any accrued obligations. Any termination payments that may become due to Dr. Dionne are contingent upon his execution of a timely separation agreement in a form acceptable to us, which shall include a release of claims against us and his resignation from the board. As part of his employment agreement, Dr. Dionne was also granted options to purchase 1,000,000 shares of Common Stock with an exercise price of $1.65 per share and a term of seven years. The options were issued pursuant to our 2009 Plan and vested upon Dr. Dionne achieving certain milestones. As of August 1, 2012, all milestones had been reached and accordingly, all the options are vested.

Severance Agreement

We have entered into a severance agreement with Dr. Dionne. The severance agreement provides for certain payments, as described below, in the event Dr. Dionne’s employment is terminated in connection with a change in control. In the event that Dr. Dionne is terminated without cause or resigns for good reason within a period of two (2) months before or two (2) years following the consummation of a change of control, the Company will be required to pay him (i) 100% of his then annual target bonus, pro-rated by the number of calendar days in which he was employed during that particular year, and (ii) a lump sum payment in an amount equal to three (3) times his then annual salary. These payments are subject to Dr. Dionne’s execution of a release of claims against us and shall be made on the tenth business day following the effective date his release. If any payment under the severance agreement, when combined with any other payment, would constitute a “parachute payment” within the meaning of Code Section 280G then such payment shall be either the full amount or such lesser amount that would not result in an excise tax under Code Section 280G, based upon which interpretation yields the greater after-tax amount for Dr. Dionne.

Proprietary Information, Inventions and Competition Agreement

The proprietary information, inventions and competition agreement requires Dr. Dionne to maintain the confidentiality of the Company’s intellectual property as well as the assignment of any inventions made by Dr. Dionne during his employment. The agreement also limits Dr. Dionne’s ability to compete within certain fields of interest, as defined in the agreement, for a period of 18 months following the end of his employment.

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Indemnification Agreement

The indemnification agreement provides for the indemnification and defense of Dr. Dionne, in the event of litigation, to the fullest extent permitted by law. The Company has also adopted the form of indemnification agreement for use with its other executive officers, employees and directors.

Potential Payments upon Termination or Change-in-Control

As part of Dr. Dionne’s employment and severance agreements, Dr. Dionne is entitled to the following payments:

Reason for Termination	Salary		Bonus		Health		Total
Terminated without cause(1)	$990,000	(2)	$165,000	(3)	$72,000	(4)	$1,227,000
Terminated, change of control	$990,000	(2)	$465,000	(5)	$72,000	(4)	$1,527,000
Termination for as a result of Disability	$330,000		—		—		$330,000

(1)	Also includes termination by Dr. Dionne with Good Reason.

(2)	Represents 36 months of Dr. Dionne’s base salary of $330,000.

(3)	Assumes all annual bonus milestones have been reached prior to termination.

(4)	Represents 36 months of Dr. Dionne’s current monthly health care reimbursement of $2,000.

(5)	Assumes maximum annual and long term bonus.

The foregoing summaries of Dr. Dionne’s: (i) employment agreement; (ii) severance agreement; (iii) proprietary information, inventions and competition agreement; and (iv) indemnification agreement are qualified in their entirety by reference to the full text of the agreements which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Nancy Jean Barnabei

In connection with Ms. Barnabei’s employment, we entered into: (i) an employment agreement; (ii) a proprietary information, inventions and competition agreement; and (iii) an indemnification agreement.

Employment Agremeent

We employ Nancy Jean Barnabei as our Vice President Finance, Treasurer and Principal Accounting Officer pursuant to a 2 year written contract, which commenced on August 16, 2012. Ms. Barnabei is to receive a base salary of $144,000 per year and is required to devote no less than 24 hours per week to the business and affairs of the Company. In addition, Ms. Barnabei is eligible to receive annual discretionary and long term incentive bonuses of up to 35% and 100% respectively, to be prorated for the time of her employment during 2012 as determined by the board. The bonuses shall be based on reaching certain milestones as determined by the board, and are payable in cash and non-cash compensation, or a combination thereof, at the sole discretion of the board. Ms. Barnabei is also entitled to receive certain payments and acceleration of outstanding equity awards in the event her employment is terminated and as described below. In the event Ms. Barnabei is terminated without cause or if she resigns for good reason, she will be entitled to eighteen (18) months of salary continuation (payable in monthly installments), eighteen (18) months of continued medical insurance coverage for Ms. Barnabei and her family at a cost no less favorable than the premium co-pay charged to active employees, the acceleration of outstanding equity awards and any accrued twelve obligations. In the event that Ms. Barnabei is terminated as a result of her disability, she will be entitled to twelve (12) months of salary continuation plus any accrued obligations. Any termination payments that may become due to Ms. Barnabei are contingent upon her execution of a timely separation agreement in a form acceptable to us. As part of the agreement, Ms. Barnabei was also granted options to purchase 200,000 shares of the Company’s common stock. The options have an exercise price of $2.80 per share and a term of seven (7) years. The options were issued pursuant to the Company’s 2007 Equity Compensation Plan and vest as follows: (i) 60,000 upon the effective date of her employment agreement, and (ii) 60,000 on the one year anniversary of such effective date, provided she is still employed by the Company at such time. In addition, 80,000 options shall vest upon Ms. Barnabei becoming a full time employee of the Company, if ever, provided such event occurs before the two year anniversary of the effective date of the employment agreement. In the event Ms. Barnabei fails to become a full time employee by such time, the 80,000 options

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shall automatically terminate. The options are also subject to accelerated vesting upon the occurrence of certain conditions including a change of control or termination of employment by the Company without cause. Such conditions are more clearly described in the employment agreement.

Potential Payments Upon Termination or Change-in-Control

As part of Ms. Barnabei’s employment agreement, Ms. Barnabei is entitled to the following payments:

Reason for Termination	Salary		Bonus		Health		Accelerated Vesting of Options		Total
Terminated without cause(1)	$216,000	(2)	$0	(3)	$3,600	(4)	$0	(5)	$219,600
Terminated, change of control	—		—		—		0	(5)	—
Termination for as a result of Disability	$144,000		—		—		—		$144,000

(1)	Also includes termination by Ms. Barnabei with Good Reason.

(2)	Represents 18 months of Ms. Barnabei’s base salary of $144,000.

(3)	There has been no bonus established for Ms. Barnabei for the current year but it is anticipated Annual and Discretionary bonuses will be up to 35% and 100% of Ms. Barnabei’s base salary.

(4)	Represents 18 months of Ms. Barnabei’s current monthly health care reimbursement of $200 per month.

(5)	Ms. Barnabei’s options are being issued at the market price of the Company’s common stock and accordingly, do not have any intrinsic value.

Proprietary Information, Inventions and Competition Agreement

The proprietary information, inventions and competition agreement requires Ms. Barnabei to maintain the confidentiality of the Company’s intellectual property as well as the assignment of any inventions made by Ms. Barnabei during her employment. The agreement also limits Ms. Barnabei’s ability to compete within certain fields of interest, as defined in the agreement, for a period of 18 months following end of her employment.

Indemnification Agreement

The indemnification agreement provides for the indemnification and defense of Ms. Barnabei, in the event of litigation.

The foregoing summaries of Ms. Barnabei’s: (i) employment agreement; (ii) proprietary information, inventions and competition agreement; and (iii) indemnification agreement are qualified in their entirety by reference to the full text of the agreements which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Russell Richerson

In connection with Dr. Richerson’s employment, we have entered into: (i) an employment agreement; (ii) a proprietary information, inventions and competition agreement; and (iii) an indemnification agreement.

Employment Agreement

We employ Russell Richerson as our Chief Operating Officer pursuant to a 3 year written contract, which commenced on September 2, 2009. As compensation for his services during 2011, Dr. Richerson received a base salary of $270,000 per year. Effective January 1, 2012, Dr. Richerson’s base salary was increased to $289,000 per year. Such base salary is reviewed yearly with regard to possible increase. In addition, Dr. Richerson is eligible to receive annual discretionary and long term incentive bonuses as determined by the board. For 2011, Dr. Richerson’s target bonus levels for annual discretionary bonus and long term incentive bonuses were: (i) 30%, and (ii) 100%, of Dr. Richerson’s current base salary, respectively. For 2012, Dr. Richerson’s target bonus levels for annual discretionary bonus and long term incentive bonuses are: (i) 35%, and (ii) 100%, of 2012 base salary, respectively. The bonuses are paid in cash, restricted stock grants or options, at the discretion of the board. Dr. Richerson is also entitled to receive certain payments and acceleration of outstanding equity awards in the event his employment is terminated and as described below.

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In the event that Dr. Richerson is terminated without cause or if he resigns for good reason, he will be entitled to eighteen (18) months of salary continuation (payable in monthly installments), eighteen (18) months of continued medical insurance coverage for Dr. Richerson and his family at a cost no less favorable than the premium co-pay charged to active employees, the acceleration of outstanding equity awards and any accrued obligations. In the event that Dr. Richerson is terminated as a result of his disability, he will be entitled to twelve (12) months of salary continuation plus any accrued obligations. Any termination payments that may become due to Dr. Richerson are contingent upon his execution of a timely separation agreement in a form acceptable to us, which shall include a release of claims against us and his resignation from the board, if applicable. As part of his employment, Dr. Richerson was also granted options to purchase 775,000 shares of Common Stock with an exercise price of $1.50 per share and have a term of 7 years. The options were issued pursuant to the 2009 Plan and vested upon Dr. Richerson achieving certain milestones. As of August 1, 2012, all milestones had been reached and accordingly, all the options are vested.

Potential Payments Upon Termination or Change-in-Control

As part of Dr. Richerson’s employment agreement, Dr. Richerson is entitled to the following payments:

Reason for Termination	Salary		Bonus		Health		Total
Terminated without cause(1)	$433,500	(2)	$390,150	(3)	$27,000	(4)	$850,650
Terminated, change of control	—		—		—		$—
Termination for as a result of Disability	$289,000		—		—		$289,000

(1)	Also includes termination by Dr. Richerson with Good Reason.

(2)	Represents 18 months of Dr. Richerson’s base salary of $289,000.

(3)	Assumes all annual bonus milestones have been reached prior to termination.

(4)	Represents 18 months of Dr. Richerson’s current monthly health care reimbursement of $1,500.

Proprietary Information, Inventions and Competition Agreement

The proprietary information, inventions and competition agreement requires Dr. Richerson to maintain the confidentiality of the Company’s intellectual property as well as the assignment of any inventions made by Dr. Richerson during his employment. The agreement also limits Dr. Richerson’s ability to compete within certain fields of interest, as defined in the agreement, for a period of 18 months following end of his employment.

Indemnification Agreement

The indemnification agreement provides for the indemnification and defense of Dr. Richerson, in the event of litigation, to the fullest extent permitted by law.

The foregoing summaries of Dr. Richerson’s: (i) employment agreement; (ii) proprietary information, inventions and competition agreement; and (iii) indemnification agreement are qualified in their entirety by reference to the full text of the agreements which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

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DIRECTOR COMPENSATION

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2011 to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bo Jesper Hansen, M.D.	35,002	—	17,133	(1)	—	—	—	52,135
Scott Ogilvie	35,002	—	20,416	(2)	—	—	—	55,418

(1)	Dr. Hansen was awarded an option grant on August 13, 2011 in the amount of 38,000 shares. The grant was valued using the Black-Sholes option pricing model with the following assumptions: (i) exercise price of $1.86 per share; (ii) fair value of a share of common stock of $1.86; (iii) volatility of 78%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.10%; and (vi) estimated life of 0.625 years. The options vest quarterly over one year.
(2)	Mr. Ogilvie was awarded an option grant on March 1, 2011 in the amount of 39,000 shares. The grant was valued using the Black-Sholes option pricing model with the following assumptions: (i) exercise price of $1.90 per share; (ii) fair value of a share of common stock of $1.90; (iii) volatility of 89%; (iv) dividend rate of 0%; (v) risk free interest rate of 0.225%; and (vi) estimated life of 0.625 years. The options vest quarterly over one year.

Director Compensation Plan

Pursuant to the terms of our non-executive director compensation policy, non-employee directors will be entitled to the following compensation for service on our board:

Inducement/First Year Grant.  Upon joining the board, individual will receive options to purchase 50,000 shares of our common stock. The options vest as follows: (i) 25,000 immediately upon appointment to the board; and (ii) 25,000 vesting quarterly over the following 12 months.

Annual Grant.  Subject to shareholder rights to elect any individual director, starting on the first year anniversary of service, and each subsequent anniversary thereafter, each eligible director will be granted options to purchase 25,000 shares of common stock. The annual grants vest quarterly during the grant year.

Committee and Committee Chairperson Grant.  Each director will receive options to purchase an additional 4,000 shares of common stock for each committee on which he or she serves. Chairpersons of each committee will receive options to purchase an additional 1,000 share common stock. The committee grants vest quarterly during the grant year.

Special Committee Grants.  From time to time, individual directors may be requested by the board to provide extraordinary services. These services may include such items as the negotiation of key contracts, assistance with scientific issues or such other items as the board deems necessary and in the best interest of the Company and our shareholders. In such instances, the board shall have the flexibility to issue special committee grants. The amount of such grants and terms will vary commensurate with the function and tasks of the special committee.

Exercise Price and Term.  All options issued pursuant to the non-executive board compensation policy will have an exercise price equal to the fair market value of the Company’s common stock at close of market on the grant date. The term of the options shall be for a period of 5 years from the grant date.

Cash Compensation.  Effective January 1, 2011, our eligible directors will also receive cash compensation equal to: (i) an annual cash retainer of $25,000, and (ii) a per committee cash award of $3,334. Cash compensation to directors is paid quarterly on each member’s three-month anniversary of joining the board or respective committees thereof.

76

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Information regarding disclosure of an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction is incorporated by reference from the section of this Prospectus entitled “Executive Compensation.”

Information regarding disclosure of compensation to a director is incorporated by reference from the section of this Prospectus entitled “Director Compensation.”

•	We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. The indemnification agreements are substantially similar to those entered into with our executive officers and as a more fully described in the section of this prospectus entitled “Employment Agreements and Change in Control.”
•	In February 2010, we granted John M. Farah, Jr., PhD, one of our former outside directors, options to purchase 39,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Dr. Farah’s service on our board and related committees. The options have an exercise price of $2.14 per share, a term of 5 years and vest quarterly over the grant year.
•	In March 2010, we granted Mr. Ogilvie, one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Mr. Ogilvie’s service on our board and related committees. The options have an exercise price of $2.47 per share, a term of 5 years and vest quarterly over the grant year.
•	In May 2010, we issued Dr. Dionne, our CEO, and Dr. Richerson, our COO, an aggregate of 43,479 shares of common stock as payment for their 2009 discretionary bonuses. The shares were valued at $2.30 which represents their fair market value on the grant date of May 14, 2010.
•	On August 16, 2010, upon joining the board, we granted Bo Jesper Hansen MD PhD, options to purchase 63,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Bo Jesper Hansen MD PhD’s service on our board and related committees. The options have an exercise price of $2.00 per share and a term of 5 years. Of the Options granted, 25,000 with the balance vest quarterly over the grant year. Additionally, we entered into our standard indemnification agreement with Bo Jesper Hansen MD PhD.
•	On August 16, 2010, upon the effective date of John M. Farah, Jr., PhD’s resignation, we vested all of his unvested common stock purchase options. The options have a weighted average exercise price of $2.14 per share. We also agreed to allow Dr. Farah to exercise such options at any time during their term.
•	During our January and February of 2011 offerings, Kihong Kwon, MD (including related and/or affiliated entities), purchased 1,773,804 units on the same terms and conditions as the other investors in the offering. Prior to the transaction, Dr. Kwon was not a related person. The price per unit was $1.80. Each unit consists of: (i) one (1) share of the common stock, and (ii) one half (½) common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.30. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. The warrants are callable assuming the following: (i) our common stock trades above $5.50 for ten (10) consecutive days; (ii) the daily average minimum volume over such ten (10) days is 15,000 or greater; and (iii) there is an effective registration statement covering the underlying shares. We also grant the investors in the units certain piggy-back registration rights.
•	During our April 2011 offerings, Kihong Kwon, MD (including related and/or affiliated entities), purchased 1,212,122 units on the same terms and conditions as the other investors in the offering.

77

The price per unit was $1.65. Each unit consists of: (i) one (1) share of the common stock and (ii) one half (½) common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.15. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. The warrants are callable assuming the following: (i) our common stock trades above $6.50 for ten (10) consecutive days; (ii) the daily average minimum volume over such ten (10) days is 15,000 or greater; and (iii) there is an effective registration statement covering the underlying shares. We also granted the investors certain piggy-back registration rights.
•	On May 18, 2011, we granted each of Drs. Isaacs and Denmeade, our Scientific Advisors, common stock purchase options to purchase 20,000 shares, as compensation for serving on the Company’s scientific advisory board. The options have an exercise price of $1.85 per share. The options vest on the following schedule: 5,000 shares vested immediately and the rest vest in equal quarterly installments during the year beginning June 30, 2011, and lapse if unexercised on May 18, 2016.
•	On December 28, 2011, we granted each of Drs. Isaacs and Denmeade, our Scientific Advisors, common stock purchase options to purchase 20,000 shares, as compensation for serving on the Company’s scientific advisory board. The options have an exercise price of $2.03. The options vest on the following schedule: 5,000 shares vested immediately and the rest vest in equal installments quarterly beginning on March 31, 2012, and lapse if unexercised on January 1, 2017.
•	On July 1, 2011, we amended our outside director compensation policy to provide our outside directors with a $25,000 per year cash retainer as partial compensation for their service on our board.
•	On May 24, 2012, upon joining the board, we granted Peter E. Grebow, PhD, options to purchase 63,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Peter E. Grebow, PhD’s service on our board and related committees. The options have an exercise price of $2.69 per share and a term of five years. Of the options granted, 25,000 vest immediately with the balance vest in equal installments quarterly beginning on August 24, 2012. Additionally, we entered into our standard indemnification agreement as well as an independent director agreement with Peter E. Grebow, PhD.
•	On August 13, 2012, we granted Bo Jesper Hansen, M.D., one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Dr. Hansen’s service on our board and related committees. The options have an exercise price of $2.85 per share. The options vest on the following schedule: 9,500 immediately and the rest vest in equal quarterly installments beginning on November 13, 2012, and lapse if unexercised on August 13, 2017.
•	As of July 31, 2012, we have 3 promissory notes payable to Dr. Dionne. Each note accrues interest at 4.2% per annum. The loans were originally made in order to provide us with working capital. The aggregate balance of the notes is $105,000 in principal and $19,501 in accrued interest. The notes and accrued interest are convertible into shares of common stock at a price per share of $0.50.
•	On August 16, 2012, we issued Nancy Jean Barnabei options to purchase 200,000 common shares pursuant to the terms of her employment agreement. The options have a term of seven years, an exercise price of $2.80 and vest, provide she continues to provide us services, as follows: (i) 60,000 options vest upon grant, (ii) 60,000 options vest on August 16, 2013, and (iii) 80,000 options vest upon Ms. Barnabei becoming a full time employee provided such event occurs on or before August 16, 2014. The options shall be granted from our 2007 Equity Compensation Plan and subject to all terms and conditions thereunder.

Related Party Transactions Policy and Procedure

We will only enter into or ratify a transaction with a related party when our board of directors, acting through the Audit Committee, determines that the transaction is in the best interests of GenSpera and its stockholders.

78

We review all known relationships and transactions in which GenSpera and our directors, executive officers, and significant stockholders or their immediate family members are participants to determine whether such persons have a direct or indirect interest. Our outside legal counsel, in consultation with our management team, is primarily responsible for developing and implementing processes and controls to obtain information regarding our directors, executive officers, and significant stockholders with respect to related party transactions and then determining, based on the facts and circumstances, whether GenSpera or a related party has a direct or indirect interest in these transactions. On a periodic basis, our outside counsel and our management team review all transactions in which our executive officers, director or significant shareholders may have a material interest. In addition, our directors and executive officers are required to notify us of any potential related party transactions and provide us with the information regarding such transactions. If our outside legal counsel determines that a transaction is a related party transaction, the Audit Committee must review the transaction and either approve or disapprove it. Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval of the transaction. In the event all members of the Audit Committee are a related party with respect to a transaction, the transaction is reviewed and approved by a majority of the disinterested directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 1, 2012, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of any class of our voting securities;
•	each of our current directors and nominees;
•	each of our current named executive officers; and
•	all current directors and named executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below, based on the information such beneficial owner has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property laws may apply.

Name and Address of Beneficial Owner(1)	Shares	Shares Underlying Convertible Securities	Total	Percent of Class
Directors and named Executive Officers
Craig Dionne, PhD(2)	2,464,749	1,979,984	4,444,733	18.6%
Russell B. Richerson, PhD(3)	942,392	1,371,293	2,313,685	9.9%
Scott Ogilvie	—	221,250	221,250	1.0%
Bo Jesper Hansen, MD, PhD	—	110,500	110,500	*
Nancy Jean Barnabei(4)	—	60,000	60,000	*
Peter E. Grebow, PhD(5)	—	44,000	44,000	*
All directors and executive officers as a group (6 persons)	3,407,141	3,787,027	7,194,168	28.0%
Beneficial Owners of 5% or more
Kihong Kwon, MD(6)	3,151,260	—	3,151,260	14.3%
John T. Isaacs, PhD(7)	1,271,528	100,000	1,371,528	6.2%
Samuel R. Denmeade, MD(8)	1,271,528	100,000	1,371,528	6.2%

*	Less than one percent.
**	Assumes no exercise of over-allotment option.

79

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is GenSpera, Inc., 2511 N Loop 1604 W, Suite 204, San Antonio, TX 78258.
(2)	Includes 1,000,000 shares of common stock that are registered under the Dionne Annuity Trust of 2011. Voting and dispositive control of such shares is shared by Dr. Dionne and his wife, Bonnie Camille Dionne.
(3)	5050 East Gleneagles Drive, Tucson, AZ 85718
(4)	2511 N. Loop 1604 W, Suite 204, San Antonio, TX 78258
(5)	2511 N. Loop 1604 W, Suite 204, San Antonio, TX 78258
(6)	1015 E. Chapman, Suite 201, Fullerton, CA 92831. Does not include warrants or convertible securities subject to exercise conditions based on percentage ownership.
(7)	13638 Poplar Hill Road, Phoenix, MD 21131
(8)	5112 Little Creek Drive, Ellicott City, MD 21043

80

LEGAL MATTERS

The Silvestre Law Group, P.C. has given us an opinion relating to the issuance of the common stock being registered. The Silvestre Law Group, P.C. or its various principals and/or affiliates, 225,000 shares of our common stock and options and/or warrants to purchase 165,000 shares.

EXPERTS

The financial statements in this prospectus of GenSpera, Inc. for the years ended December 31, 2011 and 2010 and for the period of inception (November 21, 2003) through December 31, 2011 appearing in this prospectus and registration statement of which this prospectus forms a part have been audited by RBSM LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We will file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, under the Exchange Act. You may read and copy any document we file at the public reference facilities of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site, free of charge, at http://www.sec.gov and at our website at http://www.genspera.com. The reference to our web address does not constitute incorporation by reference of the information contained at this site into this prospectus. We will furnish our stockholders with annual reports containing audited financial statements.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule(s) that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s public reference rooms or the SEC’s website; or

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

You may request and obtain a copy of any of our filings, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or phone number:

GenSpera, Inc.
2511 N Loop 1604 W, Suite 204
San Antonio, TX 78258
Attn: Dr. Craig Dionne
(210) 479-8112

81

INDEX TO FINANCIAL STATEMENTS

Page
Condensed Balance Sheets as of June 30, 2012 (Unaudited) and December 31, 2011	F-2
Condensed Statements of Losses (Unaudited) Three and six months ended June 30, 2012 and 2011 and for the period from November 21, 2003 (inception) to June 30, 2012	F-3
Condensed Statement of Stockholders' Equity (Unaudited) For the period from November 21, 2003 (inception) to June 30, 2012	F-4
Condensed Statements of Cash Flows (Unaudited) Six months ended June 30, 2012 and 2011 and for the period from November 21, 2003 (inception) June 30, 2012	F-6
Notes to Condensed Financial Statements (Unaudited) Six months ended June 30, 2012 and 2011 and for the period from November 21, 2003 (inception) June 30, 2012	F-7
Report of RBSM LLP, Independent Registered Public Accounting Firm	F-12
Balance Sheets for the years ended December 31, 2011 and 2010	F-13
Statements of Losses for the years ended December 31, 2011 and 2010	F-14
Statements of Stockholders’ Equity for the years ended December 31, 2011 and 2010	F-15
Statements of Cash Flows for the years ended December 31, 2011 and 2010	F-17
Notes to Financial Statements for the years ended December 31, 2011 and 2010	F-18

F-1

GENSPERA INC.
(A Development Stage Company)

CONDENSED BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash	$3,948,573	$5,530,105
Total current assets	3,948,573	5,530,105
Fixed assets, net of accumulated depreciation of $8,624 and $7,042	7,209	8,791
Intangible assets, net of accumulated amortization of $68,521 and $60,023	143,647	152,145
Total assets	$4,099,429	$5,691,041
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$950,972	$781,660
Accrued interest – stockholder	19,126	16,927
Convertible notes payable – stockholder	105,000	105,000
Total current liabilities	1,075,098	903,587
Warrant derivative liabilities	2,055,538	1,734,127
Total liabilities	3,130,636	2,637,714
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.0001 per share; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $.0001 per share; 80,000,000 shares authorized, 21,828,723 and 21,457,419 shares issued and outstanding, respectively	2,183	2,146
Additional paid-in capital	24,979,380	23,214,656
Deficit accumulated during the development stage	(24,012,770)	(20,163,475)
Total stockholders' equity	968,793	3,053,327
Total liabilities and stockholders' equity	$4,099,429	$5,691,041

See accompanying notes to unaudited condensed financial statements.

F-2

GENSPERA, INC.
(A Development Stage Company)

CONDENSED STATEMENTS OF LOSSES
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011
AND FOR THE PERIOD FROM INCEPTION (NOVEMBER 21, 2003) TO JUNE 30, 2012
(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,		Cumulative Period from November 21, 2003 (date of inception) to June 30,
	2012	2011	2012	2011	2012
Operating expenses:
General and administrative expenses	$911,883	$893,889	$1,578,764	$1,525,939	$9,728,760
Research and development	789,400	801,237	1,527,135	1,222,353	12,584,705
Research and development grant received	—	—	—	(244,479)	(488,958)
Total operating expenses	1,701,283	1,695,126	3,105,899	2,503,813	21,824,507
Loss from operations	(1,701,283)	(1,695,126)	(3,105,899)	(2,503,813)	(21,824,507)
Finance cost	—	—	—	—	(518,675)
Change in fair value of derivative liability	844,032	(9,631)	(748,056)	443,959	(1,708,354)
Interest income, net	1,924	8,512	4,660	14,890	38,766
Loss before provision for income taxes	(855,327)	(1,696,245)	(3,849,295)	(2,044,964)	(24,012,770)
Provision for income taxes	—	—	—	—	—
Net loss	$(855,327)	$(1,696,245)	$(3,849,295)	$(2,044,964)	$(24,012,770)
Net loss per common share, basic and diluted	$(0.04)	$(0.08)	$(0.18)	$(0.10)
Weighted average shares outstanding	21,825,698	20,991,614	21,727,859	20,179,914

See accompanying notes to unaudited condensed financial statements.

F-3

GENSPERA, INC.
(A Development Stage Company)

CONDENSED STATEMENT OF STOCKHOLDERS’ (DEFICIT) EQUITY
FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO JUNE 30, 2012
(Unaudited)

	Common Stock		Additional Paid-in	Common Stock	Deficit Accumulated During the Development	Stockholders’ Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)
Balance, November 21, 2003	—	$—	$—	$—	$—	$—
Sale of common stock to founders at $0.0001 per share in November, 2003	6,100,000	610	(510)	—	—	100
Contributed services	—	—	120,000	—	—	120,000
Net loss	—	—	—	—	(125,127)	(125,127)
Balance, December 31, 2003	6,100,000	610	119,490	—	(125,127)	(5,027)
Contributed services	—	—	192,000	—	—	192,000
Stock based compensation	—	—	24,102	—	—	24,102
Net loss	—	—	—	—	(253,621)	(253,621)
Balance, December 31, 2004	6,100,000	610	335,592	—	(378,748)	(42,546)
Contributed services	—	—	48,000	—	—	48,000
Stock based compensation	—	—	24,100	—	—	24,100
Net loss	—	—	—	—	(126,968)	(126,968)
Balance, December 31, 2005	6,100,000	610	407,692	—	(505,716)	(97,414)
Contributed services	—	—	144,000	—	—	144,000
Stock based compensation	—	—	42,162	—	—	42,162
Net loss	—	—	—	—	(245,070)	(245,070)
Balance, December 31, 2006	6,100,000	610	593,854	—	(750,786)	(156,322)
Shares sold for cash at $0.50 per share in November, 2007	1,300,000	130	649,870	—	—	650,000
Shares issued for services	735,000	74	367,426	—	—	367,500
Contributed services	—	—	220,000	—	—	220,000
Stock based compensation	—	—	24,082	—	—	24,082
Exercise of options for cash at $0.003 per share in March and June, 2007	900,000	90	2,610	—	—	2,700
Net loss	—	—	—	—	(691,199)	(691,199)
Balance, December 31, 2007	9,035,000	904	1,857,842	—	(1,441,985)	416,761
Exercise of options for cash at $0.50 per share on March 7, 2008	1,000,000	100	499,900	—	—	500,000
Sale of common stock and warrants at $1.00 per share – July and August 2008	2,320,000	232	2,319,768	—	—	2,320,000
Cost of sale of common stock and warrants	—	—	(205,600)	—	—	(205,600)
Shares issued for accrued interest	31,718	3	15,856	—	—	15,859
Shares issued for services	100,000	10	49,990	—	—	50,000
Stock based compensation	—	—	313,743	—	—	313,743
Contributed services	—	—	50,000	—	—	50,000
Beneficial conversion feature of convertible debt	—	—	20,675	—	—	20,675
Net loss	—	—	—	—	(3,326,261)	(3,326,261)
Balance, December 31, 2008	12,486,718	1,249	4,922,174	—	(4,768,246)	155,177
Cumulative effect of change in accounting principle	—	—	(444,161)	—	(290,456)	(734,617)
Warrants issued for extension of debt maturities	—	—	51,865	—	—	51,865
Stock based compensation	—	—	1,530,536	—	—	1,530,536
Common stock issued for services	86,875	10	104,109	—	—	104,119

See accompanying notes to unaudited condensed financial statements.

F-4

GENSPERA, INC.
(A Development Stage Company)

CONDENSED STATEMENT OF STOCKHOLDERS’ (DEFICIT) EQUITY – (continued)
FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO JUNE 30, 2012
(Unaudited)

	Common Stock		Additional Paid-in	Common Stock	Deficit Accumulated During the Development	Stockholders’ Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)
Sale of common stock and warrants at $1.50 per share – February 2009	466,674	46	667,439	—	—	667,485
Sale of common stock and warrants at $1.50 per share – April 2009	33,334	3	49,997	—	—	50,000
Sale of common stock and warrants at $1.50 per share – June 2009	1,420,895	142	2,038,726	—	—	2,038,868
Sale of common stock and warrants at $1.50 per share – July 2009	604,449	60	838,024	—	—	838,084
Sale of common stock and warrants at $1.50 per share – September 2009	140,002	14	202,886	—	—	202,900
Common stock and warrants issued as payment of placement fees	53,334	5	(5)	—	—	—
Common stock and warrants issued upon conversion of note and accrued interest	174,165	18	174,147	—	—	174,165
Net loss	—	—	—	—	(5,132,827)	(5,132,827)
Balance, December 31, 2009	15,466,446	1,547	10,135,737	—	(10,191,529)	(54,245)
Stock based compensation	—	—	1,165,450	—	—	1,165,450
Sale of common stock and warrants at $1.65 per share – February and March 2010	533,407	53	806,157	—	—	806,210
Sale of common stock and warrants at $2.00 per share – May 2010	1,347,500	135	2,655,365	—	—	2,655,500
Common stock and warrants issued as payment of placement fees	43,632	4	(4)	—	—	—
Common stock issued as payment for patents and license	20,000	2	46,798	—	—	46,800
Common stock and warrants subscribed	—	—	—	611,846	—	611,846
Salaries paid with common stock	43,479	4	99,996	—	—	100,000
Exercise of options and warrants	150,001	15	124,986	—	—	125,001
Reclassification of derivative liability upon exercise of warrants	—	—	86,307	—	—	86,307
Net loss	—	—	—	—	(4,257,839)	(4,257,839)
Balance, December 31, 2010	17,604,465	1,760	15,120,792	611,846	(14,449,368)	1,285,030
Stock based compensation	—	—	1,290,193	—	—	1,290,193
Sale of common stock and warrants at $1.80 per share – January and February 2011	2,241,605	224	4,034,659	(611,846)	—	3,423,037
Sale of common stock and warrants at $1.65 per share – April 2011	1,363,622	136	2,249,839	—	—	2,249,975
Common stock and warrants issued as payment of placement fees	61,498	6	(6)	—	—	—
Common stock and warrants issued as payment of accrued consulting fees	33,334	3	59,997	—	—	60,000
Common stock and warrants issued as payment of consulting fees	152,895	17	532,685	—	—	532,702
Cost of sales of common stock and warrants	—	—	(73,503)	—	—	(73,503)
Net loss	—	—	—	—	(5,714,107)	(5,714,107)
Balance, December 31, 2011	21,457,419	2,146	23,214,656	—	(20,163,475)	3,053,327
Stock based compensation	—	—	232,983	—	—	232,983
Common stock options issued as payment of accrued compensation	—	—	674,130	—	—	674,130
Exercise of options and warrants	371,304	37	430,966	—	—	431,003
Reclassification of derivative liability upon exercise of warrants	—	—	426,645	—	—	426,645
Net loss	—	—	—	—	(3,849,295)	(3,849,295)
Balance, June 30, 2012	21,828,723	$2,183	$24,979,380	$—	$(24,012,770)	$968,793

See accompanying notes to unaudited condensed financial statements.

F-5

GENSPERA, INC.
(A Development Stage Company)

CONDENSED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011
AND FOR THE PERIOD FROM INCEPTION (NOVEMBER 21, 2003) TO JUNE 30, 2012
(Unaudited)

	Six months ended June 30,		Cumulative Period from November 21, 2003 (date of inception) to June 30,
	2012	2011	2012
Cash flows from operating activities:
Net loss	$(3,849,295)	$(2,044,964)	$(24,012,770)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,080	10,081	77,145
Stock based compensation	232,983	511,441	5,801,672
Common stock issued for acquisition of license	—	—	28,800
Warrants issued for financing costs	—	—	467,840
Change in fair value of derivative liability	748,056	(443,959)	1,708,354
Contributed services	—	—	774,000
Amortization of debt discount	—	—	20,675
Changes in assets and liabilities:
Increase in accounts payable and accrued expenses	845,641	606,789	1,730,652
Cash used in operating activities	(2,012,535)	(1,360,612)	(13,403,632)
Cash flows from investing activities:
Acquisition of property and equipment	—	—	(15,833)
Acquisition of intangibles	—	—	(194,168)
Cash used in investing activities	—	—	(210,001)
Cash flows from financing activities:
Proceeds from sale of common stock and warrants	—	5,673,012	16,974,705
Proceeds from exercise of options and warrants	431,003	—	556,004
Cost of common stock and warrants sold	—	(70,003)	(73,503)
Proceeds from convertible notes – stockholder	—	—	155,000
Repayments of convertible notes – stockholder	—	—	(50,000)
Cash provided by financing activities	431,003	5,603,009	17,562,206
Net (decrease) increase in cash	(1,581,532)	4,242,397	3,948,573
Cash, beginning of period	5,530,105	3,671,151	—
Cash, end of period	$3,948,573	$7,913,548	$3,948,573
Supplemental cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—
Non-cash financial activities:
Common stock options issued as payment of accrued compensation	$674,130	$—
Derivative liability reclassified to equity upon exercise of warrants	426,645	—
Common stock units issued as payment of accrued consulting fees	—	$60,000
Common stock units issued as payment of placement fees	—	110,695
Common stock and warrants issued as payment of consulting fees	—	498,701

See accompanying notes to unaudited condensed financial statements.

F-6

GENSPERA, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO JUNE 30, 2012
(Unaudited)

NOTE 1 — SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

GenSpera Inc. (“we”, “us”, “our company,” “our”, “GenSpera” or the “Company” ) was formed under the laws of the State of Delaware in 2003. We are a development stage entity, as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915. GenSpera, Inc. is a pharmaceutical company focused on the development of targeted cancer therapeutics for the treatment of cancerous tumors, including breast, prostate, bladder and kidney cancers. Our operations are based in San Antonio, Texas.

To date, we have generated no sales revenues, have incurred significant expenses and have sustained losses. Consequently, our operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from inception on November 21, 2003 through June 30, 2012, we have accumulated losses of $24,012,770.

Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. However, the results from operations for the three and six months ended June 30, 2012, are not necessarily indicative of the results that may be expected for the year ending December 31, 2012. The unaudited condensed financial statements should be read in conjunction with the December 31, 2011 financial statements and footnotes thereto included in the Company's Form 10-K filed with the SEC.

Liquidity

Our financial statements have been prepared assuming that the Company will continue as a going concern. As of June 30, 2012, we had working capital (current assets in excess of current liabilities) of $2,873,475. Our cash flow used in operations was $2,012,535 and $1,360,612 for the six months ended June 30, 2012 and 2011, respectively. At June 30, 2012, we had cash on hand of approximately $3,949,000. Based upon current cash flow projections, management believes the Company will have sufficient capital resources to meet projected cash flow requirements through February 2013.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions the Company may undertake in the future, actual results may differ from those estimates.

Research and Development

Research and development costs include expenses incurred by the Company for research and development of therapeutic agents for the treatment of cancer and are charged to operations as incurred. Our research and development expenses consist primarily of expenditures for toxicology and other studies, manufacturing, clinical trials and compensation and consulting costs.

F-7

GENSPERA, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO JUNE 30, 2012
(Unaudited)

NOTE 1 — SUMMARY OF ACCOUNTING POLICIES  – (continued)

GenSpera incurred net research and development expenses of $789,400 and $801,237 for the three months ended June 30, 2012 and 2011, respectively, and $1,527,135 and $977,874 for the six months ended June 30, 2012 and 2011, respectively, and $12,095,747 from November 21, 2003 (inception) through June 30, 2012.

Loss Per Share

We use ASC 260, “Earnings Per Share” for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share. There were 13,072,733 common share equivalents at June 30, 2012 and 11,496,197 at June 30, 2011. For the three and six months ended June 30, 2012 and 2011, these potential shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

Fair value of financial instruments

Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments without extended maturities, the fair value of which, based on management’s estimates, reasonably approximate their book value. The fair value of long term convertible notes is based on management estimates and reasonably approximates their book value after comparison to obligations with similar interest rates and maturities. The fair value of the Company’s derivative instruments is determined using option pricing models.

Fair value measurements

We follow the guidance established pursuant to ASC 820 which established a framework for measuring fair value and expands disclosure about fair value measurements. ASC 820 defines fair value as the amount that would be received for an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes the following three levels of inputs that may be used:

Level 1:  Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets and liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:  Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3:  Unobservable inputs when there is little or no market data available, thereby requiring an entity to develop its own assumptions. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The table below summarizes the fair values of our financial liabilities as of June 30, 2012:

	Fair Value at	Fair Value Measurement Using
	June 30, 2012	Level 1	Level 2	Level 3
Warrant derivative liability	$2,055,538	$—	$—	$2,055,538
	$2,055,538	$—	$—	$2,055,538

F-8

GENSPERA, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO JUNE 30, 2012
(Unaudited)

NOTE 1 — SUMMARY OF ACCOUNTING POLICIES  – (continued)

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial liabilities (warrant derivative liability) for the six months ended June 30, 2012.

2012
Balance at beginning of year	$1,734,127
Change in fair value of warrant liability	748,056
Reclassification to equity upon exercise of warrants	(426,645)
Balance at end of period	$2,055,538

The following is a description of the valuation methodologies used for these items:

Warrant derivative liability — these instruments consist of certain of our warrants with anti-dilution provisions. These instruments were valued using pricing models which incorporate the Company’s stock price, volatility, U.S. risk free rate, dividend rate and estimated life.

Income Taxes

We utilize ASC 740 “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

Stock-Based Compensation

We account for our stock based compensation under ASC 718 “Compensation – Stock Compensation” using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

We use the fair value method for equity instruments granted to non-employees and use the Black-Scholes model for measuring the fair value of options. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future financial statements.

NOTE 2 — CAPITAL STOCK AND STOCKHOLDER’S EQUITY

We are authorized to issue 80,000,000 shares of common stock with a par value of $.0001 per share and 10,000,000 shares of preferred stock with a par value of $.0001 per share.

During the six months ended June 30, 2012, 334,003 options and warrants were exercised into an equivalent number of common shares. We received proceeds of $431,003 from the exercise of the options and warrants.

F-9

GENSPERA, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO JUNE 30, 2012
(Unaudited)

NOTE 2 — CAPITAL STOCK AND STOCKHOLDER’S EQUITY  – (continued)

During the six months ended June 30, 2012, 78,333 warrants were exercised on a cashless basis into 37,301 common shares.

On December 28, 2011, our compensation committee approved the 2011 Long Term Incentive Grants for our chief executive officer and chief operating officer. The 2011 Long Term Incentive Grants aggregate $570,000 and were paid on January 2, 2012 via the issuance of common stock options in lieu of cash. For purposes of calculating the number of options to be issued as payment of the discretionary bonuses, we utilized the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 0.1875%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 77%; and (4) an expected life of the options of 2.5 years. The grant date is January 2, 2012. The aggregate number of options granted is 637,740, with a weighted average exercise price of $2.12. The options lapse if unexercised after seven years.

On December 28, 2011, our compensation committee approved the 2011 Bonuses for our chief executive officer and chief operating officer. The 2011 Bonuses aggregate $208,260 of which $104,130 was paid in cash in December and $104,130 was paid on January 2, 2012 via the issuance of common stock options in lieu of cash. For purposes of calculating the number of options to be issued as payment of the discretionary bonuses, we utilized the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 0.1875%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 77%; and (4) an expected life of the options of 2.5 years. The grant date is January 2, 2012. The aggregate number of options granted is 116,918, with a weighted average exercise price of $2.13. The options lapse if unexercised after seven years.

On March 1, 2012, we granted 39,000 common stock options to a director. The options have an exercise price of $2.95 per share. The options will vest quarterly over one year. The options lapse if unexercised after five years. The options have a grant date fair value of $20,907, determined using the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 0.15%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 58%; and (4) an expected life of the options of 0.625 years. During the three and six months ended June 30, 2012 we have recorded an expense of $5,227 and $6,969, respectively, related to the fair value of the options that vested or are expected to vest.

On May 24, 2012, we granted 63,000 common stock options to a director. The options have an exercise price of $2.55 per share. Of these options, 25,000 vested upon grant and 38,000 will vest quarterly over one year. The options lapse if unexercised after five years. The options have a grant date fair value of $38,791, determined using the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 0.185%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 58%; and (4) an expected life of the options of 1 year. During the three and six months ended June 30, 2012 we have recorded an expense of $17,343 related to the fair value of the options that vested or are expected to vest.

On June 1, 2012, we granted 18,000 common stock warrants to a consultant. The warrants have an exercise price of $2.55 per share. The warrants will vest monthly over one year. The warrants lapse if unexercised after five years. During the three and six months ended June 30, 2012 we have recorded an expense of $2,010 related to the fair value of the options that vested, determined using the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 0.75%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 61%; and (4) an expected life of the options of 4.92 years.

F-10

GENSPERA, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO JUNE 30, 2012
(Unaudited)

NOTE 2 — CAPITAL STOCK AND STOCKHOLDER’S EQUITY  – (continued)

During the three and six months ended June 30, 2012 we have recorded an expense of $42,766 and $92,659, respectively, related to the fair value of the options granted to our chief executive officer and chief operating officer in prior years that vested or are expected to vest.

During the three and six months ended June 30, 2012 we have recorded an expense of $49,232 and $114,002, respectively, related to the fair value of the options granted to directors and consultants in prior years that vested or are expected to vest.

NOTE 3 — DERIVATIVE LIABILITY

During the six months ended June 30, 2012, 264,003 of our warrants subject to derivative accounting were exercised into common stock. We have recorded an expense of $183,662 at the dates of exercise related to the change in fair value from January 1, 2012 to the dates of exercise. As a result of the exercise of the warrants, we have reclassified $426,645 of our warrant derivative liability to paid in capital.

At June 30, 2012, we recalculated the fair value of our remaining warrants subject to derivative accounting and have determined that their fair value at June 30, 2012 is $2,055,538. The value of the warrants was determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.185%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 57%; and (4) an expected life of the warrants of 1 year. We have recorded a credit of $842,612 and an expense of $564,394 during the three and six months ended June 30, 2012, respectively, related to the change in fair value during those periods.

F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
GenSpera Inc.
San Antonio, TX

We have audited the accompanying balance sheets of GenSpera Inc., a development stage company, as of December 31, 2011 and 2010, and the related statements of losses, statement of stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2011 and the period November 21, 2003 (date of inception) through December 31, 2011. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on the financial statements based upon our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GenSpera Inc., a development stage company, at December 31, 2011 and 2010 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2011 and the period November 21, 2003 (date of inception) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ RBSM LLP
RBSM LLP

New York, New York
March 6, 2012

F-12

GENSPERA INC.
(A Development Stage Company)

BALANCE SHEETS

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash	$5,530,105	$3,671,151
Total current assets	5,530,105	3,671,151
Fixed assets, net of accumulated depreciation of $7,042 and $3,874	8,791	11,959
Prepaid fees	—	3,500
Intangible assets, net of accumulated amortization of $60,023 and $43,029	152,145	169,139
Total assets	$5,691,041	$3,855,749
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$781,660	$139,169
Accrued interest – stockholder	16,927	12,517
Convertible notes payable – stockholder	105,000	105,000
Total current liabilities	903,587	256,686
Warrant derivative liabilities	1,734,127	2,314,033
Total liabilities	2,637,714	2,570,719
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.0001 per share; 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $.0001 per share; 80,000,000 shares authorized, 21,457,419 and 17,604,465 shares issued and outstanding, respectively	2,146	1,760
Common stock subscribed	—	611,846
Additional paid-in capital	23,214,656	15,120,792
Deficit accumulated during the development stage	(20,163,475)	(14,449,368)
Total stockholders’ equity	3,053,327	1,285,030
Total liabilities and stockholders’ equity	$5,691,041	$3,855,749

See accompanying notes to audited financial statements.

F-13

GENSPERA, INC.
(A Development Stage Company)

STATEMENTS OF LOSSES
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
AND FOR THE PERIOD FROM INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2011

	Years ended December 31,		Cumulative Period from November 21, 2003 (date of inception)
	2011	2010	to December 31, 2011
Operating expenses:
General and administrative expenses	$3,262,360	$2,173,247	$8,149,996
Research and development	3,302,163	2,243,866	11,057,570
Research and development grant received	(244,479)	(244,479)	(488,958)
Total operating expenses	6,320,044	4,172,634	18,718,608
Loss from operations	(6,320,044)	(4,172,634)	(18,718,608)
Finance cost	—	—	(518,675)
Change in fair value of derivative liability	579,906	(109,654)	(960,298)
Interest income, net	26,031	24,449	34,106
Loss before provision for income taxes	(5,714,107)	(4,257,839)	(20,163,475)
Provision for income taxes	—	—	—
Net loss	$(5,714,107)	$(4,257,839)	$(20,163,475)
Net loss per common share, basic and diluted	$(0.27)	$(0.25)
Weighted average shares outstanding	20,821,555	16,909,610

See accompanying notes to audited financial statements.

F-14

GENSPERA, INC.
(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ (DEFICIT) EQUITY
FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2011

	Common Stock		Additional Paid-in	Common Stock	Deficit Accumulated During the Development	Stockholders’ Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)
Balance, November 21, 2003	—	$—	$—	$—	$—	$—
Sale of common stock to founders at $0.0001 per share in November, 2003	6,100,000	610	(510)	—	—	100
Contributed services	—	—	120,000	—	—	120,000
Net loss	—	—	—	—	(125,127)	(125,127)
Balance, December 31, 2003	6,100,000	610	119,490	—	(125,127)	(5,027)
Contributed services	—	—	192,000	—	—	192,000
Stock based compensation	—	—	24,102	—	—	24,102
Net loss	—	—	—	—	(253,621)	(253,621)
Balance, December 31, 2004	6,100,000	610	335,592	—	(378,748)	(42,546)
Contributed services	—	—	48,000	—	—	48,000
Stock based compensation	—	—	24,100	—	—	24,100
Net loss	—	—	—	—	(126,968)	(126,968)
Balance, December 31, 2005	6,100,000	610	407,692	—	(505,716)	(97,414)
Contributed services	—	—	144,000	—	—	144,000
Stock based compensation	—	—	42,162	—	—	42,162
Net loss	—	—	—	—	(245,070)	(245,070)
Balance, December 31, 2006	6,100,000	610	593,854	—	(750,786)	(156,322)
Shares sold for cash at $0.50 per share in November, 2007	1,300,000	130	649,870	—	—	650,000
Shares issued for services	735,000	74	367,426	—	—	367,500
Contributed services	—	—	220,000	—	—	220,000
Stock based compensation	—	—	24,082	—	—	24,082
Exercise of options for cash at $0.003 per share in March and June, 2007	900,000	90	2,610	—	—	2,700
Net loss	—	—	—	—	(691,199)	(691,199)
Balance, December 31, 2007	9,035,000	904	1,857,842	—	(1,441,985)	416,761
Exercise of options for cash at $0.50 per share on March 7, 2008	1,000,000	100	499,900	—	—	500,000
Sale of common stock and warrants at $1.00 per share – July and August 2008	2,320,000	232	2,319,768	—	—	2,320,000
Cost of sale of common stock and warrants	—	—	(205,600)	—	—	(205,600)
Shares issued for accrued interest	31,718	3	15,856	—	—	15,859
Shares issued for services	100,000	10	49,990	—	—	50,000
Stock based compensation	—	—	313,743	—	—	313,743
Contributed services	—	—	50,000	—	—	50,000
Beneficial conversion feature of convertible debt	—	—	20,675	—	—	20,675
Net loss	—	—	—	—	(3,326,261)	(3,326,261)
Balance, December 31, 2008	12,486,718	1,249	4,922,174	—	(4,768,246)	155,177
Cumulative effect of change in accounting principle	—	—	(444,161)	—	(290,456)	(734,617)
Warrants issued for extension of debt maturities	—	—	51,865	—	—	51,865
Stock based compensation	—	—	1,530,536	—	—	1,530,536
Common stock issued for services	86,875	10	104,109	—	—	104,119

See accompanying notes to audited financial statements.

F-15

GENSPERA, INC.
(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ (DEFICIT) EQUITY – (continued)
FROM DATE OF INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2011

	Common Stock		Additional Paid-in	Common Stock	Deficit Accumulated During the Development	Stockholders’ Equity
	Shares	Amount	Capital	Subscribed	Stage	(Deficit)
Sale of common stock and warrants at $1.50 per share – February 2009	466,674	46	667,439	—	—	667,485
Sale of common stock and warrants at $1.50 per share – April 2009	33,334	3	49,997	—	—	50,000
Sale of common stock and warrants at $1.50 per share – June 2009	1,420,895	142	2,038,726	—	—	2,038,868
Sale of common stock and warrants at $1.50 per share – July 2009	604,449	60	838,024	—	—	838,084
Sale of common stock and warrants at $1.50 per share – September 2009	140,002	14	202,886	—	—	202,900
Common stock and warrants issued as payment of placement fees	53,334	5	(5)	—	—	—
Common stock and warrants issued upon conversion of note and accrued interest	174,165	18	174,147	—	—	174,165
Net loss	—	—	—	—	(5,132,827)	(5,132,827)
Balance, December 31, 2009	15,466,446	1,547	10,135,737	—	(10,191,529)	(54,245)
Stock based compensation	—	—	1,165,450	—	—	1,165,450
Sale of common stock and warrants at $1.65 per share – February and March 2010	533,407	53	806,157	—	—	806,210
Sale of common stock and warrants at $2.00 per share – May 2010	1,347,500	135	2,655,365	—	—	2,655,500
Common stock and warrants issued as payment of placement fees	43,632	4	(4)	—	—	—
Common stock issued as payment for patents and license	20,000	2	46,798	—	—	46,800
Common stock and warrants subscribed	—	—	—	611,846	—	611,846
Salaries paid with common stock	43,479	4	99,996	—	—	100,000
Exercise of options and warrants	150,001	15	124,986	—	—	125,001
Reclassification of derivative liability upon exercise of warrants	—	—	86,307	—	—	86,307
Net loss	—	—	—	—	(4,257,839)	(4,257,839)
Balance, December 31, 2010	17,604,465	1,760	15,120,792	611,846	(14,449,368)	1,285,030
Stock based compensation	—	—	1,290,193	—	—	1,290,193
Sale of common stock and warrants at $1.80 per share – January and February 2011	2,241,605	224	4,034,659	(611,846)	—	3,423,037
Sale of common stock and warrants at $1.65 per share – April 2011	1,363,622	136	2,249,839	—	—	2,249,975
Common stock and warrants issued as payment of placement fees	61,498	6	(6)	—	—	—
Common stock and warrants issued as payment of accrued consulting fees	33,334	3	59,997	—	—	60,000
Common stock and warrants issued as payment of consulting fees	152,895	17	532,685	—	—	532,702
Cost of sales of common stock and warrants	—	—	(73,503)	—	—	(73,503)
Net loss	—	—	—	—	(5,714,107)	(5,714,107)
Balance, December 31, 2011	21,457,419	$2,146	$23,214,656	$—	$(20,163,475)	$3,053,327

See accompanying notes to audited financial statements.

F-16

GENSPERA, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

AND FOR THE PERIOD FROM INCEPTION (NOVEMBER 21, 2003) TO DECEMBER 31, 2011

	Years ended December 31,		Cumulative Period from November 21, 2003 (date of inception) to December 31,
	2011	2010	2011
Cash flows from operating activities:
Net loss	$(5,714,107)	$(4,257,839)	$(20,163,475)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	20,162	19,337	67,065
Stock based compensation	1,822,895	1,265,450	5,568,689
Common stock issued for acquisition of license	—	28,800	28,800
Warrants issued for financing costs	—	—	467,840
Change in fair value of derivative liability	(579,906)	109,654	960,298
Contributed services	—	—	774,000
Amortization of debt discount	—	—	20,675
Changes in assets and liabilities:
Increase in accounts payable and accrued expenses	706,901	65,381	885,011
Cash used in operating activities	(3,744,055)	(2,769,217)	(11,391,097)
Cash flows from investing activities:
Acquisition of property and equipment	—	—	(15,833)
Acquisition of intangibles	—	(10,000)	(194,168)
Cash used in investing activities	—	(10,000)	(210,001)
Cash flows from financing activities:
Proceeds from sale of common stock and warrants	5,673,012	4,073,556	16,974,705
Proceeds from exercise of warrants	—	125,001	125,001
Cost of common stock and warrants sold	(70,003)	(3,500)	(73,503)
Proceeds from convertible notes – stockholder	—	—	155,000
Repayments of convertible notes – stockholder	—	—	(50,000)
Cash provided by financing activities	5,603,009	4,195,057	17,131,203
Net increase in cash	1,858,954	1,415,840	5,530,105
Cash, beginning of period	3,671,151	2,255,311	—
Cash, end of period	$5,530,105	$3,671,151	$5,530,105
Supplemental cash flow information:
Cash paid for interest	$—	$45
Cash paid for income taxes	$—	$—
Non-cash financial activities:
Common stock units issued as payment of placement fees	$110,695	$—
Derivative liability reclassified to equity upon exercise of warrants	—	86,307
Common stock issued for acquisition of patent	—	18,000

See accompanying notes to audited financial statements.

F-17

GENSPERA, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO DECEMBER 31, 2011

NOTE 1 — SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

GenSpera Inc. (“we”, “us”, “our company”, “our”, “GenSpera” or the “Company”) was formed under the laws of the State of Delaware in 2003. We are a development stage entity, as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915. GenSpera, Inc. is a pharmaceutical company focused on the development of targeted cancer therapeutics for the treatment of cancerous tumors, including breast, prostate, bladder and kidney cancers. Our operations are based in San Antonio, Texas.

To date, we have generated no sales revenues, have incurred significant expenses and have sustained losses. Consequently, our operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from inception on November 21, 2003 through December 31, 2011, we have accumulated losses of $20,163,475.

Liquidity

Our financial statements have been prepared assuming that the Company will continue as a going concern. As of December 31, 2011, we had working capital (current assets in excess of current liabilities) of $4,626,518. Our cash flow used in operations was $3,744,055 and $2,769,217 for the years ended December 31, 2011 and 2010, respectively. At December 31, 2011, we had cash on hand of approximately $5,530,000. Based upon current cash flow projections, management believes the Company will have sufficient capital resources to meet projected cash flow requirements through 2012.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results may differ from those estimates.

Research and Development

Research and development costs include expenses incurred by the Company for research and development of therapeutic agents for the treatment of cancer and are charged to operations as incurred. Our research and development expenses consist primarily of expenditures for toxicology and other studies, manufacturing, clinical trials and compensation and consulting costs.

GenSpera incurred net research and development expenses of $3,057,684, $1,999,387 and $10,568,612 for the years ended December 31, 2011 and 2010, and from November 21, 2003 (inception) through December 31, 2011, respectively.

Cash Equivalents

For purposes of the statements of cash flows, we consider all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. We maintain our cash in bank deposit accounts which, at times, may exceed insured limits. We have not experienced any losses in our accounts.

F-18

GENSPERA, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO DECEMBER 31, 2011

NOTE 1 — SUMMARY OF ACCOUNTING POLICIES  – (continued)

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of applicable government mandated insurance limits. At December 31, 2011, deposits exceeded current insurance limits by approximately $5,165,000.

Intangible Assets

Intangible assets consist of issued patents and patent applications pending worldwide (see Note 5). These patents and patent applications cover the intellectual property underlying our technology. The assets are recorded at cost. The patents are being amortized on the straight line basis over their estimated useful lives of twelve to seventeen years.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided on the straight line basis over the estimated useful lives of the assets of five years

Expenditures for repair and maintenance which do not materially extend the useful lives of property and equipment are charged to operations. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in operations. Management periodically reviews the carrying value of its property and equipment for impairment.

Loss Per Share

We use ASC 260, “Earnings Per Share” for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share. There were 12,606,013 common share equivalents at December 31, 2011 and 9,159,371 at December 31, 2010. For the years ended December 31, 2011 and 2010, these potential shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

Fair value of financial instruments

Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments without extended maturities, the fair value of which, based on management’s estimates, reasonably approximate their book value. The fair value of long term convertible notes is based on management estimates and reasonably approximates their book value after comparison to obligations with similar interest rates and maturities. The fair value of the Company’s derivative instruments is determined using option pricing models.

F-19

GENSPERA, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO DECEMBER 31, 2011

NOTE 1 — SUMMARY OF ACCOUNTING POLICIES  – (continued)

Fair value measurements

ASC 820 defines fair value as the amount that would be received for an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes the following three levels of inputs that may be used:

Level 1:  Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets and liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:  Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3:  Unobservable inputs when there is little or no market data available, thereby requiring an entity to develop its own assumptions. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The table below summarizes the fair values of our financial liabilities as of December 31, 2011:

	Fair Value at December 31,	Fair Value Measurement Using
	2011	Level 1	Level 2	Level 3
Warrant derivative liability	$1,734,127	$—	$—	$1,734,127
	$1,734,127	$—	$—	$1,734,127

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial liabilities (warrant derivative liability) for the years ended December 31, 2011 and 2010.

	2011	2010
Balance at beginning of year	$2,314,033	$2,290,686
Additions to derivative instruments	—	—
Change in fair value of warrant liability	(579,906)	109,654
Reclassification to equity upon exercise of warrants	—	(86,307)
Balance at end of period	$1,734,127	$2,314,033

The following is a description of the valuation methodologies used for these items:

Warrant derivative liability — these instruments consist of certain of our warrants with anti-dilution provisions. These instruments were valued using pricing models which incorporate the Company’s stock price, volatility, U.S. risk free rate, dividend rate and estimated life.

Income Taxes

We utilize ASC 740 “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

F-20

GENSPERA, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO DECEMBER 31, 2011

NOTE 1 — SUMMARY OF ACCOUNTING POLICIES  – (continued)

Stock-Based Compensation

We account for our stock based compensation under ASC 718 “Compensation — Stock Compensation” using the fair value based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

We use the fair value method for equity instruments granted to non-employees and use the Black-Scholes model for measuring the fair value of options. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company’s present or future financial statements.

NOTE 2 — CAPITAL STOCK AND STOCKHOLDER’S EQUITY

We are authorized to issue 80,000,000 shares of common stock with a par value of $.0001 per share and 10,000,000 shares of preferred stock with a par value of $.0001 per share.

2011 Transactions:

On January 21, 2011, pursuant to a securities purchase agreement (the “Securities Purchase Agreement”), we sold 2,074,914 units resulting in gross proceeds to the Company of $3,734,840 (“Offering”). The price per unit was $1.80. Each unit consists of: (i) one (1) share of the Company’s common stock, par value $.0001 (“Shares”), and (ii) one half (1/2) Common Stock Purchase Warrant (“Warrant(s)”). Of these units, 339,915 were subscribed at December 31, 2010 with gross proceeds to the Company of $611,847 recorded in the December 31, 2010 financial statements as Common Stock Subscribed.

The Warrants have a term of five years and entitle the holders to purchase the Company’s common shares at a price per share of $3.30. In the event the shares underlying the Warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The Warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The Warrants do not contain any price protection provisions. The Warrants are callable by the Company assuming the following: (i) the Common Stock trades above $5.50 for ten (10) consecutive days; (ii) the daily average minimum volume over such ten (10) days is 15,000 or greater; and (iii) there is an effective registration statement covering the underlying shares. The Securities Purchase Agreement also grants the investors certain piggy-back registration rights.

In connection with the Offering, we incurred placement agent and finder’s fees in the amount of $114,295 in cash and issued warrants to purchase a total of 63,498 shares at an average exercise price per share of $3.26. Of the fees incurred, $110,695 was reinvested in the Offering on the same terms and conditions as the investors, resulting in the issuance of 61,498 units.

F-21

GENSPERA, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO DECEMBER 31, 2011

NOTE 2 — CAPITAL STOCK AND STOCKHOLDER’S EQUITY  – (continued)

On February 16, 2011, pursuant to a securities purchase agreement, we sold an additional 166,691 units resulting in gross proceeds to the Company of $300,044. The units contain the same terms as the January 21, 2011 units described above. In connection with the offering, we incurred placement agent and finder’s fees in the amount of $6,403 in cash and issued warrants to purchase a total of 3,558 shares at an exercise price per share of $2.16.

On April 29, 2011, pursuant to a securities purchase agreement, we sold an additional 1,363,622 units resulting in gross proceeds of $2,249,750. The price per unit was $1.65. Each unit consists of: (i) one (1) share of the common stock, par value $.0001, and (ii) one half (1/2) common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase the common shares at a price per share of $3.15. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. The warrants are callable assuming the following: (i) our common stock trades above $6.50 for ten (10) consecutive days; (ii) the daily average minimum volume over such ten (10) days is 15,000 or greater; and (iii) there is an effective registration statement covering the underlying shares. We also granted the investors certain piggy-back registration rights. In connection with the offering, we incurred finder’s fees in the amount of $60,000 in cash and issued warrants to purchase a total of 36,364 shares at an exercise price per share of $3.15. The warrants have the same terms and conditions as the investor warrants.

As a result of the offerings, the reinvestment of fees, and the issuance of placement agent and finder’s warrants, we issued a total of 3,666,725 shares and 1,936,785 common stock purchase warrants.

During March, 2011, we issued 33,334 units as payment of accrued consulting fees in the amount of $60,000. These fees had been accrued at December 31, 2010.

During March, 2011, we issued 82,500 shares of common stock and 144,000 warrants as payment of consulting fees. The warrants have an exercise price of $3.30 per share and have the same terms as the warrants issued with the offerings described above. The common shares have been valued at $144,375 based on the market price of our common stock. The warrants have been valued at $149,249, determined using the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 2.25%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 89%; and (4) an expected life of the warrants of 5 years.

On March 1, 2011, we granted 39,000 common stock options to a director. The options have an exercise price of $1.90 per share. The options will vest quarterly over one year. The options lapse if unexercised after five years. The options have a grant date fair value of $20,416, determined using the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 0.225%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 89%; and (4) an expected life of the options of 0.625 years. During the year ended December 31, 2011 we have recorded an expense of $17,014 related to the fair value of the options that vested or are expected to vest.

During May 2011, we issued 52,500 shares of common stock and 91,000 warrants as payment of consulting fees. The warrants have an exercise price of $3.15 per share and have the same terms as the warrants issued with the offerings described above. The common shares have been valued at $100,800 based on the market price of our common stock. The warrants have been valued at $104,277, determined using the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 1.50%;

F-22

GENSPERA, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO DECEMBER 31, 2011

NOTE 2 — CAPITAL STOCK AND STOCKHOLDER’S EQUITY  – (continued)

(2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 87%; and (4) an expected life of the warrants of 5 years.

During May 2011 we issued 4,211 shares of common stock, valued at $8,000, as payment for services.

On May 18, 2011, we granted a total of 80,000 common stock options to the four members of our Advisory Board. The options have an exercise price of $1.85 per share. The options vested 20,000 upon grant and the balance quarterly over the remainder of 2011. The options lapse if unexercised after five years. During the year ended December 31, 2011 we have recorded an expense of $99,692 related to the fair value of the options that vested, determined using the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 1.2%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 84%; and (4) an expected life of the options of 4.75 years.

During January 2011, we granted a total of 25,000 common stock options for legal and consulting services. The options have an exercise price of $1.90 per share. Of these options, 5,000 vested upon grant and 20,000 vested quarterly during 2011. The options and warrants lapse if unexercised after five years. We have recorded an expense of $30,655 during the year ended December 310, 2011 related to the fair value of the options and warrants that vested, determined using the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 1.58%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 86%; and (4) an expected life of the warrants of 4.6 years.

On July 1, 2011, our compensation committee approved the 2010 Long Term Incentive Grants for our chief executive officer and chief operating officer. The 2010 Long Term Incentive Grants aggregate $510,000 and were paid via the issuance of common stock options in lieu of cash. For purposes of calculating the number of options to be issued as payment of the discretionary bonuses we utilized the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 0.375%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 87%; and (4) an expected life of the options of 2.5 years. The grant date is July 1, 2011. The aggregate number of options granted is 559,370, with a weighted average exercise price of $1.93.

During August 2011, we granted 10,000 common stock options for consulting services. The options have an exercise price of $1.82 per share. The options vested upon grant. The options lapse if unexercised after five years. We have recorded an expense of $11,485 during the year ended December 31, 2011 related to the fair value of the options, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 1.5%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 78%; and (4) an expected life of the warrants of 5 years.

During August 2011, we granted 8,000 common stock options for consulting services. The options have an exercise price of $1.65 per share. The options vested upon grant. The options lapse if unexercised after five years. We have recorded an expense of $8,268 during the year ended December 31, 2011 related to the fair value of the options, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 1%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 78%; and (4) an expected life of the warrants of 5 years.

During August 2011, we granted 25,000 common stock warrants for consulting services. The warrants have an exercise price of $1.94 per share. The warrants vest quarterly over one year. The warrants lapse if unexercised after five years. We have recorded an expense of $10,537 during the year ended December 31, 2011 related to the fair value of the warrants that vested or are expected to vest, determined using the Black-Scholes method

F-23

GENSPERA, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO DECEMBER 31, 2011

NOTE 2 — CAPITAL STOCK AND STOCKHOLDER’S EQUITY  – (continued)

based on the following weighted average assumptions: (1) risk free interest rate of 0.875%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 85%; and (4) an expected life of the warrants of 4.71 years.

On August 13, 2011, we granted 38,000 common stock options to a director. The options have an exercise price of $1.86 per share. The options will vest quarterly over one year. The options lapse if unexercised after five years. The options have a grant date fair value of $17,133, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.1%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 78%; and (4) an expected life of the options of 0.625 years. During the year ended December 31, 2011 we have recorded an expense of $6,425 related to the fair value of the options that vested or are expected to vest.

During September 2011 we issued 13,684 shares of common stock, valued at $26,000, as payment for services.

During December 2011, we granted a total of 195,000 common stock options and 190,000 common stock warrants for professional, legal and consulting services. The options and warrants have an exercise price of $2.03 per share. Of these options and warrants, 365,000 vested upon grant and 20,000 vests quarterly during 2012. The options and warrants lapse if unexercised after five years. We have recorded an expense of $493,376 related to the fair value of the options and warrants that vested or are expected to vest, determined using the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 0.875%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 85%; and (4) an expected life of the options and warrants of 5 years.

During December, 2011, we granted a total of 80,000 common stock options to the four members of our Advisory Board. The options have an exercise price of $2.03 per share. The options vest quarterly over 2012. The options lapse if unexercised after five years. During the year ended December 31, 2011 we have recorded an expense of $1,154 related to the fair value of the options expected to vest, determined using the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 0.875%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 85%; and (4) an expected life of the options of 5 years.

On December 28, 2011, our compensation committee approved the 2011 Long Term Incentive Grants for our chief executive officer and chief operating officer. The 2011 Long Term Incentive Grants aggregate $570,000 and were paid on January 2, 2012 via the issuance of common stock options in lieu of cash. For purposes of calculating the number of options to be issued as payment of the discretionary bonuses, we utilized the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 0.1875%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 77%; and (4) an expected life of the options of 2.5 years. The grant date is January 2, 2012. The aggregate number of options granted is 637,740, with a weighted average exercise price of $2.12. The options lapse if unexercised after seven years.

On December 28, 2011, our compensation committee approved the 2011 Bonuses for our chief executive officer and chief operating officer. The 2011 Bonuses aggregate $208,260 of which $104,130 was paid in cash in December and $104,130 was paid on January 2, 2012 via the issuance of common stock options in lieu of cash. For purposes of calculating the number of options to be issued as payment of the discretionary bonuses, we utilized the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 0.1875%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 77%; and (4) an expected life of the options of 2.5 years. The grant date is January 2, 2012.

F-24

GENSPERA, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO DECEMBER 31, 2011

NOTE 2 — CAPITAL STOCK AND STOCKHOLDER’S EQUITY  – (continued)

The aggregate number of options granted is 116,918, with a weighted average exercise price of $2.13. The options lapse if unexercised after seven years.

During the year ended December 31, 2011 we have recorded an expense of $75,578 related to the fair value of the options granted to our chief executive officer and chief operating officer in prior years that vested or are expected to vest.

During the year ended December 31, 2011 we have recorded an expense of $26,010 related to the fair value of the options granted to directors and consultants in prior years that vested.

2010 Transactions:

During January and March 2010, we entered into securities purchase agreements with a number of accredited investors. Pursuant to the terms of the agreements, we sold 533,407 units resulting in gross proceeds of approximately $880,000. The price per unit was $1.65. Each unit consists of: (i) one share of common stock; and (ii) one half common stock purchase warrant. The warrants have a term of five years and allow the investors to purchase our common shares at a price per share of $3.10. The warrants also contain anti-dilution protection in the event of stock splits, stock dividends and other similar transactions. We incurred placement agent fees of $73,790 in connection with the transaction. We also issued a total of 42,673 additional common stock purchase warrants as compensation. The warrants have the same terms as the investor warrants except that 12,160 warrants have an exercise price of $2.20 and 30,513 warrants have an exercise price of $2.94.

During May 2010, we entered into securities purchase agreements with a number of accredited investors. Pursuant to the terms of the agreements, we sold 1,347,500 units resulting in gross proceeds of $2,695,000. The price per unit was $2.00. Each unit consists of: (i) one share of common stock; and (ii) one half common stock purchase warrant. The warrants have a term of five years and allow the investors to purchase our common shares at a price per share of $3.50. The warrants also contain anti-dilution protection in the event of stock splits, stock dividends and other similar transactions. We incurred placement agent and escrow fees of $39,500 in connection with the transaction. We issued an additional 43,632 units as payment of $87,264 of consulting fees. We also issued a total of 18,000 additional common stock purchase warrants as compensation. The warrants have the same terms as the investor warrants.

During December 2010 we entered into securities purchase agreements with a number of accredited investors. Pursuant to the terms of the agreements, we received $611,847 in proceeds from the subscriptions for 339,915 units. The price per unit was $1.80. Each unit consists of: (i) one share of common stock; and (ii) one half common stock purchase warrant. The warrants have a term of five years and allow the investors to purchase our common shares at a price per share of $3.30. The warrants also contain anti-dilution protection in the event of stock splits, stock dividends and other similar transactions.

During the third quarter of 2010 we issued 8,000 shares of common stock, valued at $18,000, for the acquisition of two patents and we issued 12,000 shares of common stock, valued at $28,800, as payment for a license.

During 2010, we issued 150,001 shares of common stock upon exercise of an equivalent number of options and warrants and received cash proceeds of $125,001.

As a result of the exercise of 50,001 of the warrants, we have reclassified $86,307 of our warrant derivative liability to paid in capital.

F-25

GENSPERA, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO DECEMBER 31, 2011

NOTE 2 — CAPITAL STOCK AND STOCKHOLDER’S EQUITY  – (continued)

During February and March 2010, we granted a total of 77,000 common stock options to two directors. The options have a weighted average exercise price of $2.30 per share. The options will vest quarterly over one year. The options lapse if unexercised after five years. The options have an aggregate grant date fair value of $54,079, determined using the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 0.245%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 99%; and (4) an expected life of the options of 0.625 years.

During the year ended December 31, 2010 we have recorded an expense of $49,308 related to the fair value of the options that vested or are expected to vest.

On August 14, 2010, we granted a total of 63,000 common stock options to a director. The options have an exercise price of $2.00 per share. Of these options, 25,000 vested upon grant and the balance will vest quarterly over one year. The options lapse if unexercised after five years. The options have an aggregate grant date fair value of $26,974, determined using the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 0.193%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 88%; and (4) an expected life of the options of 0.38 years. During the year ended December 31, 2010 we have recorded an expense of $16,805 related to the fair value of the options that vested or are expected to vest.

During the year ended December 31, 2010 we have recorded an expense of $294,645 related to the fair value of the 2009 options granted to our chief executive officer and chief operating officer that vested or are expected to vest.

During the year ended December 31, 2010, we have recorded an expense of $145,926 related to the fair value of options granted to members of our Scientific Advisory Board that vested during that period.

During May and June 2010, we granted a total of 291,425 common stock warrants to consultants. The warrants have a weighted average exercise price of $1.99 per share. The warrants vested upon grant. The warrants lapse if unexercised after five years. We have recorded an expense of $389,275, determined using the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 0.625%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 100%; and (4) an expected life of the warrants of 2 years.

During December 2010, we granted a total of 157,500 common stock options and 40,000 common stock warrants for professional, legal and consulting services. The options and warrants have a weighted average exercise price of $2.00 per share. Of these options and warrants, 185,500 vested upon grant and 10,000 vests quarterly during 2011. The options and warrants lapse if unexercised after five years. We have recorded an expense of $269,491 related to the fair value of the options and warrants that vested or are expected to vest, determined using the Black-Scholes method based on the following weighted average assumptions: (1) risk free interest rate of 2.125%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 93%; and (4) an expected life of the options and warrants of 5 years.

During May 2010 we issued an aggregate of 43,479 shares of common stock to our chief executive officer and chief operating officer as payment of discretionary bonuses aggregating $100,000. For purposes of calculating the number of shares to be issued as payment of the discretionary bonuses, the grant date is May 14, 2010.

F-26

GENSPERA, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO DECEMBER 31, 2011

NOTE 3 — CONVERTIBLE NOTES PAYABLE

We have executed five convertible notes with our president and chief executive officer pursuant to which we have borrowed an aggregate of $155,000 ($105,000 principal balance outstanding at December 31, 2011). The notes bear an interest rate of 4.2% and matured at various dates through December 6, 2011. Accrued interest at December 31, 2011 and 2010 was $16,927 and $12,517, respectively. The notes and accrued interest are convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.50 per share.

NOTE 4 — DERIVATIVE LIABILITY

The Company has assessed its outstanding equity-linked financial instruments and has concluded that certain of its warrants issued during 2008 and 2009 are subject to derivative accounting, as a result of certain anti-dilution provisions contained in the warrants. The fair value of these warrants is classified as a liability in the financial statements with the change in fair value during the periods presented recorded in the statement of operations.

At December 31, 2011, we recalculated the fair value of our warrants subject to derivative accounting and have determined that their fair value at December 31, 2011 is $1,734,127. The value of the warrants was determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.115%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 71%; and (4) an expected life of the warrants of 1.5 years. We have recorded income of $579,906 during the year ended December 31, 2011 related to the change in fair value during that period.

During the three months ended March 31, 2010, 33,334 of our warrants subject to derivative accounting were exercised into common stock. We have recorded an expense of $21,119 at the date of exercise related to the change in fair value from January 1, 2010 to the date of exercise. As a result of the exercise of the warrants, we have reclassified $58,791 of our warrant derivative liability to paid in capital.

During the three months ended June 30, 2010, 16,667 of our warrants subject to derivative accounting were exercised into common stock. We have recorded a credit of $3,044 at the date of exercise related to the change in fair value from April 1, 2010 to the date of exercise. As a result of the exercise of the warrants, we have reclassified $27,516 of our warrant derivative liability to paid in capital.

At December 31, 2010, we recalculated the fair value of our remaining warrants subject to derivative accounting and have determined that their fair value at December 31, 2010 was $2,314,033. The value of the warrants was determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.625%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 93%; and (4) an expected life of the warrants of 2 years. We have recorded an expense of $91,579 during the year ended December31, 2010 related to the change in fair value during that period.

NOTE 5 — INTELLECTUAL PROPERTY

We have acquired rights in know-how, pre-clinical data, development data and related patent portfolios for a series of technologies that relate to targeted, potentially curative treatments for a variety of human cancers. We currently are the exclusive licensee of issued patents and patent applications. The initial owner of the intellectual property, John Hopkins University, assigned the patent rights to the underlying technology to our co-founders (the “Assignee Co-Founders”) in return for 10% of the revenue they received in exchange for licensing the technology. In exchange for the assumption of future patent fees and costs, and patent attorney fees and costs, associated with all of the assigned technology, the Assignee Co-Founders entered into world-wide, exclusive option agreements with us. In April 2008, GenSpera reimbursed approximately $122,778 in previously-paid patent costs, fees and expenses to John Hopkins University, and in April 2011 the Assignee

F-27

GENSPERA, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO DECEMBER 31, 2011

NOTE 5 — INTELLECTUAL PROPERTY  – (continued)

Co-Founders exclusively licensed to GenSpera all of their right, title and interest in and to the intellectual property. By virtue of these previous payments and the exclusive license, GenSpera has no further financial obligations to the Assignee Co-Founders or to John Hopkins University with regard to the licensed intellectual property. These reimbursement costs were required to be paid by the Assignee Co-Founders to Johns Hopkins University. As part of our agreements with the Assignee Co-Founders, we have provided these reimbursement costs directly to the Assignee Co-Founders specifically for reimbursement to Johns Hopkins University. Because these payments have been made by us to the Assignee Co-Founders, this may trigger a taxable event such that the Assignee Co-Founders may be required to pay Federal and state taxes (if any) based upon our payment of the reimbursement costs to the Assignee Co-Founders. Therefore, as part of our agreements with the Assignee Co-Founders, we have further provided additional funds to cover applicable Federal and state taxes (if any) associated with the reimbursement payments. Under our agreement with the Assignee Co-Founders, we will not be required to make any other future payments, including fees, milestone or royalty fees, to either Johns Hopkins University or the Assignee Co-Founders.

On March 10, 2008, we paid an aggregate of $184,167 to acquire rights in the issued patents and patent applications described above. Additionally, during the third quarter of 2010 we issued 8,000 shares of common stock, valued at $18,000, for the acquisition of rights in two patents.

Amortization expense recorded during the years ended December 31, 2011 and 2010 was $16,994 and $16,171, respectively.

Amortization expense for each on the next five fiscal years is estimated to be $16,995 per year.

NOTE 6 — PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31, 2011	December 31, 2010
Office equipment	$15,833	$15,833
Accumulated depreciation	(7,042)	(3,874)
Carrying value	$8,791	$11,959

Depreciation expense was $3,168 and $3,166 for the years ended December 31, 2011 and 2010, respectively.

NOTE 7 — STOCK OPTIONS AND WARRANTS

Deferred Compensation Plan

In July of 2011, we adopted Executive Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Deferred Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Deferred Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include cash, option and stock bonus awards, discretionary cash, option and stock awards and/or any other payments which may be designated by the Deferred Plan administrator, as eligible, for deferral under the Deferred Plan from time to time. As administered, the Deferred Plan is used to defer compensation of stock awards granted under our other equity compensation plans and does not by its terms approve any grants or awards.

F-28

GENSPERA, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO DECEMBER 31, 2011

NOTE 7 — STOCK OPTIONS AND WARRANTS  – (continued)

GenSpera 2009 Executive Compensation Plan

Our 2009 Executive Compensation Plan (“2009 Plan”) is administered by our Board or any of its committee. The purpose of our 2009 Plan is to advance the interests of GenSpera and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability. The issuance of awards under our 2009 Plan is at the discretion of the administrator, which has the authority to determine the persons to whom any awards shall be granted and the terms, conditions and restrictions applicable to any award. Under our 2009 Plan, we may grant stock options, restricted stock, stock appreciation rights, restricted stock units, performance units, performance shares and other stock based awards. Our 2009 Plan authorizes the issuance of up to 1,775,000 shares of our common stock for the foregoing awards.

GenSpera 2007 Equity Compensation Plan

Our 2007 Plan is administered by a committee of non-employee directors who are appointed by our board of directors (“Committee”). The purpose of our 2007 Plan is to advance the interests of GenSpera and our stockholders by attracting, retaining and rewarding persons performing services for us and to motivate such persons to contribute to our growth and profitability.

Under our 2007 Plan, we may grant stock options and restricted stock to employees, directors and consultants. Our 2007 Plan authorizes the issuance of up to 1,500,000 shares of our common stock per year for the foregoing awards. The exercise price of Nonqualified Stock Options shall not be less than 85% of the fair market value per share on the date of grant. The exercise price per share for Incentive Stock Option grants must be no less than 100% of the fair market value per share on the date of grant. The exercise price per share for an incentive stock option grant to an employee who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of stock of GenSpera or any parent or subsidiary, must be no less than 110% of the fair market value per share on the date of grant.

Generally, the option exercise price may be paid in cash, by check, by cashless exercise, by net exercise or by tender or attestation of ownership of shares having a fair market value not less than the exercise price and that either (A) have been owned by the optionee for more than six months and not used for another exercise by tender or attestation, or (B) were not acquired, directly or indirectly, from us.

At the time an award is granted, the Committee must fix the period within which the award may be exercised and determine any conditions that must be satisfied before the award may be exercised. Notwithstanding, options shall vest over a period of not more than five years and at a rate of not less than 20% per year. The Committee may accelerate the exercisability of any or all outstanding options at any time for any reason. The maximum term of an option granted under our 2007 Plan is ten years.

Our 2007 Plan provides that in the event of our merger with or into another corporation, the sale of substantially all of our assets, or the sale or exchange of more than 50% of our voting stock, each outstanding award shall be assumed or an equivalent award substituted by the surviving, continuing, successor or purchasing corporation or a parent thereof. The Committee may also deem an award assumed if the award confers the right to the award-holder to receive, for each share of stock subject to an award immediately prior to the change in control, the consideration that a stockholder is entitled on the effective date of the change in control. Upon a change in control, all outstanding options shall automatically accelerate and become fully exercisable and all restrictions and conditions on all outstanding restricted stock grants shall immediately lapse.

F-29

GENSPERA, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO DECEMBER 31, 2011

NOTE 7 — STOCK OPTIONS AND WARRANTS  – (continued)

The Committee may at any time amend, suspend or terminate our 2007 Plan. Notwithstanding the forgoing, the Committee shall not amend the Plan without shareholder approval if such approval is required by section 422 of the Internal Revenue Code or section 162(m) therein.

Transactions involving our stock options are summarized as follows:

	2011		2010
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding at beginning of the period	2,612,500	$1.47	2,415,000	$1.35
Granted during the period	1,034,370	1.94	297,500	2.08
Exercised during the period	—	—	(100,000)	0.50
Terminated during the period	—	—	—	—
Outstanding at end of the period	3,646,870	$1.60	2,612,500	$1.47
Exercisable at end of the period	2,896,120	$1.59	1,952,750	$1.42

At December 31, 2011 employee options outstanding totaled 2,766,370 with a weighted average exercise price of $1.61. At December 31, 2011 these options had an intrinsic value of $1,129,242 and a weighted average remaining contractual term of 5.1 years. Of these options, 2,115,620 are exercisable at December 31, 2011, with an intrinsic value of $864,020 and a remaining weighted average contractual term of 5.2 years. Compensation cost related to the unvested employee options not yet recognized is $113,898 at December 31, 2011. We have estimated that $113,898 will be recognized during 2012.

The weighted average remaining life of the options is 5.0 years.

Transactions involving our stock warrants are summarized as follows:

	2011		2010
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding at beginning of the period	6,311,837	$2.11	5,007,470	$1.86
Granted during the period	2,403,452	3.13	1,354,368	3.03
Exercised during the period	—	—	(50,001)	1.50
Terminated during the period	—	—	—	—
Outstanding at end of the period	8,715,289	$2.39	6,311,837	$2.11
Exercisable at end of the period	8,696,539	$2.39	6,311,837	$2.11

F-30

GENSPERA, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO DECEMBER 31, 2011

NOTE 7 — STOCK OPTIONS AND WARRANTS  – (continued)

The weighted average remaining life of the warrants is 2.8 years.

The number and weighted average exercise prices of our options and warrants outstanding as of December 31, 2011 are as follows:

Range of Exercise Prices	Remaining Number Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price
$0.50 – $1.00	1,559,000	2.6	$0.83
$1.50 – $2.00	5,085,243	3.3	$1.60
$2.01 – $3.00	2,504,127	3.5	$2.67
$3.10 – $3.50	3,213,789	3.9	$3.29

NOTE 8 — INCOME TAXES

We utilize ASC 740 “Income Taxes”, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

Net operating losses for tax purposes of approximately $11,392,000 at December 31, 2011 are available or carryover. The net operating losses will expire from 2013 through 2031. We have provided a 100% valuation allowance for the deferred tax benefits resulting from the net operating loss carryover and our tax credits due to our limited operating history. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. The valuation allowance increased by $1,248,000 and $1,064,000 during the years ended December 31, 2011 and 2010, respectively. A reconciliation of the statutory Federal income tax rate and the effective income tax rate for the years ended December 31, 2011 and 2010 follows.

Significant components of deferred tax assets and liabilities are as follows:

	2011	2010
Deferred tax assets:
Net operating loss carryover	3,873,000	$2,738,000
Tax credits	328,000	215,000
Valuation allowance	(4,201,000)	(2,953,000)
Net deferred tax assets	$—	$—
Statutory federal income tax rate	-34%	-34%
State income taxes, net of federal taxes	-0%	-0%
Non-deductible items	8%	10%
Tax credits	2%	2%
Valuation allowance	24%	22%
Effective income tax rate	0%	0%

F-31

GENSPERA, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
AND FOR THE PERIOD FROM NOVEMBER 21, 2003
(INCEPTION) TO DECEMBER 31, 2011

NOTE 9 — COMMITMENTS AND CONTINGENCIES

(a)  Operating Leases

The Company lease executive offices under an operating lease with lease term which expires on September 15, 2012. The following is a schedule of the future minimum lease payments required under the operating lease that has an initial non-cancelable lease term in excess of one year:

Fiscal year ending December 31,	Minimum Lease Commitments
2012	13,080

Rent expense for office space amounted to $19,404 and $17,743 for the years ended December 31, 2011 and 2010, respectively.

(b) Employment Agreements

On September 2, 2009, we entered into two employment agreements with the Chief Executive Officer and Chief Operating Officer. The employment agreements contain severance provision and indemnification clauses. The indemnification agreement provides for the indemnification and defense of the executive officers, in the event of litigation, to the fullest extent permitted by law. We also adopted the form of indemnification agreement for use with all other executive officers, employees and directors.

As part of the agreements, the executives shall be entitled to the following:

	Chief Executive Officer	Chief Operating Officer
Terminated without cause	$1062,000	$460,500
Terminated, change of control without good reason	1,527,000	—
Terminated for cause, death, disability and by executive without good reason	330,000	289,000

NOTE 10 — SUBSEQUENT EVENTS

During 2012 we issued 250,001 share of common stock upon the exercise of an equivalent number of options and warrants. We received proceeds of approximately $355,000.

F-32

12,639,168

Shares of Common Stock

Prospectus

November [___], 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All expenses incurred will be paid by the Company. All of the amounts shown are estimates except the Securities and Exchange Commission, or SEC, registration fees.

	To be Paid by the Registrant
SEC registration fees	$		*
Legal fees and expenses		$30,000
Accounting fees and expenses		$10,000
Printing and engraving expenses		$5,000
Miscellaneous fees and expenses		$5,000
Total		$50,000

*Filing fees previously paid.

Item 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended, or DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director (i) breached his duty of loyalty, (ii) failed to act in good faith, (iii) engaged in intentional misconduct or knowingly violated a law, (iv) authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or (v) obtained an improper personal benefit.

Our certificate of incorporation states that, to the fullest extent permitted by the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director; provided, however, that this provision eliminating personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

II-1

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our bylaws provide that we shall, to the fullest extent authorized by the DGCL, indemnify any person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability or loss reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

Our bylaws also provide that we may enter into one or more agreements with any director, officer, employee or agent of ours, or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, that provides for indemnification rights equivalent to or, if our board of directors so determines, greater than, those provided for in such bylaws. As a general policy, we enter into indemnification agreements with our officers, directors and employees.

We maintain a liability insurance policy for our directors and officers, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities.

The following information is given with regard to unregistered securities sold during the preceding three years including the dates and amounts of securities sold, the persons or class of persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received. The descriptions contained below are a summary and qualified by the agreements, if applicable, included as Exhibits to this Registration Statement. The following securities were issued in private offerings pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act and the rules promulgated thereunder:

•	On February 17, 2009, we entered into a modification with TR Winston & Company, LLC (TRW) with regard to our 5% Convertible Debenture issued to TRW in the amount of $163,600. Pursuant to the modification, TRW agreed to extend the maturity date of the debenture from July 14, 2009 to July 14, 2010. As consideration for the modification, we issued TRW a common stock purchase warrant entitling TRW to purchase 50,000 shares of our common stock at a per share purchase price of $1.50. The warrant has a five year term and contains certain anti-dilution provisions requiring us to adjust the exercise price and number of shares upon the occurrence of a stock split, stock dividends or stock consolidation.

•	On February 17, 2009, we entered into a modification with Dr. Dionne with regard to our 4% Convertible Promissory Note issued to Dr. Dionne in the amount of $35,000. Pursuant to the modification, Dr. Dionne agreed to extend the maturity date of the Note from December 2, 2008 to December 2, 2009. Dr. Dionne had previously deferred repayment of the note. As consideration for the modification, we issued Dr. Dionne a common stock purchase warrant entitling Dr. Dionne to purchase 11,000 shares of our common stock at a per share purchase price of $1.50. The warrant has a five year term and contains certain anti-dilution provisions requiring us to adjust the exercise price and number of shares upon the occurrence of a stock split, stock dividends or stock consolidation.
II-2

•	On September 2, 2009 we entered into securities purchase agreements with a number of accredited investors. Pursuant to the terms of the agreement, the Company sold units in the aggregate of 160,000 units resulting in gross proceeds of $240,000. The price per unit was $1.50. Each unit consists of: (i) one share of the Company’s common stock; and (ii) one half common stock purchase warrant. The warrants have a term of five years and entitle the Investors to purchase shares of common stock at a price per share of $3.00. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or stock dividends and fundamental transactions. The provisions do not provide for any adjustment in the event of subsequent equity sales or transactions. The warrants are also callable in the event our common stock becomes publically traded and certain other conditions, as described in the warrants, are met. In connection with the offering, we paid a total of $23,100 in fees and expenses incurred in connection with the transaction. Of this amount, approximately $16,100 was paid through the issuance of 10,773 units. We also issued warrants to purchase 12,267 shares of common stock with identical terms to the warrant as a partial finder’s fee in connection with the offering.

•	On September 2, 2009, we issued Drs. Dionne 1,000,000 and Richerson 775,000 common stock purchase options to purchase an aggregate of 1,775,000 shares of common stock. For a further description of the grant, refer to the section of this registration statement entitled “Employment Agreements and Arrangements.”

•	On September 2, 2009, we issued certain consultants options to purchase an aggregate of 125,000 shares common stock. The options were granted pursuant to our 2007 Equity Compensation Plan, have an exercise price of $1.50 per share and are fully vested at the grant date. The options have a term of 5 years and can be exercisable at any time during their term.

•	On September 2, 2009, we issued a consultant a warrant to purchase 20,000 shares of common stock. The warrant was issued as compensation for services related to our clinical trials. The warrant has an exercise price of $1.50 per share and is fully vested at the grant date. The warrant has a term of 5 years.

•	On September 2, 2009, we issued a consultant a warrant to purchase 100,000 shares of common stock. The warrant was issued as compensation for investor relations services. The warrant has an exercise price of $1.50 per share and is fully vested at the grant date. The warrant has a term of 5 years.

•	On September 2, 2009, we issued one of our service providers 25,000 shares of common stock as compensation for services relating to the coordination of clinical trial sites and CROs services. The shares were valued at $1.50 per share or an aggregate consideration of $37,500.

•	On November 2, 2009, we issued TRW 174,165 shares of common stock as payment in full ($163,500 principal and $10,565 accrued interest) of its 5% convertible debenture dated July 14, 2009.

•	During January and March 2010, we entered into securities purchase agreements with a number of accredited investors. Pursuant to the terms of the agreements, we sold 553,407 units resulting in gross proceeds of approximately $880,000. The price per unit was $1.65. Each unit consists of: (i) one share of common stock; and (ii) one half common stock purchase warrant. The warrants have a term of five years and allow the investors to purchase shares of common stock at a price per share of $3.10. The warrants also contain anti-dilution protection in the event of stock splits, stock dividends and other similar transactions. We incurred placement agent fees of $70,410 in connection with the transaction. We also issued a total of 42,673 additional common stock purchase warrants as compensation. The warrants have the same terms as the investor warrants except that 12,160 warrants have an exercise price of $2.20 per share and 30,513 warrants have an exercise price of $2.94 per share.

•	In February 2010, we granted John M. Farah, Jr., PhD, one of our outside directors, options to purchase 39,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Dr. Farah’s service on our Board and related committees. The options have an exercise price of $2.14 per share, a term of 5 years and vest quarterly over the grant year.
II-3

•	In March 2010, we granted Scott Ogilvie, one of our outside directors, options to purchase 38,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Mr. Ogilvie’s service on our Board and related committees. The options have an exercise price of $2.47 per share, a term of 5 years, and vest quarterly over the grant year.

•	In May 2010, we issued warrants to purchase 235,000 shares of common stock as compensation for business advisory services. The warrant has an exercise price of $1.65 per share, a term of 5 years and provides for cashless exercise after 6 months in the event the shares underlying the warrant are not registered at the time of exercise.

•	In May 2010, we issued 5,800 common stock purchase warrants as compensation to a consultant. The warrants have an exercise price of $2.40 per share and a term of 5 years and provides for cashless exercise after 6 months in the event the shares underlying the warrant are not registered at the time of exercise.

•	In May 2010, we issued to Dr. Dionne and Dr. Richerson an aggregate of 43,479 shares of common stock as payment for their 2009 discretionary bonuses. The shares were valued at $2.30 which represents their fair market value on the grant date of May 14, 2010.

•	On May 18, 2010, we entered into securities purchase agreements with a number of accredited investors. Pursuant to the terms of the agreement, the Company sold 1,347,500 units resulting in gross proceeds of approximately $2,695,000. The price per unit was $2.00. Each unit consists of the following: (i) one share of common stock, and (ii) one-half common stock purchase warrant. The warrants have a term of five years and an exercise price of $3.50 per share. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The securities purchase agreement, pursuant to which the offering was completed, also contains a 180 days most favored nation provision whereby if we enter into a subsequent financing with another individual or entity on terms that are more favorable to the third party then at the discretion of the holder, the agreements between us and the investors shall be amended to include such better terms. The warrants are callable by us assuming the following: (i) our common stock trades above $6.50 for twenty (20) consecutive days; (ii) the daily average minimum volume over such 20 days is 50,000 or greater; and (iii) there is an effective registration statement covering the underlying shares. We also granted the investors certain piggy-back registration rights.

In connection with the transaction, we incurred a total of $39,500 in fees and expenses. We also issued warrants to purchase a total of 18,000 shares to our placement agent. The placement agent warrant has the same terms and conditions as the investor warrant.

As part of the offering, we also agreed to exchange 43,632 units for $87,264 in payables owed to a consultant. The exchange was on the same terms and conditions as the offering.

As a result of the offering and the exchange, we issued a total of 1,391,132 shares and issued 713,566 warrants.

•	In June 2010, we issued 100,000 shares of common stock upon the exercise of an outstanding common stock purchase option. The exercise price of the option was $0.50 per share and we received gross proceeds of $50,000.

•	In June 2010, we issued warrants to purchase an aggregate of 50,625 shares of common stock. The warrants were issued as compensation to consultants. The warrants have an exercise price of $3.50 per share, a term of 5 years, are callable in the event certain conditions are met, and generally have the same terms and conditions as the warrants issued to our investors in the May 18, 2010 offering.

•	In July 2010, we issued 12,000 shares of common stock to Johns Hopkins University and 8,000 shares of common stock to Soren Brogger Christensen, PhD, as partial payment for the license of certain intellectual property. We valued the issuances at $28,800 and $18,800, respectively.

II-4

•	On August 16, 2010, upon joining the board, we granted Bo Jesper Hansen MD PhD, options to purchase 63,000 shares of common stock. The options were granted pursuant to our director compensation plan as compensation for Bo Jesper Hansen MD PhD’s service on our Board and related committees. The options have an exercise price of $2.00 per share and a term of 5 years. Of the Options granted, 25,000 vested upon grant with the balance vest quarterly over the grant year.

•	On December 22, 2010, we issued options to purchase an aggregate of 157,500 shares of common stock. The options were issued as a discretionary bonus to certain employees and consultants. The options have an exercise price of $2.00 per share and a term of 5 years. Of the options granted, 10,000 vest quarterly over 2011 with the first vesting date being March 31, 2011 and 147,500 are fully vested as of the grant date. The grants were made from our 2007 Stock Plan.

•	On December 22, 2010, we issued a warrant to 40,000 shares of common stock. The warrant was issued as compensation to a consultant. The warrant has an exercise price of $2.00 per share and a term of 5 years. The warrant is in substantially the same form as the consultant warrants issued May and June 2010 consultant warrants.

•	On January 27, 2011, we issued options to purchase 25,000 shares of common stock. The options were issued as partial compensation for legal services related to our intellectual property and for market research with regard to our proposed products. The options have an exercise price of $1.90 per share and a term of 5 years. Of the options granted, 20,000 vest quarterly over 2011 with the first vesting date being March 31, 2011 and 5,000 are fully vested as of the grant date. The grants were made from our 2007 Stock Plan.

•	On January 21, 2011, we sold 2,074,914 units resulting in gross proceeds of $3,734,840. The price per unit was $1.80. Each unit consists of: (i) one (1) share of the common stock, par value $0.0001, and (ii) one half (1/2) common stock purchase warrant. Of these units, 339,915 were subscribed at December 31, 2010 with gross proceeds to the Company of $611,847 recorded in the December 31, 2010 financial statements. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.30. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. The warrants are callable assuming the following: (i) our common stock trades above $5.50 for ten (10) consecutive days; (ii) the daily average minimum volume over such ten (10) days is 15,000 or greater; and (iii) there is an effective registration statement covering the underlying shares. We also grant the investors certain piggy-back registration rights.

In connection with the offering, we incurred placement agent and finder’s fees in the amount of $114,295 in cash and issued warrants to purchase a total of 63,498 shares at an average exercise price per share of $3.26. Of the fees incurred, $110,695 was reinvested in the Offering on the same terms and conditions as the investors, resulting in the issuance of 61,498 units.

On February 16, 2011, we sold an additional 166,691 units resulting in gross proceeds of $300,044. The units contain the same terms as the January 21, 2011 units described above. In connection with the offering, we incurred placement agent and finder’s fees in the amount of $6,403 in cash and issued warrants to purchase a total of 3,558 shares at an exercise price per share of $2.16.

As a result of the offerings, the reinvestment of fees, and the issuance of placement agent and finder’s warrants, we issued a total of 2,303,103 shares and 1,218,610 common stock purchase warrants.

II-5

•	In March 2011 we entered into a consulting agreement. Pursuant to the terms of the agreement, the consultant agreed to convert $60,000 of previously earned fees (consulting fees for Oct., Nov. and Dec.) into the Company’s securities on the same terms and conditions as the January 2011 offering. Accordingly, we issued 33,334 units consisting of 33,334 shares of common stock and warrants to purchase an addition 16,667 shares of common stock. The price per unit was $1.80 and warrants have the same terms and conditions as the units issued during our January 2011 offering. The agreement also provides for a retainer of 32,500 shares of common stock and a warrant to purchase 44,000 shares of common stock. Consulting fees for the months of January, February, March, April and May 2011 will also be paid through the issuance of the Company’s securities at a rate of: (i) 10,000 shares of common stock per month, and (ii) 20,000 common stock purchase warrants per month. The warrants will have substantially the same terms and conditions as the warrants issued during the Company’s January 2011 offering. As a result of agreement and the payment of prior consulting fees, we will issue an aggregate of: (x) 115,834 shares of common stock, and (y) warrants to purchase 160,667 shares of common stock.

•	On April 29, 2011, we sold 1,363,622 units resulting in gross proceeds of $2,249,750. The price per unit was $1.65. Each unit consists of: (i) one (1) share of the common stock, par value $0.0001, and (ii) one half (1/2) common stock purchase warrant. The warrants have a term of five years and entitle the holders to purchase common stock at a price per share of $3.15. In the event the shares underlying the warrants are not subject to a registration statement, the warrants may be exercised on a cashless basis after 12 months from the issuance date. The warrants also contain provisions providing for an adjustment in the underlying number of shares and exercise price in the event of stock splits or dividends and fundamental transactions. The warrants do not contain any price protection provisions. The warrants are callable assuming the following: (i) our common stock trades above $6.50 for ten (10) consecutive days; (ii) the daily average minimum volume over such ten (10) days is 15,000 or greater; and (iii) there is an effective registration statement covering the underlying shares. We also granted the investors certain piggy-back registration rights.

In connection with the offering, we incurred finder’s fees in the amount of $60,000 in cash and issued warrants to purchase a total of 36,364 shares at an exercise price per share of $3.15. The warrants have the same terms and conditions as the investor warrants.

As a result of the offering and the finder’s warrants, we issued a total of 1,363,622 shares and 718,175 common stock purchase warrants.

•	On May 23, 2011 we entered into a consulting agreement. The agreement provides for a retainer of 12,500 shares of common stock, a warrant to purchase 11,000 shares of common stock and $20,000 of expense advance. Consulting fees for the months of June, July, August and September will also be paid through the issuance of the Company’s securities at a rate of: (i) 10,000 shares of common stock per month, and (ii) 20,000 common stock purchase warrants per month. The warrants will have substantially the same terms and conditions as the warrants issued during the Company’s April 2011 offering. As a result of the agreement we issued an aggregate of: (x) 52,500 shares of common stock, and (y) warrants to purchase 91,000 shares of common stock.

•	On May 26, 2011, we issued 4,211 shares of common stock to Prism Production Services, Inc. as payment for services valued at $7,999.95 provided in connection with the creation of a corporate informational video. The shares were valued at $1.90 per share.

•	On August 16, 2011, we entered into an agreement whereby we agreed to issue to LifeTech Capital, a division of Aurora Capital, LLC, a warrant to purchase 25,000 shares of common stock as partial compensation for business advisory services. The warrant vests in amounts equal to 6,250 on: (i) October 16, 2011; (ii) January 16, 2012; (iii) April 16, 2012; and (iv) July 16, 2012, so long as consultant continues to provide us services. Additionally, the warrant has a term of five years, is exercisable for cash and has an exercise price of $1.94 per share which is subject to adjustment upon stock splits and dividends. We issued the warrant on January 12, 2012.

•	In December 2011, we issued warrants to purchase an aggregate of 190,000 shares of common stock as compensation for business advisory services. The warrants have an exercise price of $2.03 per share, a term of 5 years and provide for cashless exercise.

•	On June 1, 2012, we issued Cameron Associates, Inc., a warrant to purchase 18,000 shares of common stock as partial compensation for investor relations services. The warrant vests, in an amount equal to 1,500, on the last day of each calendar month commencing on the issuance date, provided the consultant is providing us services on each such vesting date. The warrant has a term of five years, is exercisable for cash and has an exercise price of $2.55 which is subject to adjustment in the event of a stock dividend or split.

II-6

Item 16. Exhibits.

See Exhibit Index beginning on page E-1 of this registration statement.

Item 17. Undertakings.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No.4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on November 8, 2012.

GENSPERA, INC.

By	/S/ Craig Dionne
Craig Dionne, PhD
Chief Executive Officer, Chief Financial Officer, President and Chairman

Pursuant to the requirements of the Securities Act, this Amendment No.4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/S/ CRAIG DIONNE	Chief Executive Officer, Chief Financial Officer, President and Chairman	November 8, 2012
	Craig Dionne, PhD	(Principal Executive and Chief Financial Officer)

	/S/ NANCY JEAN BARNABEI	Vice President Finance and Treasurer	November 8, 2012
	Nancy Jean Barnabei	(Principal Accounting Officer)

	*	Director	November 8, 2012
Bo Jesper Hansen, MD PhD

	*	Director	November 8, 2012
Scott Ogilvie

	*	Director	November 8, 2012
Peter E. Grebow, PhD

* By:	/S/ CRAIG DIONNE
Craig Dionne, PhD
Attorney-in-fact

II-8

INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit No.	Description	Filed/Furnished Herewith	Form	Exhibit No.	File No.	Filing Date

3.01	Certificate of Amendment of Certificate of Incorporation		S-1	3.01	333-180893	4/24/12

3.02	Amended and Restated Bylaws		8-K	3.02	333-153829	1/11/10

4.01	Specimen of Common Stock certificate		S-1	4.01	333-153829	10/03/08

4.02**	Amended and Restated GenSpera 2007 Equity Compensation Plan adopted January 2010		8-K	4.01	333-153829	1/11/10

4.03**	GenSpera Form of 2007 Equity Compensation Plan Grant and 2009 Executive Compensation Plan Grant		8-K	4.02	333-153829	9/09/09

4.04	Form of 4.0% convertible note issued to shareholder		S-1	4.05	333-153829	10/03/08

4.05	Form of Warrant dated March 2008 issued to consultant for financial consulting services.		S-1	4.07	333-153829	10/03/08

4.06	Form of Warrant – July and August 2008 private placements		S-1	4.10	333-153829	10/03/08

4.07	Form of 4.0% convertible debenture modification between GenSpera, Inc. and shareholder		8-K	10.02	333-153829	2/20/09

4.08	Form of Common Stock Purchase Warrant issued February 2009 to TR Winston & Company, LLC		8-K	10.05	333-153829	2/20/09

4.09	Form of Common Stock Purchase Warrant issued February 2009 to Craig Dionne		8-K	10.06	333-153829	2/20/09

4.10	Form of Common Stock Purchase Warrant issued February 2009		8-K	10.02	333-153829	2/20/09

4.11	Form of Common Stock Purchase Warrant issued June 2009		8-K	10.03	333-153829	7/06/09

4.12**	2009 Executive Compensation Plan		8-K	4.01	333-153829	9/09/09

4.13	Form of Common Stock Purchase Warrant issued September 2009		8-K	10.02	333-153829	9/09/09

4.14	Form of Securities Purchase Agreement – Jan – Mar 2010 offering		10-K	4.27	333-153829	3/31/10

4.15	Form of Common Stock Purchase Warrant issued Jan – Mar 2010		10-K	4.28	333-153829	3/31/10

4.16	Form of Consultant Warrants issued in May 2010		10-Q	4.18	333-153829	5/14/10

4.17	Form of Securities Purchase Agreement – May 2010		8-K	10.01	333-153829	5/25/10

4.18	Form of Common Stock Purchase Warrant – May 18, 2010 offering, and June 2010 Consultant Warrants		8-K	10.02	333-153829	5/25/10

4.19**	Form of 2007 Equity Compensation Plan Restricted Stock Grant and 2009 Executive Compensation Plan Restricted Stock Grant		S-8	4.03	333-171783	1/20/11

4.20	Form of Securities Purchase Agreement – January and February of 2011		8-K	10.01	333-153829	1/27/11

4.21	Form of Common Stock Purchase Warrant dated January and February of 2011		8-K	10.02	333-153829	1/27/11

E-1

4.22	Form of 2007 Equity Compensation Plan Restricted Stock Unit Agreement and 2009 Executive Compensation Plan Restricted Stock Unit Agreement		10-K	4.22	333-153829	3/30/11

4.23	Form of Securities Purchase Agreement dated April 2011		8-K	10.01	333-153829	5/03/11

4.24	Form of Common Stock Purchase Warrant dated April 2011		8-K	10.02	333-153829	5/03/11

4.25**	Form of Executive Deferred Compensation Plan		8-K	99.01	333-153829	7/08/11

4.26	Form of Common Stock Purchase Warrant issued to consultants in December of 2011		10-K	4.26	333-153829	3/06/12

4.27	Form of Common Stock Purchase Warrant issued to LifeTech on January 12, 2012		10-K	4.27	333-153829	3/06/12

5.01	Opinion of The Silvestre Law Group, P.C.	*

10.01	Exclusive Supply Agreement between GenSpera and Thapsibiza dated January 22, 2008		S-1	10.02	333-153829	10/03/08

10.02**	Craig Dionne Employment Agreement		8-K	10.04	333-153829	9/09/09

10.03**	Amendment dated May 14, 2010 to the Employment Agreement of Craig Dionne		10-Q	10.03	333-153829	8/13/10

10.04**	Craig Dionne Severance Agreement		8-K	10.05	333-153829	9/09/09

10.05**	Craig Dionne Proprietary Information, Inventions And Competition Agreement		8-K	10.06	333-153829	9/09/09

10.06**	Form of Indemnification Agreement		8-K	10.07	333-153829	9/09/09

10.07**	Russell Richerson Employment Agreement		8-K	10.08	333-153829	9/09/09

10.08**	Amendment dated May 14, 2010 to the Employment Agreement of Russell Richerson		10-Q	10.08	333-153829	8/13/10

10.09**	Russell Richerson Proprietary Information, Inventions And Competition Agreement		8-K	10.09	333-153829	9/09/09

10.10**	Nancy Jean Barnabei Employment Agreement		8-K	10.01	333-153829	8/21/12

10.11**	Nancy Jean Barnabei Proprietary Information, Inventions and Competition Agreement		8-K	10.02	333-153892	8/21/12

10.12**	Nancy Jean Barnabei Indemnification Agreement		8-K	10.03	333-153892	8/21/12

10.13**	Peter E. Grebow Independent Director Agreement		8-K	10.01	333-153892	06/1/12

23.01	Consent of RBSM LLP	*

23.02	Consent of The Silvestre Law Group, P.C. (contained in Exhibit 5.01 to this registration statement)	*

24.01	Power of Attorney - Included on signature pages of initial registration statements.

E-2

101.INS	XBRL Instance Document ***

101.SCH	XBRL Taxonomy Extension Schema ***

101.CAL	XBRL Taxonomy Extension Calculation Linkbase ***

101.DEF	XBRL Taxonomy Extension Definition Linkbase ***

101.LAB	XBRL Taxonomy Extension Label Linkbase ***

101.PRE	XBRL Taxonomy Extension Presentation Linkbase ***

*	Filed herein.

**	Management contracts or compensation plans or arrangements in which directors or executive officers are eligible to participate.

***	Previously furnished

E-3